                               OFFERING CIRCULAR

  Offer to Exchange Cash, Warrants and 10% Convertible Senior Notes due 2006
             for up to $38,072,000 Principal Amount of Outstanding
                  7% Convertible Subordinated Notes due 2005
                                      of
                               Interliant, Inc.

--------------------------------------------------------------------------------
       THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
         ON DECEMBER 12, 2001, UNLESS EXTENDED OR EARLIER TERMINATED.

--------------------------------------------------------------------------------

   INTERLIANT, INC., A DELAWARE CORPORATION, HEREBY OFFERS, UPON THE TERMS AND CONDITIONS SET FORTH IN THIS OFFERING CIRCULAR, AND IN THE ACCOMPANYING LETTER OF TRANSMITTAL, TO (I) PAY CASH IN AN AGGREGATE AMOUNT OF $70.00; (II) ISSUE WARRANTS TO PURCHASE AN AGGREGATE OF 67.50 SHARES OF COMMON STOCK OF INTERLIANT, PAR VALUE $0.01 PER SHARE, AT AN EXERCISE PRICE OF $0.60 PER SHARE, AS MAY BE ADJUSTED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS OF THE WARRANT AGREEMENT, AND (III) ISSUE $270.00 PRINCIPAL AMOUNT OF INTERLIANT'S 10% CONVERTIBLE SENIOR NOTES DUE 2006, CONVERTIBLE INTO SHARES OF COMMON STOCK AT $1.00 PER SHARE, IN EXCHANGE FOR EACH $1,000 PRINCIPAL AMOUNT OF INTERLIANT'S 7% CONVERTIBLE SUBORDINATED NOTES DUE 2005. THE EXCHANGE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST $13,186,000 PRINCIPAL AMOUNT (OR 8%) OF THE OUTSTANDING 7% CONVERTIBLE SUBORDINATED NOTES. INTERLIANT HAS ENTERED INTO A BINDING RECAPITALIZATION AND EXCHANGE AGREEMENT WITH HOLDERS OF AN AGGREGATE OF APPROXIMATELY $126.8 MILLION PRINCIPAL AMOUNT (APPROXIMATELY 77%) OF THE OUTSTANDING 7% CONVERTIBLE SUBORDINATED NOTES TO EXCHANGE SUCH NOTES FOR THE SAME CONSIDERATION PROVIDED IN THIS EXCHANGE OFFER. THE EXCHANGE OFFER IS SUBJECT TO CUSTOMARY CONDITIONS. SUBJECT TO APPLICABLE SECURITIES LAWS AND THE TERMS SET FORTH IN THIS OFFERING CIRCULAR, WE RESERVE THE RIGHT TO WAIVE ANY AND ALL CONDITIONS TO THE EXCHANGE OFFER, TO EXTEND THE EXCHANGE OFFER, TO TERMINATE THE EXCHANGE OFFER FOR ANY REASON OR NO REASON AND OTHERWISE TO AMEND THE EXCHANGE OFFER, IN ANY RESPECT.

--------------------------------------------------------------------------------

                                   IMPORTANT

   Any subordinated note holder desiring to tender all or any portion of such holder's subordinated notes should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such holder's signature thereon guaranteed (if required by Instruction 2 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to The Chase Manhattan Bank, the Exchange Agent for this offering, and either deliver the certificates for such subordinated notes along with the Letter of Transmittal to the Exchange Agent or tender such subordinated notes in accordance with the procedures for book-entry transfer set forth in the section of this Offering Circular captioned "The Exchange Offer--Procedures for Tendering subordinated notes" or (ii) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. Any holder whose subordinated notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such subordinated notes.

   Any subordinated notes holder who desires to tender subordinated notes but
(i) whose certificates evidencing such subordinated notes are not immediately available, (ii) cannot comply with the procedures for book-entry transfer described in this offering circular on a timely basis or (iii) cannot deliver all required documents to the exchange agent prior to the expiration of the exchange offer, may tender the subordinated notes by following the procedures for guaranteed delivery set forth in the section of this offering circular captioned "The Exchange Offer--Guaranteed Delivery Procedures."


NEITHER THE SECURITIES AND EXCHANGE  COMMISSION  NOR  ANY  STATE  SECURITIES
   COMMISSION  HAS  APPROVED  OR  DISAPPROVED  OF  THESE  SECURITIES   OR
      DETERMINED IF THIS OFFERING CIRCULAR IS  TRUTHFUL  OR  COMPLETE.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Exchange Agent for the Exchange Offer is: The Information Agent for the Exchange Offer is:

          The Chase Manhattan Bank                      Mellon Investor Services LLC

--------------------------------------------------------------------------------
 SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF RISKS YOU SHOULD
              CONSIDER BEFORE TENDERING YOUR SUBORDINATED NOTES.

--------------------------------------------------------------------------------

            The date of this Offering Circular is November 9, 2001.

   THE EXCHANGE OFFER IS BEING MADE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(A)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SIMILAR EXEMPTIONS FROM REGISTRATION PROVIDED BY CERTAIN STATE SECURITIES LAWS.

   NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS OFFERING CIRCULAR, OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR (INCLUDING THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE). IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INTERLIANT.

   THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SENIOR NOTES, THE WARRANTS OR SHARES OF INTERLIANT COMMON STOCK ISSUABLE UPON THE CONVERSION OF THE SENIOR NOTES OR THE EXERCISE OF THE WARRANTS TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

   THIS OFFERING CIRCULAR SUMMARIZES VARIOUS DOCUMENTS AND OTHER INFORMATION. THOSE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE DOCUMENTS AND INFORMATION TO WHICH THEY RELATE. IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF INTERLIANT AND THE TERMS OF THE EXCHANGE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR IS AS OF THE DATE HEREOF AND NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR THE OFFERING, SALE OR DELIVERY OF ANY SENIOR NOTES OR WARRANTS TO PURCHASE COMMON STOCK OF INTERLIANT SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME AFTER THE DATE HEREOF. NO REPRESENTATION IS MADE TO ANY OFFEREE OR PURCHASER OF THE SENIOR NOTES OR THE WARRANTS TO PURCHASE COMMON STOCK OF INTERLIANT REGARDING THE LEGALITY OF AN INVESTMENT IN THOSE SECURITIES BY THE OFFEREE OR PURCHASER UNDER ANY APPLICABLE LEGAL INVESTMENT OR SIMILAR LAWS OR REGULATIONS. THE CONTENTS OF THIS OFFERING CIRCULAR ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISOR AND TAX ADVISOR AS TO LEGAL, BUSINESS OR TAX ADVICE WITH RESPECT TO AN INVESTMENT IN THE SENIOR NOTES OR THE WARRANTS TO PURCHASE COMMON STOCK OF INTERLIANT.

   ALL INQUIRIES RELATING TO THIS OFFERING CIRCULAR AND THE TRANSACTIONS CONTEMPLATED HEREBY SHOULD BE DIRECTED TO MELLON INVESTOR SERVICES LLC, THE INFORMATION AGENT FOR THE EXCHANGE OFFER, AT THE TELEPHONE NUMBER OR ONE OF THE ADDRESSES LISTED ON THE BACK COVER PAGE OF THIS OFFERING CIRCULAR. PROSPECTIVE INVESTORS MAY ALSO OBTAIN ADDITIONAL INFORMATION FROM INTERLIANT WHICH THEY MAY REASONABLY REQUIRE TO VERIFY THE INFORMATION CONTAINED HEREIN. QUESTIONS REGARDING THE PROCEDURES FOR TENDERING IN THE EXCHANGE OFFER AND REQUESTS FOR ASSISTANCE IN TENDERING YOUR SUBORDINATED NOTES SHOULD BE DIRECTED TO THE EXCHANGE AGENT AT ONE OF THE TELEPHONE NUMBERS AND ADDRESSES LISTED ON THE BACK COVER PAGE OF THIS OFFERING CIRCULAR. REQUESTS FOR ADDITIONAL COPIES OF THIS OFFERING CIRCULAR, THE ENCLOSED LETTER OF TRANSMITTAL AND NOTICES OF GUARANTEED DELIVERY, OR FOR ADDITIONAL COPIES OF INTERLIANT'S SECOND QUARTER 2001 QUARTERLY REPORT ON FORM 10-Q, INTERLIANT'S 2000 ANNUAL REPORT ON FORM 10-K, AS AMENDED, INTERLIANT'S 2001 CURRENT REPORTS ON FORM 8-K AND INTERLIANT'S 2001 ANNUAL MEETING PROXY STATEMENT, MAY BE DIRECTED TO EITHER THE EXCHANGE AGENT OR THE INFORMATION AGENT AT THE RESPECTIVE TELEPHONE NUMBERS AND ADDRESSES LISTED ON THE BACK COVER PAGE OF THIS OFFERING CIRCULAR.

                               TABLE OF CONTENTS

                                                                Page
                                                                -----
IMPORTANT...................................................... Cover
SUMMARY TERM SHEET.............................................     1
SUMMARY DESCRIPTION OF THE SENIOR NOTES, THE WARRANTS AND THE
  COMMON STOCK.................................................     8
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION.........    14
RISK FACTORS...................................................    18
USE OF PROCEEDS................................................    26
CAPITALIZATION.................................................    27
MARKET FOR COMMON STOCK........................................    28
DIVIDEND POLICY................................................    28
2001 BUSINESS RESTRUCTURING AND ASSET DIVESTITURES.............    28
BUSINESS.......................................................    32
THE EXCHANGE OFFER.............................................    41
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS........    49
TAX CONSEQUENCES TO INTERLIANT.................................    51
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS    51
SELECTED HISTORICAL FINANCIAL DATA.............................    55
DESCRIPTION OF SENIOR NOTES....................................    57
COMPARISON OF SUBORDINATED NOTES AND SENIOR NOTES..............    74
DESCRIPTION OF WARRANTS........................................    76
DESCRIPTION OF CAPITAL STOCK...................................    79
AGREEMENTS RELATING TO INTERLIANT SECURITIES...................    80
LEGAL PROCEEDINGS..............................................    84
INCORPORATION OF DOCUMENTS BY REFERENCE........................    85
CAUTIONARY STATEMENTS..........................................    85
WHERE YOU CAN FIND MORE INFORMATION............................    85

                              SUMMARY TERM SHEET

   Through this Offering Circular and the enclosed letter of transmittal, Interliant, Inc. is offering to (i) pay cash, (ii) issue warrants to purchase Interliant's common stock, par value $.01 per share, which we refer to in this Offering Circular as the warrants, and (iii) issue Interliant's 10% Convertible Senior Notes due 2006, which we refer to in this Offering Circular as the senior notes, in exchange for Interliant's outstanding 7% convertible subordinated notes due 2005, which we refer to in this Offering Circular as the subordinated notes. Approximately $154.8 million principal amount of our outstanding subordinated notes have been issued pursuant to a subordinated notes indenture in connection with a Rule 144A offering of such subordinated notes. The remaining $10 million principal amount of subordinated notes was issued to Microsoft Corporation under a second subordinated notes indentures of substantially similar terms. We refer to both subordinated notes indentures in this Offering Circular as the subordinated notes indentures. The following are some of the questions that you may have as a holder of the subordinated notes and answers to those questions. The following summary highlights selected information from this Offering Circular and may not contain all the information that you will need to make a decision regarding whether or not to tender your subordinated notes in the exchange offer and accept cash, warrants and senior notes that we propose to give you. This Offering Circular includes specific terms of the exchange offer, including a description of the senior notes and the warrants we are proposing to give you as well as a description of our common stock issuable upon conversion of the senior notes and exercise of the warrants. This Offering Circular also provides information regarding our business and some financial data. We encourage you to read carefully this Offering Circular and the documents to which we refer you in their entirety, including the discussion of risks and uncertainties affecting our business included in the section of this Offering Circular captioned "Risk Factors" beginning on page 18.

Who is making the exchange offer?

   The exchange offer is being made by Interliant. Interliant is a global application service provider, or ASP, providing our customers with a focused suite of outsourced e-business solutions. As an ASP, we provide managed services for complex hosted applications to multiple end users from our data centers across a wide area network. Our customers face significant challenges in doing business on the Internet due to its technical complexity, their lack of technical skills, the time necessary to implement solutions and the cost of implementation and ongoing support. By providing outsourced solutions that combine our hosting infrastructure with Internet professional services expertise, we can rapidly design, implement, deploy and effectively manage cost-effective solutions for our customers.

   Interliant's principal executive offices are located at Two Manhattanville Road, Purchase, New York 10577. Our main phone number is (914) 640-9000. For further information concerning Interliant, please see the section of this Offering Circular captioned "Where You Can Find More Information."

What class of securities is sought in the exchange offer?

   We are offering to acquire up to $38,072,000 principal amount, or approximately 23%, of our currently outstanding subordinated notes in exchange for cash and newly issued senior notes and warrants. Interliant has entered into a binding Recapitalization and Exchange Agreement with holders of an aggregate of approximately $126.8 million principal amount, or approximately 77%, of the outstanding subordinated notes to exchange such notes for the same consideration provided in this exchange offer. The closing of the Recapitalization and Exchange Agreement is conditioned upon the consummation of this exchange offer, although the parties can waive that condition. For more information regarding the terms of the exchange offer, please see the section of this Offering Circular captioned "The Exchange Offer."

What consideration are you offering in exchange for my subordinated notes?

   We are offering to issue $270.00 principal amount of senior notes which are convertible into 270 shares of our common stock, subject to adjustments, warrants to purchase 67.50 shares of our common stock at an exercise price of $0.60 per share, subject to adjustments, and pay $70.00 in cash in exchange for each $1,000 principal amount of subordinated notes that are properly tendered and not withdrawn in the exchange offer, up to a maximum of $38,072,000 principal amount, or approximately 23%, of the outstanding subordinated notes. If 100% of the outstanding subordinated notes are exchanged in this exchange offer and pursuant to the Recapitalization and Exchange Agreement, Interliant will issue approximately $44.5 million aggregate principal amount of senior notes, warrants to purchase an aggregate of approximately 11.1 million shares of our common stock and will pay an aggregate of approximately $11.5 million in cash. On November 7, 2001, the closing price per share of our common stock on the Nasdaq National Market was $0.46.

   The senior notes will be senior in right of payment to all of our subordinated debt, including any subordinated notes that remain outstanding after the exchange offer. For more information regarding the senior notes and warrants we propose to give you as well as the underlying common stock, please see the sections of this Offering Circular captioned "Description of Senior Notes," "Description of Warrants" and "Description of Capital Stock."

Why is Interliant making the exchange offer?

   Our Board of Directors believes that two of the major problems we face are our large debt burden and the uncertainty surrounding our ability to satisfy our obligations under the subordinated notes. We are currently in default under the subordinated notes due to our failure to make the interest payment on these notes by September 15, 2001, the end of the grace period for such payment. Given our current financial condition, it is unlikely that we would be able to continue to carry a large amount of debt and to satisfy our obligations under the subordinated notes. Redemption by issuing stock would, at today's stock price, result in massive dilution to holders of common stock and uncertainty with respect to the control and governance of Interliant.

   Our Board also believes that these two major problems are depressing our stock price, which, in addition to other problems, is a disincentive to our management because a large amount of their compensation is in the form of equity. Our Board further believes that current management is doing an excellent job in turning around our businesses, and it is essential to the success of the turnaround to retain current management and reward them with equity upside for excellent performance.

   We are making the exchange offer in an effort to eliminate, or at least reduce, these problems. The exchange offer, if all subordinated note holders were to accept it, and the binding Recapitalization and ExchangeAgreement, would reduce our debt represented by the subordinated notes by approximately $120.3 million, increase our shareholders' equity by approximately $67.7 million and eliminate the uncertainty about whether we will be able to meet our obligations under the subordinated notes. Our Board believes that this should:

  . improve our stock price performance and thereby increase the effective returns on the package of securities provided to the subordinated notes holders in the exchange offer,

  . enhance our ability to continue to obtain financing for working capital, new product development, capital expenditures and other needs,

  .  enhance our competitive position,

  .  increase management's incentives, and

  . improve our ability to adjust in a timely fashion to changing market conditions.

What does the company's board of directors think of the exchange offer?

   While our Board believes that the exchange offer is in Interliant's best interests, Interliant is not making any recommendation regarding whether you should tender your subordinated notes in the exchange offer and, accordingly, you must make your own determination as to whether to tender your subordinated notes for exchange and accept the cash payment, the senior notes and the warrants we propose to give you. We urge you to read carefully this document and the other documents to which we refer you in their entirety, including the discussion of risks and uncertainties affecting our business set forth in the section of this Offering Circular captioned "Risk Factors," and make your own decision.

What risks should I consider in deciding whether or not to tender my subordinated notes?

   In deciding whether to exchange your subordinated notes for cash, senior notes and warrants, you should consider carefully the discussion of risks and uncertainties affecting our business described in the section of this Offering Circular captioned "Risk Factors" and the section captioned "Risk Factors" in our 2000 Annual Report on Form 10-K, as amended. A copy of our 2000 Annual Report on Form 10-K is enclosed with this Offering Circular.

Will I give up any legal rights by tendering my subordinated notes?

   Yes. By tendering your subordinated notes in the exchange offer, you will be deemed to have waived any and all rights to receive any payments, including, without limitation, interest payments with respect to the subordinated notes, and you agree that Interliant's obligations to you under the senior note indenture, the senior notes, the registration rights agreement and the warrant agreement described in this Offering Circular supercede and replace in their entirety Interliant's obligations to you under the subordinated notes indentures, the subordinated notes and any other documents executed in connection therewith.

Is Interliant presently able to pay the cash portion of the exchange consideration?

   We presently have the funds necessary to fund the cash portion and close this exchange offer. However, if we do so, and we do not obtain additional funding through the sale of business divisions and/or assets, or equity or debt financing, then we may not have sufficient cash to continue our operations beyond February 28, 2002. We are in active discussions for the sale of two non-core business units for expected aggregate proceeds of no more than $10.0 million, which upon closing, should provide us with sufficient cash to continue our operations through July 31, 2002. However, there can be no assurances that we will close either or both of those sales, and even if we do close those sales, that the cash proceeds will be sufficient to continue our operations beyond July 31, 2002.

Is Interliant presently able to issue the senior notes and the warrants?

   Under Nasdaq rules, we are required to obtain shareholder approval for the issuance of the senior notes and the warrants because if the senior notes were converted and the warrants were exercised, the number of shares of common stock that would be issued would represent in excess of 20% of our currently outstanding shares. We expect to obtain this shareholder approval, or a waiver from Nasdaq relieving us from this requirement, before the expiration date of this exchange offer. We are not required, however, to have an effective registration statement on file with the SEC to register the issuance of the senior notes and the warrants in the exchange offer because the exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act and has not been registered with the SEC. Accordingly, the issuance of these securities need not be delayed pending SEC review of a registration statement filing. Provided that none of the events described in the section of this Offering Circular captioned "The Exchange Offer--Conditions to the Exchange Offer" has occurred, Interliant expects to be able to issue the exchange offer consideration immediately following the expiration of the exchange offer. For more information regarding the timing of the payment of cash and the issuance of senior notes and warrants in the exchange offer, please see the section of this Offering Circular captioned "The Exchange Offer--Acceptance of Subordinated Notes for Exchange; Delivery of Warrants and Senior Notes."

Can I transfer the senior notes, the warrants and common stock issuable upon the conversion of the notes or the exercise of the warrants to third parties?

   The exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. As a result, the securities we issue to you in exchange for your subordinated notes will have similar characteristics to the subordinated notes with respect to transfer to third parties. If you are not an affiliate of Interliant, and if you acquired your subordinated notes in a transaction that was registered by us under either of the registration statements on Form S-1 which became effective on June 29, 2000, or that was exempt from registration pursuant to Rule 144 promulgated under the Securities Act, then the senior notes, the warrants and the common stock issuable upon the conversion of the notes can be transferred freely. Common stock issued upon the exercise of warrants may be transferred freely by a holder not affiliated with Interliant if the issuance was or the transfer is registered under the Securities Act, or the transfer is made pursuant to an applicable exemption from registration. We currently intend to register the issuance and transfer of such securities. If, however, you acquired your subordinated notes in a transaction which was exempt from registration under the Securities Act (other than pursuant to Rule 144), you may not transfer the securities issued to you in exchange for your subordinated notes unless such transfer is made pursuant to an effective registration statement or an applicable exemption from registration and pursuant to applicable provisions of the senior notes indenture and the warrant agreement. Prior to this exchange offer, we agreed to enter into a registration rights agreement with holders of approximately $126.8 principal amount, or approximately 77%, of the outstanding subordinated notes, to register the resale of the senior notes, the warrants and the common stock issuable upon the conversion of the notes or the exercise of the warrants under the Securities Act. Each holder of subordinated notes who exchanges them in this exchange offer will automatically become a party to this registration rights agreement. When such securities are registered for resale they may be transferred freely. For more information on the registration rights agreement, see the section of this Offering Circular captioned "Registration Rights of Holders of the Notes".

Will the senior notes and the warrants be listed for trading?

   The senior notes and the warrants are not listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association and we do not intend to apply for either listing or quotation. Our common stock is listed for trading on the Nasdaq National Market under the symbol "INIT." We intend to apply for the listing of our common stock issuable upon the conversion of the senior notes and the exercise of the warrants. For more information regarding the trading markets for the senior notes and warrants we propose to give you, please see the sections of this Offering Circular captioned "Risk Factors," "Market for Common Stock" and "Dividend Policy."

What will be the federal income tax consequences to me of the exchange offer?

   The law is unclear as to whether you will recognize for federal income tax purposes, any gain or loss realized by you on the exchange (i.e., the difference between (a) your tax basis in the subordinated notes and (b) the fair market values of the senior notes and warrants plus the amount of cash you receive in exchange for the subordinated notes). For more information regarding the tax consequences to you of the exchange offer, please see the section of this Offering Circular captioned "Certain United States Federal Income Tax Considerations."

   THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER WILL DEPEND ON YOUR INDIVIDUAL SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THESE TAX CONSEQUENCES.

Is Interliant's financial condition relevant to my decision to tender in the exchange offer?

   The consideration we are offering to give you in the exchange offer consists of a mixture of senior notes, warrants and cash. Although there is no guarantee that we will be able to repay the senior notes, by accepting the exchange offer we believe you will improve your position with respect to other current or future subordinated debt holders. In addition, you will receive cash and warrants to purchase our common stock at an exercise price of $0.60 per share. The market price of our common stock may increase in the future if we are able to improve our financial condition and as a result the value of your warrants may increase. However, we may not be able to continue our operations beyond February 28, 2002 unless we are able to obtain additional funding through the sale of business divisions and/or assets, or obtain equity financing or incur additional debt. We are in active discussions for the sale of two non-core business units for expected aggregate proceeds of no more than $10.0 million, which upon closing, should provide us with sufficient cash to continue our operations through July 31, 2002. However, there can be no assurances that we will close either or both of those sales, and even if we do close those sales, that the cash proceeds will be sufficient to continue our operations beyond July 31, 2002. Detailed historical financial information concerning Interliant can be found in our 2000 Annual Report on Form 10-K, a copy of which is enclosed with this Offering Circular. We have also provided unaudited pro forma condensed consolidated financial statements, which reflect the projected impact on Interliant's financial condition of the exchange offer and certain other transactions, and selected consolidated financial information concerning Interliant in the sections of this Offering Circular captioned "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Selected Historical Financial Data."

Will Interliant receive any cash proceeds from the exchange offer?

   No. We will not receive any cash proceeds from the exchange offer.

What are the conditions to the exchange offer?

   THE EXCHANGE OFFER IS CONDITIONED UPON THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST $13,186,000 PRINCIPAL AMOUNT (OR 8%) OF THE OUTSTANDING SUBORDINATED NOTES. THE EXCHANGE OFFER IS ALSO SUBJECT TO A NUMBER OF CUSTOMARY CONDITIONS, WHICH WE MAY WAIVE. If any of these conditions are not satisfied, we will not be obligated to accept any properly tendered subordinated notes for exchange. In addition, we may decide to terminate the exchange offer for any reason or no reason and not accept for exchange any tendered subordinated notes. For more information regarding the conditions to the exchange offer, please see the section of this Offering Circular captioned "The Exchange Offer--Conditions to the Exchange Offer."

How long do I have to decide whether to tender in the exchange offer?

   You will have until 5:00 p.m., New York City time, on December 12, 2001 to decide whether to tender your subordinated notes in the exchange offer. If you cannot deliver the subordinated notes certificates and other documents required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offering Circular. For more information regarding the time period for tendering your subordinated notes, please see the section of this Offering Circular captioned "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Subordinated Notes."

Can the exchange offer be extended and under what circumstances?

   We can elect to extend the exchange offer in our sole discretion, and we expressly reserve the right to do so. During any extension of the exchange offer, all subordinated notes previously tendered and not withdrawn will remain subject to the exchange offer and we may accept them for exchange. For more information regarding our right to extend the exchange offer, please see the section of this Offering Circular captioned "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Subordinated Notes."

How will I be notified if the exchange offer is extended?

   If we extend the exchange offer, we will issue a press release or another form of public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the exchange offer. For more information regarding notification of exchange offer extensions, please see the section of this Offering Circular captioned "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Subordinated Notes."

How do I tender my subordinated notes?

   To tender your subordinated notes, you must deliver the certificates representing your subordinated notes, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to

The Chase Manhattan Bank, the exchange agent for the exchange offer, not later than the time the exchange offer expires. If your subordinated notes are held in street name--that is, through a broker, dealer or other nominee--the subordinated notes can be tendered by your nominee through The Depository Trust Company. If you cannot provide the exchange agent with all required documents prior to the expiration of the exchange offer, you may obtain additional time to do so by submitting, prior to the expiration of the exchange offer, a Notice of Guaranteed Delivery to the exchange agent, which must be certified by a broker, bank or other fiduciary that is a member of the Securities Transfer Agent Medallion Program or another eligible institution guarantee. You must also guarantee that these items will be received by the exchange agent within three Nasdaq trading days after the date the exchange agent received your Notice of Guaranteed Delivery. However, for your tender to be valid, the exchange agent must receive the missing items within that three trading-day period. For more information regarding the procedures for tendering your subordinated notes, please see the section of this Offering Circular captioned "The Exchange Offer--Procedures for Tendering Subordinated Notes."

Until when can I withdraw previously tendered subordinated notes?

   You can withdraw previously tendered subordinated notes at any time until the exchange offer has expired and, if we have not agreed to accept your subordinated notes for exchange by January 8, 2002, you can withdraw them at any time after that date until we do accept your subordinated notes for exchange. For more information regarding your right to withdraw tendered subordinated notes, please see the section of this Offering Circular captioned "The Exchange Offer--Withdrawal of Tenders."

How do I withdraw previously tendered subordinated notes?

   To withdraw previously tendered subordinated notes, you must deliver a written notice of withdrawal, or a facsimile of one, to the exchange agent, with all information required by the notice of withdrawal completed, while you still have the right to withdraw the subordinated notes. For more information regarding the procedures for withdrawing tendered subordinated notes, please see the section of this Offering Circular captioned "The Exchange Offer--Withdrawal of Tenders."

When will I receive the senior notes, the warrants and the cash payment in exchange for my subordinated notes?

   Subject to the satisfaction or waiver of all conditions to the exchange offer, and assuming we have not previously elected to terminate the exchange offer for any reason or no reason, in our sole discretion, we will accept for exchange all subordinated notes that are properly tendered and not withdrawn prior to the expiration of the exchange offer at 5:00 p.m., New York City time, on December 12, 2001. Promptly following this date, senior notes, warrants and the cash payment will be delivered and paid in exchange for all subordinated notes that are properly tendered and not withdrawn. For more information regarding our obligation to issue the senior notes and the warrants and to make the cash payment in exchange for tendered subordinated notes, please see the section of this Offering Circular captioned "The Exchange Offer--Acceptance of Subordinated Notes for Exchange; Delivery of Senior Notes, Warrants and Cash Payment."

What happens if my subordinated notes are not accepted for exchange?

   If we decide for any reason not to accept any subordinated notes for exchange, we will return the subordinated notes to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of subordinated notes tendered by book-entry transfer into the exchange agent's account at DTC, as described above, DTC will credit any withdrawn or unaccepted subordinated notes to the tendering holder's account at DTC. For more information regarding the withdrawal of tendered subordinated notes, please see the sections of this Offering Circular captioned "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Subordinated Notes" and "--Withdrawal of Tenders."

Whom can I talk to if I have questions about the exchange offer?

   If you have questions regarding the information in this Offering Circular or the exchange offer generally, please contact Mellon Investor Services LLC, the information agent for the exchange offer. If you have questions regarding the procedures for tendering in the exchange offer or require assistance in tendering your subordinated notes, please contact The Chase Manhattan Bank, the exchange agent for the exchange offer. If you would like to obtain additional copies of this Offering Circular or the enclosed letter of transmittal or additional copies of our Second Quarter 2001 Quarterly Report on Form 10-Q, our 2000 Annual Report on Form 10-K, as amended, our 2001 Current Reports on Form 8-K or our 2001 Annual Meeting Proxy Statement, please contact the information agent or the exchange agent of this exchange offer at the addresses and telephone numbers listed on the back cover page of this Offering Circular.

   You can also contact Interliant by writing to us at the following address:

                               Interliant, Inc.
                            Two Manhattanville Road
                           Purchase, New York 10577
        Attn: Bruce S. Klein, Senior Vice President and General Counsel

   If you would like more general information about Interliant, please visit our website at http://www.Interliant.com. For more information regarding Interliant, please see the section of this Offering Circular captioned "Where You Can Find More Information."

  SUMMARY DESCRIPTION OF THE SENIOR NOTES, THE WARRANTS AND THE COMMON STOCK

--------------------------------------------------------------------------------

                                 SENIOR NOTES

--------------------------------------------------------------------------------
ISSUER......................  Interliant, Inc.

AGGREGATE PRINCIPAL AMOUNT..  $54.6 million plus any amount of additional senior notes issued as interest payments under the indenture. Of such $54.6 million, approximately $34.2 million principal amount is to be issued by us to the parties to the Recapitalization and Exchange Agreement, up to approximately $10.3 million principal amount is to be issued under this exchange offer and approximately $10.1 million principal amount is reserved for issuance to settle outstanding earn-out obligations related to prior acquisitions by Interliant.

DEBT SECURITIES OFFERED IN
  THIS EXCHANGE.............  Up to approximately $10.3 million aggregate principal amount of 10% Convertible Senior Notes due 2006.

MATURITY DATE...............  December 15, 2006

INTEREST....................  Interest on the senior notes will accrue at the rate of 10% per annum and will be payable semiannually on June 15 and December 15 of each year, commencing on June 15, 2002.

                              We may, at our option, and in our sole discretion pay any or all of the interest payable in respect of the senior notes on any interest payment date (other than the interest payment date occurring upon maturity of the senior notes) by means of the issuance of additional senior notes dated the date of such interest payment date, each in an authorized denomination in an aggregate principal amount equal to the amount of such interest. Absent a written notice by us to the Trustee no later than 30 days prior to any applicable interest payment date by which we elect to make the interest payment due on such interest payment date in cash, we are deemed to have elected to make the interest payment due on such interest payment date by means of the issuance of additional senior notes.

CONVERSION..................  A holder of a senior note is entitled to convert it into shares of common stock at any time on or prior to maturity, at a conversion price of $1.00 per share, subject to customary anti-dilution adjustments. If a senior note is called for redemption, the holder is entitled to convert it at any time before the close of business on the last business day prior to the redemption date. A senior note in respect of which a holder has delivered a change in control purchase notice exercising that holder's option to require us to purchase that holder's senior note, may be converted only if the change in control purchase notice is withdrawn by a written notice of withdrawal delivered by the holder to the paying agent prior to the close of business on the change in control purchase date, in accordance with the terms of the indenture.

ORIGINAL ISSUE DISCOUNT.....  It is expected that the senior notes will be treated as issued with "original issue discount" within the meaning of the United States Internal Revenue Code. Consequently, holders will be required to include amounts in gross income for United States Federal income tax purposes in advance of the receipt of cash attributable to the senior notes. See "Certain United States Federal Income Tax Considerations."

RANKING; SUBORDINATION......  The senior notes will be senior to any indebtedness of Interliant other than:

                               .  Senior Indebtedness, as defined in the
                                  indenture;

                               . Indebtedness resulting from the restructuring of our existing obligations or liabilities incurred in connection with the acquisition of a particular company that are payable on a deferred basis and are based, in whole or in part, on performance of such company, which indebtedness may be pari passu with the indebtedness evidenced by the senior notes;

                               . Indebtedness resulting from the restructuring of our existing capital lease obligations and equipment leases; or

                               . Indebtedness that the holders of not less than a majority in principal amount of the senior notes shall agree may be pari passu with the Indebtedness evidenced by the senior notes.

                              At September 30, 2001, we had $207.7 million of indebtedness outstanding, of which $23.9 million would be senior to the senior notes.

LISTING.....................  The senior notes are not listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association and we do not intend to apply for either listing or quotation.

OPTIONAL REDEMPTION.........  At any time on or after the earlier of December
                              15, 2002, or a Change in Control, we will be entitled to redeem the senior notes for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60-days' notice of redemption given by mail to holders of senior notes, unless a shorter notice is satisfactory to the Trustee, at a redemption price equal to the aggregate principal amount thereof plus accrued cash interest to the redemption date. Any redemption of the senior notes must be in integral multiples of $1.00 principal amount.

CHANGE IN CONTROL...........  In the event of any Change in Control of
                              Interliant, each holder of senior notes will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require us to purchase all or any part of the holder's senior notes, provided that the principal amount must be $1.00 or an integral multiple of $1.00. Each holder of senior notes will have the right to require us to make that purchase on the date that is 45 business days after the occurrence of the Change in Control at a price equal to 100% of the principal amount of that holder's senior notes plus accrued interest to the Change in Control Purchase Date.

                              We may not have sufficient funds available at the time of any Change in Control to make any required debt repayment--including repurchases of the senior notes - if we are obligated to pay any senior indebtedness. For additional information regarding what events would constitute a change of control, see the section of this Offering Circular captioned "Description of Senior Notes--Change in Control Permits Purchase of Notes at the Option of the Holder.

REGISTRATION AND TRANSFER...  The exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. As a result, the securities we issue to you in exchange for your subordinated notes, including the senior notes, will have similar characteristics to the subordinated notes with respect to transfer to third parties. If you are not an affiliate of Interliant, and if you acquired your subordinated notes in a transaction that was registered by us under either of the registration statements on Form S-1 which became effective on June 29, 2000, or that was exempt from registration pursuant to Rule 144 promulgated under the Securities Act, then the senior notes and the common stock issuable upon the conversion of the notes can be transferred freely. If, however, you acquired your subordinated notes in a transaction which was exempt from registration under the Securities Act (other than pursuant to Rule 144), you may not transfer the senior notes issued to you in exchange for your subordinated notes unless such transfer is made pursuant to an effective registration statement or an applicable exemption from registration and pursuant to applicable provisions of the senior notes indenture. Prior to this exchange offer, we agreed to enter into a registration rights agreement with holders of approximately $126.8 million principal amount, or approximately 77%, of the outstanding subordinated notes, to register the resale of the senior notes, the warrants and the common stock issuable upon the conversion of the notes or the exercise of the warrants under the Securities Act. Each holder of subordinated notes who exchanges them in this exchange offer will automatically become a party to this registration rights agreement. When such securities are registered for resale they may be transferred freely. For more information on the registration rights agreement, see the section of this Offering Circular captioned "Registration Rights of Holders of the Notes".

--------------------------------------------------------------------------------

                                   WARRANTS

--------------------------------------------------------------------------------

ISSUER......................  Interliant, Inc.

SECURITIES ISSUED UPON
  EXERCISE..................  Common stock, par value $0.01 per share.

EXERCISE PRICE..............  $0.60 per share, subject to standard anti-dilution adjustments.

EXPIRATION DATE.............  December 15, 2006 at 5:00 pm New York time.

MANNER OF EXERCISE..........  You may exercise your warrants at any time prior to the expiration date by surrendering your warrant certificate at the principal executive offices of The Chase Manhattan Bank, the warrant agent, with payment in full of the exercise price.

                              In addition, upon the occurrence of a Change in Control (as such term is defined in the senior notes indenture) of Interliant, but not later than 45 days thereafter, you may elect to receive, without the payment by you of the exercise price or any additional consideration, shares of common stock equal to the value of the Warrants held by you, or any portion thereof, as determined by us in accordance with the formula set forth in the Warrant Agreement, dated as of December 15, 2001 between Interliant and The Chase Manhattan Bank, as warrant agent, by the surrender of your warrant certificates to Interliant, accompanied by a duly completed Net Issue Election Notice provided in the warrant certificate.

REGISTRATION AND TRANSFER...  The exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. As a result, the securities we issue to you in exchange for your subordinated notes, including the warrants, will have similar characteristics to the subordinated notes with respect to transfer to third parties. If you are not an affiliate of Interliant, and if you acquired your subordinated notes in a transaction that was registered by us under either of the registration statements on Form S-1 which became effective on June 29, 2000, or that was exempt from registration pursuant to Rule 144 promulgated under the Securities Act, then the warrants can be transferred freely. If, however, you acquired your subordinated notes in a transaction which was exempt from registration under the Securities Act (other than pursuant to Rule 144), you may not transfer the warrants issued to you in exchange for your subordinated notes unless such transfer is made pursuant to an effective registration statement or an applicable exemption from registration and pursuant to applicable provisions of the warrant agreement. Common stock issued upon the exercise of warrants may be transferred freely by a holder not affiliated with Interliant if the issuance was or the transfer is registered under the Securities Act, or the transfer is made pursuant to an applicable exemption from registration. We currently intend to register the issuance and transfer of such securities. Prior to this exchange offer, we agreed to enter into a registration rights agreement with holders of approximately $126.8 principal amount, or approximately 77%, of the outstanding subordinated notes, to register the resale of the senior notes, the warrants and the common stock issuable upon the conversion of the notes or the exercise of the warrants under the Securities Act. Each holder of subordinated notes who exchanges them in this exchange offer will automatically become a party to this registration rights agreement. When such securities are registered for resale they may be transferred freely. For more information on the registration rights agreement, see the section of this Offering Circular captioned "Registration Rights of Holders of the Notes".

                              Each warrant holder is required to give notice to Interliant of any proposed transfer without registration under the Securities Act. The notice must describe in reasonable details the manner and circumstances of the proposed transfer and must be accompanied by an opinion of counsel reasonably satisfactory to Interliant, that the proposed transfer may be effected without registration. In addition, as a condition to the consummation of a proposed transfer, the transferee of the warrants will be obligated to be subject to the provisions of any agreement concerning the warrants.

                              Any warrant will be transferable only upon its surrender at the principal executive offices of the warrant agent duly endorsed by the warrant holder or by the holder's duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer, in each case in form satisfactory to the warrant agent, together with payment of any taxes which may be payable in connection with such transfer. Upon any registration of transfer, the warrant agent will deliver a new warrant to the persons entitled thereto and the surrendered warrant will be canceled.

MERGER OR CONSOLIDATION.....  In the event we consolidate with or merge into another entity and we are not the survivor entity, or in the event we sell or convey substantially all of our property, and, in connection with such merger, consolidation or sale, shares of stock, other securities, property, or cash are issuable or deliverable in consideration or exchange for our capital stock, we will give each warrant holder at least 10 days prior written notice of the consummation of such transaction and we will be obligated to make proper provision in any merger or consolidation agreement to ensure that the holder of each warrant, upon the exercise of any warrants owned by such holder at any time after the consummation of any of the transactions described in this paragraph, will be entitled to receive, at the exercise price then in effect, the shares of stock, other securities or property received as consideration in that transaction instead of shares of our common stock or other securities issuable to the warrant holder upon the exercise of the warrants immediately prior to such transaction.

FRACTIONAL SHARES...........  No fractional shares of common stock will be issued in connection with any exercise of warrants. In lieu of such fractional shares we will make a cash payment based upon the fair market value of the common stock on the date of exercise.

GOVERNING LAW...............  The warrant agreement to which the warrants are subject is governed by and construed in all respects in accordance with the laws of the State of New York without giving effect to the conflicts of laws provisions.

--------------------------------------------------------------------------------

                                 COMMON STOCK

--------------------------------------------------------------------------------

ISSUER......................  Interliant, Inc.

EQUITY SECURITIES...........  Shares of common stock, par value $.01 per share, of Interliant Inc., issuable upon the conversion of the senior notes and the exercise of the warrants.

LISTING.....................  The common stock is currently trading on the
                              Nasdaq National Market under the symbol "INIT." The shares of common stock issuable upon the conversion of the senior notes and the exercise of the warrants will be listed on the Nasdaq National Market.

MARKET PRICES...............  On November 7, 2001, the closing price per share of our common stock on the Nasdaq National Market was $0.46.

DIVIDENDS...................  We have no present intention to pay any dividends for the foreseeable future.

REGISTRATION AND TRANSFER...  The exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. As a result, the securities we issue to you in exchange for your subordinated notes will have similar characteristics to the subordinated notes with respect to transfer to third parties. If you are not an affiliate of Interliant, and if you acquired your subordinated notes in a transaction that was registered by us under either of the registration statements on Form S-1 which became effective on June 29, 2000, or that was exempt from registration pursuant to Rule 144 promulgated under the Securities Act, then the senior notes, the warrants and the common stock issuable upon the conversion of the notes can be transferred freely. If, however, you acquired your subordinated notes in a transaction which was exempt from registration under the Securities Act (other than pursuant to Rule 144), you may not transfer shares of common stock issued pursuant to a conversion of the notes unless such transfer is made pursuant to an effective registration statement or an applicable exemption from registration and pursuant to applicable provisions of the senior notes indenture. Common Stock issued upon the exercise of warrants may be transferred freely by a holder not affiliated with Interliant if the issuance was or the transfer is registered under the Securities Act, or the transfer is made pursuant to an applicable exemption from registration. Prior to this exchange offer, we agreed to enter into a registration rights agreement with holders of approximately $126.8 million principal amount, or approximately 77%, of the outstanding subordinated notes, to register the resale of the senior notes, the warrants and the common stock issuable upon the conversion of the notes or the exercise of the warrants under the Securities Act. Each holder of subordinated notes who exchanges them in this exchange offer will automatically become a party to this registration rights agreement. When such securities are registered for resale they may be transferred freely. For more information on the registration rights agreement, see the section of this Offering Circular captioned "Registration Rights of Holders of the Notes".

            SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

   Our audited consolidated financial statements for the periods ended December 31, 1998, December 31, 1999 and December 31, 2000 are included in Interliant's 2000 Annual Report on Form 10-K, a copy of which is enclosed with this Offering Circular.

   The following is a summary of certain historical and pro forma financial information relating to Interliant. The summary pro forma financial information is derived from our unaudited pro forma condensed consolidated financial statements included in the section of this Offering Circular captioned "Unaudited Pro Forma Condensed Consolidated Financial Statements." The following unaudited pro forma condensed consolidated financial information was prepared to give effect to the exchange, pursuant to this exchange offer and the Recapitalization and Exchange Agreement, of 85% of the outstanding subordinated notes for approximately $37.8 million aggregate principal amount of senior notes, warrants to purchase an aggregate of approximately 9.5 million shares of our common stock and an aggregate cash payment of approximately $11.8 million, including our estimated $2.0 million of transaction costs. We refer to this exchange as the "Pro Forma Transaction."

   The unaudited pro forma condensed consolidated balance sheet data as of September 30, 2001 gives pro forma effect to the Pro Forma Transaction as if it had occurred on September 30, 2001. The unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2000 and the nine months ended September 30, 2001 gives effect to the Pro Forma Transaction as if it had occurred on January 1, 2000, the beginning of Interliant's 2000 fiscal year.

   The pro forma adjustments are based upon available information and certain assumptions that Interliant believes are reasonable under the circumstances.

   The summary unaudited pro forma financial information is not necessarily indicative of what our results would have been if the Pro Forma Transaction actually had occurred as of the dates indicated or of what our future operating results will be.

   This summary financial information should be read in conjunction with the unaudited condensed consolidated financial statements of Interliant set forth in our Second Quarter 2001 Quarterly Report on Form 10-Q, the audited consolidated financial statements of Interliant set forth in our 2000 Annual Report on Form 10-K and the sections of our Second Quarter 2001 Quarterly Report on Form 10-Q and 2000 Annual Report on Form 10-K, in each case, captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which is incorporated herein by reference, and the section of this Offering Circular captioned "Unaudited Pro Forma Condensed Consolidated Financial Statements." Copies of our Second Quarter 2001 Quarterly Report on Form 10-Q and 2000 Annual Report on Form 10-K, as amended, are enclosed with this Offering Circular.

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                           AS OF SEPTEMBER 30, 2001

                                                         Pro Forma     Pro
                                             Historical Adjustments   Forma
                                             ---------- ----------- ---------
                                                      (in thousands)
  Assets
  Current assets:
     Cash and cash equivalents.............. $  19,000   $ (11,807) $   7,193
     Restricted cash........................     2,435                  2,435
     Accounts receivable, net...............    17,691                 17,691
     Prepaid and other current assets.......     6,609                  6,609
                                             ---------   ---------  ---------
       Total current assets.................    45,735     (11,807)    33,928
                                             ---------   ---------  ---------
  Fixed assets, net.........................    15,266                 15,266
  Intangibles, net..........................    39,202                 39,202
  Net assets of discontinued operations.....
  Other assets..............................     5,050         993      6,043
                                             ---------   ---------  ---------
       Total assets......................... $ 105,253   $ (10,814) $  94,439
                                             =========   =========  =========
  Liabilities and stockholders' (deficit)
   equity
  Current liabilities:
     Notes payable and current portion of
      long-term debt
     and capital lease arrangements......... $  13,162              $  13,162
     Accounts payable and accrued expenses..    33,766                 33,766
     Deferred revenue.......................     8,541                  8,541
     Net liabilities of discontinued
      operations............................       378                    378
     Restructuring reserve..................     2,216                  2,216
                                             ---------   ---------  ---------
       Total current liabilities............    58,063          --     58,063
                                             ---------   ---------  ---------
  Long-term debt and capital lease
   arrangements, less current portion.......    10,369                 10,369
  10% Senior Convertible Notes..............                61,616     61,616
  8% Convertible Subordinated Notes.........    19,000                 19,000
  7% Convertible Subordinated Notes.........   164,825    (140,101)    24,724
  Other long-term liabilities...............       357                    357
  Minority interest in subsidiary...........
  Stockholders' (deficit) equity:
     Preferred stock, $.01 par value;
      1,000,000 shares Authorized; 0
      shares issued and outstanding.........
     Common stock...........................       517                    517
     Additional paid-in capital.............   309,434       6,071    315,505
     Deferred Compensation..................        --                     --
     Accumulated deficit....................  (455,973)     61,600   (394,373)
     Accumulated other comprehensive loss...    (1,339)                (1,339)
                                             ---------   ---------  ---------
       Total stockholders' (deficit)
         equity.............................  (147,361)     67,671    (79,690)
                                             ---------   ---------  ---------
       Total liabilities and
         stockholders' (deficit) equity..... $ 105,253   $ (10,814) $  94,439
                                             =========   =========  =========
  Pro Forma Adjustments:
  Refinancing of 85% of the 7%
   convertible subordinated notes:
     Face value of 7% notes exchanged.......             $ 140,101
                                                         ---------
     Cash payment upon exchange and
      transaction costs.....................               (11,807)
                                                         ---------
     Issuance of 10% convertible senior
      notes.................................                37,827
     Gross interest to maturity on the
      notes.................................                23,789
                                                         ---------
     Total debt and interest................                61,616
                                                         ---------
     Increase in additional
      paid-in-capital related to warrants
      and beneficial conversion feature.....                 6,071
                                                         ---------
     Value allocated to the warrants
      issued in connection with notes.......                 3,045
     Elimination of unamortized
      transaction costs related to 7%
      notes exchanged.......................                (2,052)
                                                         ---------
                                                               993
                                                         ---------
     Beneficial conversion feature
      related to the notes charged to
      interest expense......................                 3,026
     Net gain on extinguishment of 7%
      notes, less transaction costs of
      $2,000 and elimination of
      unamortized costs realted to the 7%
      notes. Also includes reduction of
      the gain pursuant to FAS 15 which
      requires the gain to be reduced by
      the gross interest to be paid to
      maturity on the 10% notes,
      amounting to $23,789..................               (64,626)
                                             -           ---------
                                                            61,600
                                             -           ---------

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                                                                                           Nine Months Ended September 30,
                                                          Year Ended December 31, 2000                  2001
                                                        --------------------------------  --------------------------------
                                                                    Pro Forma     Pro                 Pro Forma     Pro
                                                        Historical Adjustments   Forma    Historical Adjustments   Forma
                                                        ---------- ----------- ---------  ---------- ----------- ---------
                                                                       (in thousands, except per share data)
Revenues............................................... $ 134,858              $ 134,858  $  94,628              $  94,628
Costs and expenses:
   Cost of revenues....................................    95,259                 95,259     63,721                 63,721
   Sales and marketing.................................    38,358                 38,358     25,245                 25,245
   General and administrative (exclusive of
    Non-cash compensation shown below).................    55,660                 55,660     49,796                 49,796
   Non-cash compensation...............................    15,106                 15,106     (4,715)                (4,715)
   Depreciation........................................    15,759                 15,759     22,702                 22,702
   Amortization of intangibles.........................    39,450                 39,450     32,420                 32,420
   Restructuring charge................................     2,500                  2,500      4,308                  4,308
   Impairment losses...................................                                     124,174                124,174
                                                        ---------              ---------  ---------              ---------
                                                          262,092                262,092    317,651                317,651
                                                        ---------              ---------  ---------              ---------
Operating loss.........................................  (127,234)              (127,234)  (223,023)              (223,023)
Other income, net......................................       110                    110       (664)                  (664)
Interest expense, net..................................    (5,247)    3,791       (1,456)   (14,026)       474     (13,552)
                                                        ---------    ------    ---------  ---------    -------   ---------
Loss before minority interest, discontinued operations,
 gain on extinguishment of debt and cumulative effect
 of accounting change..................................  (132,371)    3,791     (128,580)  (237,713)       474    (237,239)
Minority interest......................................     1,984                  1,984      7,012                  7,012
                                                        ---------    ------    ---------  ---------    -------   ---------
Loss before discontinued operations, gain on
 extinguishment of debt and cumulative effect of
 accounting change.....................................  (130,387)    3,791     (126,596)  (230,701)       474    (230,227)
Loss from discontinued operations......................   (19,622)               (19,622)    (9,221)                (9,221)
Gain on extinguishment of debt.........................                                                 64,625      64,625
Cumulative effect of accounting change.................    (1,220)                (1,220)
                                                        ---------    ------    ---------  ---------    -------   ---------
Net loss............................................... $(151,229)   $3,791    $(147,438) $(239,922)   $65,099   $(174,823)
                                                        =========    ======    =========  =========    =======   =========
Basic and diluted loss per share:
   Loss before discontinued operations, gain on
    extinguishment of debt, and cumulative effect of
    accounting change.................................. $   (2.74)             $   (2.66) $   (4.59)             $   (4.58)
   Loss from discontinued operations...................     (0.41)                 (0.41)     (0.18)                 (0.18)
   Gain on extinguishment of debt......................                                                               1.29
   Cumulative effect of accounting change..............     (0.03)                 (0.03)        --                     --
                                                        ---------              ---------  ---------              ---------
Net loss............................................... $   (3.18)             $   (3.10) $   (4.77)             $   (3.48)
                                                        =========              =========  =========              =========
Weighted average shares outstanding--basic and diluted.    47,548                 47,548     50,283                 50,283

Pro Forma Entries:
                                                                                                               Nine Months
                                                                                                  Year Ended      Ended
                                                                                                 December 31, September 30,
                                                                                                     2000         2001
                                                                                                 ------------ -------------
Elimination of interest and transaction costs on 85% of the 7% convertible subordinated notes...   $(9,499)      $(8,110)
Addition of interest on 10% convertible senior notes and amortization of warrants issued in
 connection therewith...........................................................................     3,842         3,294
Beneficial conversion feature related to 10% notes..............................................     3,026         3,026
Addition of interest on 8% convertible subordinated notes and amortization of warrants issued in
 connection therewith...........................................................................     3,170         2,264
Beneficial conversion feature related to 8% notes...............................................     3,252            --
                                                                                                   -------       -------
   Total adjustments to interest expense........................................................   $ 3,791       $   474
                                                                                                   =======       =======
Gain on extinguishment of 7% convertible subordinated notes, less transaction costs.............                  64,625

                            SELECTED FINANCIAL DATA

                                                                                                         Nine Months Ended
                                                                           Years Ended December 31,        September 30,
                                                                        -----------------------------  --------------------
                                                                          1998      1999      2000       2000       2001
                                                                        --------  --------  ---------  ---------  ---------
                                                                                (In thousands except per share data)
Statement of Operations Data:
Revenues............................................................... $  4,905  $ 47,114  $ 134,858  $  97,324  $  94,628
Costs and expenses:
   Cost of revenues....................................................    3,236    27,514     95,259     68,507     63,721
   Sales and marketing.................................................    2,555    17,236     38,358     28,304     25,245
   General and administrative (exclusive of non-cash compensation
    shown below).......................................................    6,016    27,076     55,660     40,703     49,796
   Non-cash compensation...............................................      833     1,986     15,106     11,293     (4,715)
   Depreciation........................................................      696     6,051     15,759     10,415     22,702
   Amortization of intangibles.........................................    2,439    22,069     39,450     28,970     32,420
   Restructuring charge................................................                         2,500      2,500      4,308
   Impairment losses...................................................                                             124,174
                                                                        --------  --------  ---------  ---------  ---------
                                                                          15,775   101,932    262,092    190,692    317,651
                                                                        --------  --------  ---------  ---------  ---------
Operating loss.........................................................  (10,870)  (54,818)  (127,234)   (93,368)  (223,023)
Other income, net......................................................                           110       (142)      (664)
Interest income (expense), net.........................................      138       886     (5,247)    (2,065)   (14,026)
                                                                        --------  --------  ---------  ---------  ---------
Loss before minority interest, discontinued operations, gain on
 extinguishment of debt and cumulative effect of accounting change.....  (10,732)  (53,932)  (132,371)   (95,575)  (237,713)
Minority interest......................................................                         1,984      1,400      7,012
                                                                        --------  --------  ---------  ---------  ---------
Loss before discontinued operations, gain on extinguishment of debt and
 cumulative effect of accounting change................................  (10,732)  (53,932)  (130,387)   (94,175)  (230,701)
Loss from discontinued operations......................................                       (19,622)   (14,447)    (9,221)
Gain on extinguishment of debt.........................................
Cumulative effect of accounting change.................................                        (1,220)    (1,220)
                                                                        --------  --------  ---------  ---------  ---------
Net loss............................................................... $(10,732)  (53,932) $(151,229) $(109,842) $(239,922)
                                                                        ========  ========  =========  =========  =========
Basic and diluted loss per share:
   Loss before discontinued operations and cumulative effect of
    accounting change.................................................. $  (1.22) $  (1.50) $   (2.74) $   (1.99) $   (4.59)
   Loss from discontinued operations...................................       --        --      (0.41)      0.30      (0.18)
   Gain on extinguishment of debt......................................
   Cumulative effect of accounting change..............................       --        --      (0.03)     (0.03)
                                                                        --------  --------  ---------  ---------  ---------
Net loss............................................................... $  (1.22) $  (1.50) $   (3.18) $   (2.32) $   (4.77)
                                                                        ========  ========  =========  =========  =========
Weighted average shares outstanding--basic and diluted.................    8,799    35,838     47,548     47,261     50,283
                                                                        ========  ========  =========  =========  =========
Other data:
EBITDA (1)............................................................. $ (6,902) $(24,712) $ (64,355) $ (40,190) $ (44,134)
Statement of cash flows data:
   Net cash used for operating activities.............................. $ (6,001) $(24,152) $ (80,159) $ (58,658) $ (42,640)
   Net cash used for investing activities..............................  (17,919)  (46,459)  (115,703)  (132,350)    22,340
   Net cash provided by financing operating activities.................   29,821    91,406    195,495    198,559     12,585
   Net capital expenditures............................................    4,322    12,084     39,406     29,195     29,446

Balance Sheet Data:
                                                                                      December 31,         September 30,
                                                                                  -------------------  --------------------
                                                                                    1999      2000       2000       2001
                                                                                  --------  ---------  ---------  ---------
Cash, cash equivalents and short-term investments......................           $ 31,220  $  79,911  $ 113,818  $  19,000
Working capital........................................................             26,886     58,852    102,932    (12,329)
Total assets...........................................................            162,875    342,352    363,505    105,253
Debt and capital lease obligations, less current portion...............              2,503    177,665    178,227    194,551
Total stockholders' equity (deficit)...................................            137,575     87,277    122,709   (147,361)

--------
(1) EBITDA represents earnings before interest, income taxes, depreciation, amortization, non-cash compensation, restructuring and asset impairment charges, losses from discontinued operations, gains on extinguishment of debt, and other income (expense). EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance and because management believes that EBITDA is an additional meaningful measure of performance and liquidity. EBITDA is not intended to present cash flows for the period, nor has it been presented as an alternative to operating income (loss) as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The items excluded from the calculation of EBITDA are significant components in understanding and assessing our financial performance. Our computation of EBITDA may not be comparable to the computation of similarly titled measures of other companies. EBITDA does not represent funds available for discretionary uses.

                                 RISK FACTORS

   You should consider carefully the risk factors set forth below, as well as the other information appearing in this Offering Circular and the documents to which we refer you, before deciding whether or not to exchange your subordinated notes in this exchange offer.

   RISKS TO SUBORDINATED NOTES HOLDERS WHO EXCHANGE THEIR SUBORDINATED NOTES

We are currently in default on our obligations under the subordinated notes indentures. If you accept our offer to exchange the subordinated notes, you will not be able to demand or accelerate payment on your subordinated notes.

   We have failed to make the interest payment on the subordinated notes which was due not later than September 15, 2001. As a result, we are currently in default under the terms of the subordinated notes indentures. Each subordinated note holder has a right under that indenture to demand immediate payment of the amount due to such holder under the subordinated notes. If you accept our offer to exchange your subordinated notes, you will waive any right to demand or receive any payments due or payable on the subordinated notes.

Although the senior notes will be senior to the subordinated notes, the senior notes will be subordinated to our senior indebtedness, as this term is defined in the senior notes indenture.

   The senior notes will be senior to the subordinated notes. However, the senior notes will be subordinated to all senior indebtedness, as this term is defined in the senior notes indenture, including working capital obligations, capital lease obligations and such other indebtedness as the holders of not less than a majority in principal amount of the outstanding senior notes may agree is senior indebtedness. At September 30, 2001, we had approximately $23.9 million of indebtedness outstanding that will rank senior to the senior notes.

If the market price of our common stock remains lower than the exercise price of the warrants or the conversion price of the senior notes, the exercise of your warrants or the conversion of your senior notes may not be practicable or profitable.

   The exercise price of the warrants to purchase shares of common stock to be issued to each holder in the exchange offer of the subordinated notes is $0.60 per share, subject to adjustments. The initial conversion price for the senior notes if $1.00 per share of common stock. As of November 7, 2001, the closing price per share for our common stock on the Nasdaq National Market was $0.46. If the market price for our common stock remains lower than the exercise price of the warrants or the conversion price for the senior notes, the exercise of your warrants and the conversion of your senior notes may not be practicable or profitable because you would be paying more for our shares of common stock than the market price for these shares.

You may not be able to sell the senior notes or the warrants when you want and, if you do, you may not be able to receive the price you want.

   As the exchange offer will be the first issuance of the senior notes and the warrants, there has previously been no trading market for the senior notes and the warrants you will receive in the exchange offer. The senior notes and the warrants are not listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association and we do not intend to apply for either listing or quotation. In addition, the senior notes and the warrants are not registered under the Securities Act. We do not know the extent to which investors will be able to rely on any exemption from registration for the resale of their senior notes and warrants, the extent to which interest will lead to the development of a trading market for the senior notes and warrants or how liquid any such market might be. Moreover, the liquidity of any market for the senior notes and the warrants will also depend upon the number of holders of the senior notes and the warrants, our financial performance, the market for similar securities and the interest of securities dealers in making a market in the senior notes and the warrants. We cannot assure you that an active trading market for the senior notes and the warrants will develop or, if it does, at what prices the senior notes and the warrants may trade. Therefore, you may not be able to sell the senior notes and the warrants when you want and, if you do, you may not be able to receive the price you want.

You may not be able to sell the common stock issuable upon the conversion of the senior notes or the exercise of the warrants when you want and, if you do, you may not be able to receive the price you want.

   Although our common stock has been actively traded on Nasdaq, we cannot assure you that an active trading market for the common stock will continue or, if it does, at what prices the common stock may trade. Our aggregate shareholder equity and our stock price are currently below the minimum continued listing requirements of Nasdaq, the enforcement of which was suspended by Nasdaq until at least January 2, 2002. Although the exchange offer will reduce our debt and increase our equity, it is not certain that following the exchange and the end of the moratorium period announced by Nasdaq we will be in compliance with the Nasdaq's minimum continued listing requirements, particularly in light of the recent downtrend in our industry and in the capital markets. As a result, we may be delisted from Nasdaq. In addition, the common stock issuable to you upon conversion of your senior notes or the exercise of your warrants have not been registered under the Securities Act and may not be sold without registration or without reliance on an applicable exemption from registration. Therefore, you may not be able to sell the common stock when you want and, if you do, you may not be able to receive the price you want.

If you have claims against Interliant resulting from your acquisition or ownership of subordinated notes, you will give up those claims if you exchange your subordinated notes.

   By tendering your subordinated notes in the exchange offer, you will be deemed to have waived any and all rights to receive any payments, including, without limitation, interest payments with respect to the subordinated notes, and you agree that Interliant's obligations to you under the senior note indenture, the senior notes, the registration rights agreement and the warrant agreement described in this Offering Circular supercede and replace in their entirety Interliant's obligations to you under the subordinated notes indentures, the subordinated notes and any other documents executed in connection therewith. It is possible that the consideration you receive in the exchange offer will have a value less than the value of the rights you are relinquishing. Moreover, holders who do not tender their subordinated notes for exchange and former holders who have already sold their subordinated notes will continue to have the right to assert their rights under the subordinated notes against Interliant.

You may never get a cash interest payment on your senior notes.

   Under the terms of the senior notes indenture, we may, at our option and in our sole discretion, pay any or all of the interest payable in respect of the senior notes on any interest payment date (other than the interest payment date occurring upon maturity of the senior notes) by means of the issuance of additional senior notes dated the date of such interest payment date, each in an authorized denomination in an aggregate principal amount equal to the amount of such interest. Absent a written notice by us to the trustee no later than 30 days prior to any applicable interest payment date by which we elect to make the interest payment due on such interest payment date in cash, we will be deemed to have elected to make the interest payment due on such interest payment date by means of the issuance of additional senior notes. As a result, holders of the senior notes may never get cash interest payments on their senior notes.

RISKS TO SUBORDINATED NOTES HOLDERS WHO DO NOT EXCHANGE THEIR SUBORDINATED NOTES

Because the senior notes will be senior to the subordinated notes in right of payment, holders of the subordinated notes who fail to tender their subordinated notes in the exchange offer may be subordinated to a greater amount of senior indebtedness, including the senior notes, than today.

   The subordinated notes will continue to be subordinated to all of our senior indebtedness which, following the completion of the exchange offer and the Recapitalization and Exchange Agreement, will include the full outstanding principal amount of the senior notes. At September 30, 2001, we had approximately $23.9 million of indebtedness outstanding that ranked senior to the subordinated notes. We will issue up to approximately $44.5 million aggregate principal amount of the senior notes in the exchange offer and under the Recapitalization and Exchange Agreement, all of which will be senior in right of payment to the subordinated notes. Therefore, by failing to tender your subordinated notes in the exchange offer, you may be exposed to a greater risk of nonpayment because your claims will be subordinated to those of the holders of the senior notes.

The subordinated notes do not provide you with any protection in the event of highly leveraged or other transactions that could adversely affect the holders of the subordinated notes.

   The holders of the subordinated notes have the right to require us to redeem the subordinated notes in the event of a transaction which results in a change in control of Interliant, as that term is defined in the indenture for the subordinated notes. However, this does not cover many events that could adversely affect our financial condition or operating results. Neither this redemption requirement nor any other indenture provision will necessarily protect holders of the subordinated notes in the event of highly leveraged or other transactions that could adversely affect subordinated note holders.

The liquidity of any trading market that currently exists for the subordinated notes may be adversely affected by the exchange offer, and holders of subordinated notes who fail to tender in the exchange offer may find it more difficult to sell their subordinated notes.

   There is currently a limited trading market for the subordinated notes. Prior to this exchange offer, we signed a privately negotiated Recapitalization and Exchange Agreement, dated October 19, 2001, with eight subordinated note holders which in the aggregate hold an aggregate of approximately $126.8 million principal amount, or approximately 77%, of the outstanding subordinated notes. Under this agreement, the eight holders agreed to exchange their subordinated notes for the same consideration provided in this exchange offer. To the extent that subordinated notes are tendered and accepted for exchange in the exchange offer, the trading market for the remaining subordinated notes will be even more limited or may cease altogether. A debt security with a smaller outstanding aggregate principal amount or "float" may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the unexchanged subordinated notes may be adversely affected to the extent that the principal amount of subordinated notes tendered in the exchange offer reduces the float. The reduced float may also tend to make the trading prices of the subordinated notes more volatile.

                    RISKS INHERENT IN OWNING OUR SECURITIES

If the demand for our products and services and the use of the Internet does not grow and if we are unable to raise additional funds by February 28, 2002, we may go out of business.

   Since the latter half of the first quarter of 2001, we have experienced a decline in revenues and new sales orders. In addition, there were negative economic developments and trends that have occurred since the second half of the year 2000 in our industry sector, including reduced corporate information technology spending, the failure of many internet-related companies and sharply reduced sales forecasts. We generated negative cash flow from operations during the year ended December 31, 2000 and the nine months ended September 30, 2001 of approximately $80.2 million and $42.6 million, respectively, and our capital expenditures were approximately $39.4 million and $29.4 million, respectively. We are currently in default under our subordinated notes for failure to make interest payments on these notes. As a result of these conditions, we may not be able to continue our operations beyond February 28, 2002 unless we are able to obtain additional funding through the sale of business divisions and/or assets, or obtain equity financing or incur additional debt. There can be no assurance that any current or future discussions concerning such additional funding will materialize.

We need additional funds which, if available, could result in an increase in our interest expense or dilution of your shareholdings.

   We need to raise additional funds through public or private debt or equity financing. If funds are raised through the issuance of equity securities, the percentage ownership of our then-current stockholders may be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of our shares of common stock. Also, the capital markets recently have been unreceptive to new issues of Internet-related securities, so our ability to raise funds in this manner is highly uncertain. If additional funds are raised through the issuance of debt securities, such securities may have certain rights, preferences and privileges senior to those of the holders of our outstanding debt and equity securities and the terms of such newly issued debt could impose restrictions on our operations.

We may not be able to repurchase senior or subordinated notes upon a change of control which would be an event of default under the senior notes indenture and the subordinated notes indentures.

   Upon the occurrence of specified change of control events, we could be required to repurchase all outstanding senior notes and subordinated notes at a price equal to 100% of their principal amount, plus accrued interest to the repurchase date. We cannot assure you that we will have sufficient funds available to repurchase the notes upon a change of control. Our failure to repurchase the notes would constitute an event of default under both the senior note indenture and the subordinated notes indentures.

We have a history of significant losses and cash flow deficits which may increase in the future.

   Since our inception in December 1997, we have experienced operating losses for each quarterly and annual period. We experienced net losses of approximately $151.2 million in the year ended December 31, 2000 and approximately $239.9 million in the nine months ended September 30, 2001. As of September 30, 2001, we had an accumulated deficit of approximately $456.0 million. Our restructuring efforts are designed to reduce expenses as we focus on offering the solutions which we believe are most attractive to us, and have led to decreases in our expenses during the quarters ended June 30, 2001 and September 30, 2001. However, there is no guarantee that there will be future expense reductions as a result of these efforts.

   We have experienced significant growth in revenues, primarily attributable to acquisitions. The growth rate is not necessarily indicative of future operating results. Our future results will depend primarily on internal growth and to a lesser extent on acquisitions.

   We cannot give any assurance that we will ever achieve profitability on a quarterly or annual basis, or, if we achieve profitability, that it will be sustainable.

You may encounter volatility in the market price of our common stock.

   The trading price of our common stock has been and is likely to continue to be highly volatile. Our stock price could be subject to wide fluctuations in response to factors such as the following:

  .  actual or anticipated variations in quarterly results of operations;

  .  the addition or loss of customers, vendors or strategic partners;

  .  our ability to hire and retain key personnel and other employees;

  . announcements of technological innovations, new products or services by us or our competitors;

  .  changes in financial estimates or recommendations by securities analysts;

  .  conditions or trends in the Internet and online commerce industries; and

  . changes in the market valuations of other Internet or online service companies.

   In addition, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially and adversely affect our stock price, regardless of our operating performance. Consequently, you may not be able to sell the common stock issuable to you upon the conversion of senior notes or exercise of warrants at a price that is attractive to you.

Our existing principal stockholders, executive officers and directors control Interliant and could delay or prevent a change in corporate control that stockholders may believe will improve management and could depress our stock price because purchasers cannot acquire a controlling interest.

   As of September 30, 2001, our directors, executive officers and their affiliates beneficially owned, in the aggregate, shares representing approximately 72.4% of our common stock. As a result, these persons, acting together, will be able to control all matters submitted to our stockholders for approval and to control our management and affairs. This control could have the effect of delaying or preventing a change of control that stockholders may believe would be beneficial to their interests. In addition, this control could depress our stock price because purchasers will not be able to acquire a controlling interest in Interliant.

Our stock price may be affected by the availability of shares for sale. The future sale of large amounts of our stock, or the perception that such sales could occur, could negatively affect our stock price.

   The market price of our common stock could drop as a result of a large number of shares of our common stock in the market. As of September 30, 2001, there were approximately 51.7 million shares of common stock outstanding, substantially all of which are eligible for sale in the public market. Holders of approximately 35.7 million restricted shares have registration rights with respect to such shares, which if exercised would permit the holders to sell their shares freely in the public markets. Also, an aggregate of approximately
55.6 million shares of our common stock would be issuable upon conversion of our senior notes and exercise of warrants which may be issued in the exchange offer and under the Recapitalization and Exchange Agreement, which represents approximately 108% of our common stock currently outstanding. Further, an aggregate of 22.5 million shares of common stock may be issued to the holders of our 8% convertible subordinated notes upon conversion of their notes and exercise of warrants issued to these holders. In addition, shares issuable upon exercise of our outstanding options generally may be sold freely under our registration statements on Form S-8.

Our operating results may fluctuate in the future. As a result, period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

   Our operating results may fluctuate in the future as a result of a variety of factors, some of which are outside of our control. These factors include:

  . our ability to divest certain previous acquisitions and streamline our business into a group of core services;

  . the demand for our services, pricing pressures in our market and changes in the mix of products and services sold by us and our competitors;

  . technological issues, including technical difficulties affecting the Internet generally or our hosting operations in particular and increased technological demands of our customers;

  . the amount and timing of any significant restructuring, impairment, or other charges resulting from or relating to our restructuring efforts;

  . the amount and timing of our costs related to our marketing efforts and service introductions by us or our reseller or referral partners; and

  .  economic conditions specific to the hosting and consulting industries.

   Due to the factors described above, our operating results may not be indicative of future operating results. In addition, our future operating results for any particular period may differ materially from our expectations or those of investors or security analysts. In this event, the market price of the notes, the warrants and our common stock would likely fall dramatically.

A significant portion of our assets consists of intangible assets, the recoverability of which is not certain and the amortization of which will increase losses or reduce earnings in the future.

   In connection with acquisitions completed to date, approximately $190.0 million of the aggregate purchase price has been allocated to intangible assets such as covenants not to compete, customer lists, trade names, assembled work force and goodwill. However, in the first nine months of 2001, we recorded asset impairment charges related to the intangible assets amounting to approximately $60.0 million of net book value. Our business could suffer if changes in our industry or our inability to operate the business successfully and produce positive cash flows from operations result in additional impairment in the value of our remaining intangible assets and therefore necessitate a write-off of all or part of these assets.

If we do not respond effectively and on a timely basis to rapid technological change, our business could suffer.

   The Internet industry is characterized by rapidly changing technology, industry standards, customer needs and competition, as well as by frequent new product and service introductions. Our future success will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner, all while continuing to develop our business model and roll-out our services:

  .  effectively use and integrate leading technologies;

  .  continue to develop our technical expertise;

  .  enhance our products and current networking services;

  .  develop new products and services that meet changing customer needs;

  .  advertise and market our products and services; and

  .  influence and respond to emerging industry standards and other changes.

   We cannot assure you that we will successfully use or develop new technologies, introduce new services or enhance our existing services on a timely basis, or that new technologies or enhancements used or developed by us will achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense.

We operate in an uncertain regulatory and legal environment which may make it more difficult to defend ourselves against any claims brought against us.

   We are not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to business in general. While there are currently few laws or regulations which specifically regulate Internet communications, laws and regulations directly applicable to online commerce or Internet communications are becoming more prevalent. There is much uncertainty regarding the marketplace impact of these laws. In addition, various jurisdictions already have enacted laws covering intellectual property, privacy, libel and taxation that could affect our business by virtue of their impact on online commerce. In the future, we may become subject to regulation by the FCC or another regulatory agency. Further, the growth of the Internet, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. If we become subject to claims that we have violated any laws, even if we successfully defend against these claims, our business could suffer. Moreover, new laws that impose restrictions on our ability to follow current business practices or increase our costs of doing business could hurt our business.

If states and countries in which we do not currently collect sales or other taxes mandate that we do so, our business could suffer.

   We collect sales or other taxes with respect to the sale of products or services in states and countries where we believe we are required to do so. We currently do not collect sales and other taxes with respect to the sale of products or services in all states and countries in which we do not have offices and believe we are not required by law to do so. One or more jurisdictions have sought to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more jurisdictions that we should collect sales or other taxes on our products and services, or remit payment of sales or other taxes for prior periods, could have an adverse effect on our business.

We could face liability for information disseminated through our network.

   It is possible that claims could be made against us in connection with the nature and content of the materials disseminated through our networks. Several private lawsuits are pending against other entities which seek to impose liability upon online services companies and Internet service providers as a result of the nature and content of materials disseminated over the Internet. If any of these actions succeed, we might be required to respond by investing substantial resources or discontinuing some of our product or service offerings. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. Although we carry professional liability insurance, it may not be adequate to compensate or may not cover us in the event we become liable for information carried on or disseminated through our networks. Any costs not covered by insurance incurred as a result of such liability or asserted liability could adversely affect our business.

We operate in an extremely competitive market and may not be able to compete effectively.

   Our current and prospective competitors are numerous. Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. We may not be able to compete effectively.

We depend on the skills of key personnel.

   We depend on the continued service of our key personnel. Our key personnel are critical to our success, and many of them would be difficult to replace. Most of them are not bound by employment agreements, and competitors in our industry may attempt to recruit them. We currently have agreements to retain the services of certain members of our management team. These agreements do not, however, as a practical matter, guarantee our retention of these persons. The loss of the services of one or more of our key personnel could adversely affect our business.

Our application hosting solutions depend on software applications we obtain from third parties.

   We obtain software products pursuant to agreements with vendors such as Lotus and Microsoft and package them as part of our application hosting solutions. The agreements are typically for terms ranging from one to three years. We also license additional technologies that we use in our business from other third parties. If these agreements were terminated or not renewed, we might have to discontinue products or services that are central to our business strategy or delay their introduction unless we could find, license and package equivalent technology. Our business strategy also depends on obtaining additional application software. We cannot be sure, however, that we will be able to obtain the new and enhanced applications we may need to keep our solutions competitive. If we cannot obtain these applications and as a result must discontinue, delay or reduce the availability of our solutions or other products and services, our business may be adversely affected. In addition, we may become subject to infringement actions based upon the technologies licensed from third parties. Any of these claims, with or without merit, could subject us to costly litigation and divert the attention of our technical and management personnel.

Our agreements with application software vendors are not exclusive and may not provide us with any competitive advantage.

   None of our agreements for application software and other technology are exclusive. Our competitors may also license and utilize the same technology in competition with us. We cannot be sure that the vendors of technology used in our products will continue to support this technology in its current form. Nor can we be sure that we will be able to adapt our own products to changes in this technology. In addition, we cannot be sure that potential financial or other difficulties of third party vendors will not have an adverse affect on the technologies incorporated in our products, or that, if these technologies become unavailable, we will be able to find suitable alternatives.

Disruption of our services due to accidental or intentional security breaches may adversely impact our business.

   A significant barrier to the growth of e-commerce and communications over the Internet has been the need for secure transmission of confidential information. Despite our design and implementation of a variety of network security measures, unauthorized access, computer viruses, accidental or intentional actions and other disruptions could occur. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If someone were able to misappropriate our users' personal or proprietary information or credit card information, we could be subject to claims, litigation or other potential liabilities.

We depend on our network infrastructure. If we do not have sufficient network capacity, our ability to compete may be hurt.

   Our success partly depends upon the capacity, scalability, reliability and security of our network infrastructure, including the capacity leased from our telecommunications network suppliers such as UUNET Technologies. We depend on these companies to provide the capacity required to operate our business. For example, as our customers' bandwidth usage increases, we will need to make additional investments in our infrastructure to maintain adequate data transmission speeds, the availability of which may be limited and the cost of which may be significant. Additional network capacity may not be available from third-party suppliers as it is needed by us. As a result, our network may not be able to achieve or maintain a sufficiently high capacity of data transmission, especially if customers' usage increases. Any failure on our part to achieve or maintain high-capacity data transmission could significantly reduce our ability to compete and enhance our services.

We could experience system failures and interruptions, which could result in a decline in customer demand for our services.

   To succeed, we must be able to operate our network infrastructure on a 24x7 basis without interruption. Our operations depend upon our ability to protect our network infrastructure, equipment and customer files against damage. We have experienced interruptions in service in the past. In addition, our data centers are subject to various single points of failure. As a result, a problem with one of our routers, switches or fiber paths or with another aspect of our network could cause an interruption in the services we provide to some of our customers. Any future interruptions could:

  . require us to spend substantial amounts of money replacing existing equipment or adding redundant facilities;

  .  damage our reputation for reliable service;

  . cause existing end users, resellers and referral partners to cancel their contracts;

  .  cause end users to seek damages for losses incurred; or

  . make it more difficult for us to attract new end users, resellers and referral partners.

   We have entered into service level agreements with some of our customers and we anticipate that we will offer service level agreements to a larger group of customers in the future. In that case, we could incur significant liability to our customers in connection with any system downtime and those obligations may adversely affect our business.

Currency fluctuations and different standards, regulations and laws relating to our international operations may adversely affect our business.

   Approximately 10% of our revenue for the year ended December 31, 2000 and 8.7% for the nine months ended September 30, 2001, were to customers located outside the United States, primarily in Europe, Asia and South America. Because our sales overseas are denominated in U.S. dollars, currency fluctuations may inhibit us from marketing our services to potential foreign customers or collecting for services rendered to current foreign customers. Our international operations expose us to additional risks including those such as managing operations across disparate geographic areas and differences in privacy, censorship and liability standards and regulations.

We may be liable for defects or errors in the solutions we develop.

   Many of the solutions we develop are critical to the operations of our clients' businesses. Any defects or errors in these solutions could result in:

  .  delayed or lost client revenues;

  .  adverse customer reaction toward Interliant;

  .  negative publicity;

  .  additional expenditures to correct the problem; and

  .  claims against us.

   Claims against us may not be adequately covered by insurance, may result in significant losses and, even if defended successfully, may be costly and raise our insurance costs.

We have a limited operating history and may not successfully implement our business plan.

   We have a limited operating history. We were incorporated in December 1997 and began offering Web hosting services in February 1998. Through September 30, 2001, we have completed 27 acquisitions. As a result of our limited operating history and numerous acquisitions, our business model is still developing. Our business and prospects must be considered in light of the risks frequently encountered by companies in their early stages of development, particularly companies in the Internet services market. Some of these risks relate to our ability to:

  . implement our restructuring plan and obtain the benefits which it is designed to produce;

  . implement our sales and marketing strategy to support our business and build the Interliant brand;

  .  provide reliable and cost-effective services to our customers;

  . continue to build our operations and accounting infrastructure to accommodate additional customers;

  . respond to technological developments and new products and services offered by our competitors;

  . develop and offer new products and services or differentiate such products and services from those offered by our competitors;

  . enter into strategic relationships with application software vendors and other strategic partners that further advance our objective to become a full service ASP; and

  .  build, maintain and expand distribution channels; and

  .  attract and retain qualified personnel.

   We may not be successful in accomplishing these objectives. If we are not successful, our business could be adversely affected.

                                USE OF PROCEEDS

   We will not receive any cash proceeds from the exchange offer. All subordinated notes that are properly tendered and not withdrawn prior to the expiration of the exchange offer will be retired and cancelled.

                                CAPITALIZATION

   The following table sets forth the capitalization of Interliant as of September 30, 2001 on a historical and pro forma basis. This table should be read in conjunction with the unaudited condensed consolidated financial statements of Interliant set forth in our Second Quarter 2001 Quarterly Report on Form 10-Q, the audited consolidated financial statements of Interliant set forth in our 2000 Annual Report on Form 10-K and the sections of our Second Quarter 2001 Quarterly Report on Form 10-Q and 2000 Annual Report on Form 10-K, in each case, captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which is incorporated herein by reference, and the section of this Offering Circular captioned "Unaudited Pro Forma Condensed Consolidated Financial Statements." Copies of our Second Quarter 2001 Quarterly Report on Form 10-Q and 2000 Annual Report on Form 10-K, as amended, are enclosed with this Offering Circular.

                                                             As of September 30, 2001
                                                             -----------------------
                                                                        Pro Forma for
                                                             Historical exchange (1)
                                                             ---------- -------------
                                                                  (in thousands)
Short-term debt, including current portion of long-term debt $  13,162    $  13,162
Long-term debt, net of current portion:
   10% Senior Convertible Notes.............................        --       61,616
   7% Subordinated Convertible Notes........................   164,825       24,724
   8% Convertible Subordinated Notes........................    19,000       19,000
   Other long-term debt.....................................    10,726       10,726
                                                             ---------    ---------
       Total long-term debt.................................   194,551      116,066
Shareholders' equity (deficit):
   Common stock, 200,000,000 shares authorized,
     51,728,705 issued and outstanding......................       517          517
   Additional paid-in capital...............................   309,434      315,505
   Accumulated deficit......................................  (455,973)    (394,373)
   Accumulated other comprehensive income (loss)............    (1,339)      (1,339)
                                                             ---------    ---------
       Total shareholders' equity (deficit).................  (147,361)     (79,690)
                                                             ---------    ---------
       Total capitalization................................. $  47,190    $  36,376
                                                             =========    =========

--------
(1)Reflects the exchange of 85% of the subordinated notes for cash, warrants and senior notes as described herein, the allocation of a portion of the face value of such notes to the warrants issued therewith and the charge to operations for the beneficial conversion feature of such notes. Also reflects the estimated costs of completing the exchange and the write-off unamortized costs related to the subordinated notes exchanged and the addition to the total principal amount of the senior notes of $23,789 representing gross interest to be paid to maturity on the senior notes pursuant to FAS 15.

Ratio of earnings to fixed charges.

   For purposes of determining the ratio of earnings to fixed charges, earnings represent income or loss from continuing operations before income taxes and fixed charges, exclusive of interest capitalized, and fixed charges consist of interest expense, capitalized interest and the estimated interest portion of rental expense.

   The calculation of the pro forma ratio of earnings to fixed charges gives effect to: (1) the exchange of 85% of the outstanding subordinated notes for cash, senior notes and warrants to purchase our common stock in the exchange offer and pursuant to the Recapitalization and Exchange Agreement; and (2) the sale of $19.0 million aggregate principal amount of 8% Convertible Subordinated Notes to Charterhouse Equity Fund III, L.P., Softbank Technology Venture Fund VI, L.P. in August, 2001.

   The historical and pro forma ratio of earnings to fix charges are negative for each of the periods ended December 31, 1998, December 31, 1999 and December 31, 2000 and in the nine months ended September 30, 2001. For the year ended December 31, 1998, earnings were insufficient to cover fixed charges by $10.9 million. For the year ended December 31, 1999, earnings were insufficient to cover fixed charges by $55.5 million. For the year ended December 31, 2000, earnings were insufficient to cover fixed charges by $167.1 million, or $159.5 million on a pro forma basis. For the nine months ended September 30, 2000 and 2001, earnings were insufficient to cover fixed charges by $120.4 million and $258.5 million, respectively. On a pro forma basis, earnings were insufficient to cover fixed charges by $192.1 million for the nine months ended September 30, 2001.

   The foregoing information should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements found elsewhere in this Offering Circular.

                            MARKET FOR COMMON STOCK

   Our common stock commenced trading on the Nasdaq National Market under the symbol "INIT" on July 8, 1999. The following table sets forth, for the periods indicated, the high and low sales prices per share of common stock on the Nasdaq Market.

                                            High     Low
                                          -------- -------
1999
Third Quarter (from July 8, 1999)........ $ 23.359 $10.500
Fourth Quarter........................... $ 35.375 $ 9.250

2000
First Quarter............................ $ 54.500 $26.000
Second Quarter........................... $ 28.812 $13.000
Third Quarter............................ $ 24.750 $ 7.469
Fourth Quarter........................... $10.8125 $ 2.500

2001
First Quarter............................ $  6.625 $ 1.188
Second Quarter........................... $  2.880 $ 0.350
Third Quarter............................ $  0.780 $ 0.200
Fourth Quarter (through November 7, 2001) $  0.700 $ 0.090

                                DIVIDEND POLICY

   We have never paid or declared cash dividends on our common stock. We currently intend to retain all future earnings, if any, for our business and do not anticipate paying cash dividends in the foreseeable future.

              2001 BUSINESS RESTRUCTURING AND ASSET DIVESTITURES

   To date, we have financed our operations and previous acquisitions primarily from private placements of debt and equity, and our initial public offering of common stock. Since our inception in December 1997, we have experienced operating losses for each quarterly and annual period. We experienced net losses of approximately $151.2 million in the year ended December 31, 2000 and approximately $239.9 million in the nine months ended September 30, 2001. As of September 30, 2001, we had an accumulated deficit of approximately $456.0 million. Our ability to make payments on our indebtedness and to fund planned capital expansion and development and operating costs depends on our ability to generate cash through sales of our services and sales of our non-core assets.

   Our principal commitments consist of non-cancelable operating leases, semi-annual interest payments due to holders of the subordinated notes and contingent earn-out payments to certain sellers of operating companies previously acquired by us.

   We generated negative cash flow from operations during the year ended December 31, 2000 and the nine months ended September 30, 2001 of approximately $80.2 million and $42.4 million, respectively, and our capital expenditures were approximately $39.4 million and $29.4 million, respectively. We are currently in default under our subordinated notes for failure to make interest payments on these notes. In addition, during the latter half of the first quarter of 2001, we experienced a substantial decline in revenues and new sales orders. There were negative economic developments and trends that occurred during this period in our industry sector, including reduced corporate information technology spending, the failure of many Internet-related companies, and sharply reduced sales forecasts. All of these factors caused us to re-evaluate our business focus and operating plans for the remainder of 2001 and beyond.

   Due to our financial difficulties since the beginning of 2001, our board of directors decided that the following actions should be taken:

  . streamline our business and narrow our products and service offerings, primarily through the sale of businesses or affiliate entities that we determined to be outside the narrowed focus of our services;

  .  restructure our indebtedness under the subordinated notes; and

  .  obtain additional financing.

   Based on the decisions reached by our management and the board of directors in late March 2001, on April 2, 2001 we announced a restructuring plan to further streamline the business by narrowing our services focus to a core set of offerings. The restructuring plan comprised workforce reductions and the exit of certain non-core businesses. In conjunction with the restructuring, we undertook a review of our long-lived assets pursuant to Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and SEC Staff Accounting Bulletin No. 100, Restructuring and Impairment Charges ("SAB 100") to ascertain if these decisions and changed conditions caused an impairment charge.

   In addition, in order to obtain additional funds, on April 16, 2001, we entered into a definitive agreement with Charterhouse Equity Partners III, L.P., SOFTBANK Technology Ventures VI, L.P. and their respective affiliates under which, on August 15, 2001, they purchased, in the aggregate, 190 units ("Units"), each Unit consisting of $100,000 principal amount of 8% Convertible Subordinated Notes due 2003 and 27,273 warrants to purchase shares of common stock for a total sale price of $19.0 million. The 8% notes are convertible at the option of the holder, at any time prior to maturity, into common stock at a conversion price of $1.10 per share, subject to adjustment, which is equal to 90,909.09 shares of common stock per $100,000 principal amount of the 8% notes. Interest payments are payable on the last day of each calendar quarter by the issuance of additional 8% notes. The 8% notes mature on June 30, 2003. In connection with this exchange offer, the conversion price of the $19 million aggregate principal amount of the 8% notes will be reduced from $1.10 per share to $1.00 per share and the exercise price of the related warrants will be reduced from $1.25 per share to $0.60 per share.

   Simultaneously with the closing of the $19 million funding by Charterhouse and Softbank, EYT, Inc., an entity controlled by Charterhouse and Softbank, repurchased from us our investment in EYT for a purchase price of $1.0 million. This price approximates our cost of such investment.

   The restructuring plan announced in April is being executed in two phases. Phase 1, which began on April 3, 2001, consisted of a workforce reduction of approximately 200 positions, and resulted in a charge for the payment of severance and related costs of approximately $1.7 million. This charge was recognized in the second quarter of 2001. We anticipate that the annualized cost savings from the Phase 1 workforce reduction will range from $13.0 million to $15.0 million and began realizing savings during the latter part of the second quarter of 2001. The amount of these savings could change if we need to further adjust our personnel infrastructure to support ongoing operations.

   Phase 2 of the restructuring plan includes exiting, via sale, certain businesses that we determined to be outside of the redefined scope of our service offerings and additional workforce reductions. In July 2001, we exited the Managed Enterprise Resource Planning ("ERP") and Customer Relationship Management ("CRM") product lines of our application hosting segment, formerly known as reSOURCE PARTNER ("RSP"), which had been a key component of our scope of services prior to April 2001. In August 2001, we exited the third party administrator business by selling substantially all of the remaining assets of RSP, which also operated such business. The 2001 losses from discontinued operations of $9.2 million include losses incurred prior to the measurement date of approximately $6.5 million, and the estimated losses on disposal of $2.7 million. We retained approximately $1.3 million of RSP assets, consisting primarily of computer equipment and software.

   In July 2001, we announced additional workforce reductions of approximately 70 positions. We recognized a restructuring charge of $3.0 million in the third quarter of 2001 for qualifying costs of approximately $0.3 million. We expect the annualized savings from this workforce reduction to be approximately $5.0 million.

   In October 2001, we sold another of our non-core businesses, our shared and unmanaged dedicated retail web hosting business. We will continue to focus our strategy on original equipment manufacturers, or OEM, private label and referral partner web hosting services through our branded solutions offerings.

   We continue to aggressively pursue the divestiture of certain other major lines of business that were determined to be outside of our core focus. If the divestiture efforts are not successful in the near-term, we expect to operate such businesses with reduced cost structures resulting, in part, from the workforce reductions taken to date.

   During the second quarter of 2001, our management approved a plan to exit Interliant Europe B.V., a 51%-owned subsidiary with operations in continental Europe. In August 2001, we entered into definitive agreements with @viso Limited under which we sold to @viso all of our 51% equity interest in Interliant Europe for a nominal amount, plus an agreement that limits our liability to 1.8 million Euros (approximately US $1.5 million at current exchange rates) for any additional funding which may be required by the shareholders of Interliant Europe resulting from the dissolution and liquidation of that company. The definitive agreements further provide that in the event any funding from our subsidiary, Interliant International, is required in connection with the liquidation of Interliant Europe, such funds would be loaned to Interliant International under a lending facility from @viso, which facility provides for interest on the borrowed amount at 12% per annum accruing until maturity and repayment of all principal and interest at the second anniversary of the completion of the funding. We have guaranteed the repayment of funds due under the facility. While there are no assurances that we will not have any funding obligations under the agreement described above, as of October 2001, we have been advised that it is unlikely that any additional funding will be required from Interliant International or @viso in connection with the dissolution and liquidation of Interliant Europe.

   As part of the restructuring activities, an impairment assessment was made at the end of the first quarter of 2001 with respect to the long-lived assets associated with the businesses planned to be sold or shut down. The assessment indicated that, on a held for use basis, there was impairment evident in such assets. Further, based on our assessment of internal and external facts and circumstances to which the impairment was attributable, we concluded that the impairment indicators arose in the latter half of the first quarter of 2001. In connection therewith we recorded impairment charges during the first and second quarters of 2001 aggregating $36.5 million. Long-lived assets that are impaired consist of property and equipment, identifiable intangible assets and related goodwill. For purposes of measuring the impairment charge, fair value was determined based on a calculation of discounted cash flows or net realizable value if known.

   An impairment assessment was made with respect to the long-lived assets associated with Interliant Europe, and the assessment indicated that there was impairment evident in such assets. The fair value of the long-lived assets was determined based on the terms of the definitive agreement that we executed in August 2001. Consequently, we recorded an impairment charge in the second quarter of 2001 of $4.7 million, to write-off the entire net book value of property and equipment ($4.4 million), identifiable intangible assets ($0.2 million) and other long-term assets ($0.1 million) related to Interliant Europe.

   We determined that there were potential impairment indicators present in our core hosting and professional services businesses that arose during the third quarter of 2001 as a result of the continued economic uncertainties in general, certain weaknesses in our market and lack of revenue growth for the Company in particular. Accordingly, we conducted an impairment assessment with respect to long-lived assets associated with such businesses. Further, for businesses previously identified for sale or disposition, we updated the fair value determination based on more current pricing terms from recent negotiations with prospective buyers. Based on these assessments, we determined that there was impairment evident in the assets associated with our core hosting businesses and the PeopleSoft ERP professional services business. Consequently, we recorded an impairment charge in the third quarter of 2001 of $82.9 million to write-off the net book value of certain of the fixed assets used in those businesses ($49.2 million), other long term assets ($1.0 million) and identifiable intangible assets and goodwill ($32.7 million) related to those businesses.

   In connection with the above events and circumstances, we also have re-evaluated the assigned lives used for depreciating and amortizing, as the case may be, our remaining long-lived assets and have concluded that our existing lives continue to be appropriate.

   If we are successful in implementing our restructuring plans and disposing of the remaining non-core businesses, our future results of operations and operating cash flows will be significantly impacted. Overall, these restructuring initiatives are designed to improve our EBITDA results and cash flows for the business. However, due to the uncertainties of the timing and outcome of these activities, we cannot currently predict with certainty their impact on revenues and EBITDA in 2001 and beyond.

   Prior to this exchange offer, as part of our efforts to restructure our debt under the subordinated notes, we signed a privately negotiated Recapitalization and Exchange Agreement, dated as of October 19, 2001 with eight subordinated note holders whom in the aggregate hold an aggregate of $126,753,000 principal amount, or approximately 77%, of the outstanding subordinated notes. Under this agreement, the eight holders agreed to exchange their subordinated notes for the same consideration provided in this exchange offer. The closing of the Recapitalization and Exchange Agreement is conditioned upon the consummation of this exchange offer, although the parties may waive that condition.

   For more information regarding our financial condition, liquidity, capital resources and our restructuring efforts, see the section captioned "Management Discussion and Analysis of Financial Conditions and Results of Operations" in our second quarter 2001 Quarterly Report on Form 10-Q, a copy of which is enclosed with this offering circular.

                                   BUSINESS

General.

   We are a global application service provider, or ASP, providing our customers with a focused suite of outsourced e-business solutions. As an ASP, we provide managed services for complex hosted applications to multiple end users from our data centers across a wide area network. Our customers face significant challenges in doing business on the Internet due to its technical complexity, their lack of technical skills, the time necessary to implement applications and the cost of implementation and ongoing support. By providing outsourced solutions that combine our hosting infrastructure with professional services expertise, we can rapidly design, implement, deploy and effectively manage cost-effective solutions for our customers.

   We offer our customers a suite of services focused on their non-core but critical business functions enabling them to focus on their own core competencies. The following are the principal services and products we provide to our customers:

  . hosting infrastructure for network-based applications, which allows our customers to store their databases, applications or Web sites on equipment owned and maintained by us or on their equipment located in our data centers, or at their premises by means of remote access;

  . a focused suite of business solutions that include Managed Messaging, Managed Hosting and Security;

  . professional services for designing, implementing and deploying these and other Internet-based solutions; and

  . operations support, systems and applications management, and customer service and support.

  .  private label/OEM capabilities through our INIT Branded Solutions program.

Services and Solutions.

   We design, implement and deploy ASP solutions that enable our customers to effectively manage e-business in a rapid and cost-effective manner. We believe that we offer the technological expertise, partnering ability and understanding of the business and licensing models that are essential to succeed in the ASP marketplace. We provide applications to customers ranging from small businesses to large enterprises in a variety of vertical markets across a wide range of industries. We believe we have developed the infrastructure, resources, systems and application management expertise and industry relationships to capitalize on current market opportunities.

   We provide the following advantages to our customers:

  . Rapid Implementation. Designing, implementing, and deploying e-business applications is a complex problem requiring appropriate staff with the correct skill sets. Our hosting solutions provide our customers with our preconfigured infrastructure and our experienced team of consultants to rapidly implement their e-business applications.

  . Comprehensive Hosting Solutions. Our hosting solutions provide our customers with continuously available network access to mission-critical applications and data. These applications help to ensure that our customers' applications and Web sites are continuously online and deliver data rapidly to users. Our data centers in Atlanta, GA Houston, TX and Vienna, VA provide high-quality performance and reliability through features such as a redundant, high-speed access ranging from T-1 to OC-12 circuits, secure network architecture, continuous monitoring, alternate power sources, environmental controls, regular data backups and a fault-tolerant hosting platform. Our Enterprise Control Center (ECC) monitors our network on a 24x7 basis, which allows our staff to minimize service interruptions.

  . Customer Service. We are committed to providing value-added customer service. Our customer services group can address technical problems on a 24x7 basis. We have invested in and upgraded our internal CRM System, including advanced customer service software and call routing technology, to streamline the customer service process. We also offer self-service customer reporting product enhancements, which allow access to site statistics, such as disk storage capacity and CPU utilization.

  . Cost-Effective Solutions. Our customers benefit from the capital and labor investments that we have made to support hosting and other Internet services. For customers to replicate our performance and reliability, they would be required to make significant expenditures for hardware, data center facilities, connectivity and personnel. We believe that our hosting solutions are significantly more cost-effective and reliable than in-house solutions, both for businesses with low-end application requirements as well as for those businesses whose Internet operations are mission-critical and require sophisticated application support.

   Our INIT Solutions Suite currently consists of the following principal solutions:

   INIT Managed Messaging (Messaging/Application Hosting/Knowledge Management/Collaboration solutions)

   We offer our customers a broad spectrum of collaboration and knowledge management solutions that allow a customer's widely distributed work force to collaborate more effectively through shared software applications, specialized teaming software and managed messaging services for internal and external communication. We provide hosting and consulting services based on Lotus and Microsoft solutions and platforms.

   These solutions include:

  . INIT Managed Messaging, a flexible management service to host or remotely manage a customer's mission-critical Lotus Domino or Microsoft Exchange messaging infrastructures;

  . Application Solutions for Domino that provides state of the art hosting capabilities for Domino-based applications, extranets and more, plus application development services through INIT Services;

  . INIT Team, a hosted collaboration application that delivers and enhances the Lotus QuickPlace product;

  . INIT AppCare for Domino, a professional services engagement that offers the customer remote management of its Domino applications; and

  . INIT Mail Migration Services for Domino and Exchange, a professional services offering that allows a customer to take advantage of our deep knowledge, experience and proven methodologies as they relate to migrations and implementations of messaging platforms and infrastructures.

   INIT Web Hosting (Shared, Dedicated and Co-locations Web hosting services).

   We offer a comprehensive suite of solutions to meet the current and future Web hosting needs of our customers. We provide shared and dedicated, as well as co-located hosting services.

   Shared Hosting. As of late October 2001, our shared hosting solutions are available only through our branded solutions, partner referral or reseller programs. Our shared hosting solutions provide customers with all the elements needed to establish a basic presence on the Web at a reasonable cost, making it an economical application for relatively simple or moderately accessed Web sites. This entry-level service is known as shared hosting because the customer's home page has its own domain name and appears to exist as a stand-alone server. It operates with speed and efficiency of our high- speed network connections and its location at our facility remains invisible to Web site visitors. Customers are able to have their own Web site with a domain name at a fraction of the cost of maintaining it themselves. Because customers do not need to invest in costly network infrastructure, hardware or personnel to accommodate future growth, we believe this application also maximizes the customers' flexibility.

   Dedicated Hosting. As companies increase the complexity, level of traffic or reliance on their Web sites, they may prefer to host their Web site on a dedicated server, which is typically owned and maintained by us. A dedicated server provides greater server and network resources to our customers than shared hosting, more robust e-commerce applications, and allows them to configure their hardware to optimize site performance. Customers receive a high level of site security, maintenance and technical support without the prohibitive costs of setting up and maintaining their own server and Internet backbone connections. We support most leading Internet hardware and software system vendor platforms, including Microsoft NT, SQL and Windows 2000, Solaris, AIX and Oracle Databases.

   Co-located Hosting. We provide co-located hosting services in each of our primary data centers for customers with sophisticated, mission-critical applications. This solution allows the customer to own and access their servers on a 24x7 basis while having the option to delegate the day-to-day management of their applications to our IT specialists or to continue to manage it themselves. In addition, co-located servers are housed in separate, limited-access rooms in our data centers.

   INIT Managed Hosting (Managed services for complex web sites and hosted databases).

   We offer the application infrastructure services to implement Web-based mission critical databases or high-volume, transaction intensive Web sites with a high degree of security, scalability, and processing power. Our INIT Managed Hosting solutions are focused on reducing a company's IT staffing challenges and infrastructure investment. Our experienced technical staff provides 24x7 management and maintenance so companies can focus on their core business. Coupled with our professional services, our managed hosting team can design, build, and manage the right solution for a scalable, enterprise-class infrastructure and complex hosting environment.

   We also offer through our INIT Managed Hosting solutions the following services:

  . INIT Database Hosting Service, a database hosting and complete data base administration service for Oracle 8i and Microsoft SQL data base applications; and

  . Services for Managed Dedicated Servers, managed services for a standardized server platform for application hosting and high-performance Web site hosting

   INIT Security (Managed Security applications and network infrastructure services).

   We offer comprehensive security planning for both existing networks and those under design. Our security applications and infrastructure services allow our customers to implement and deploy technologies that enhance the performance of their hosted e-business applications. Our consultants and engineers help design, build, and deploy leading edge and secure networks for both internal and external requirements.

   Our security solutions are based on best-in-class firewall and Virtual Private Network (VPN) technologies, bundled with qualified security engineering as well as monitoring and management services. Our state-of-the-art security include products from industry leaders, such as Check Point Software, Nokia, Alteon WebSystems and other major vendors.

   Our INIT Security solutions and services include security policy development; comprehensive planning for existing and future network and Web initiatives; firewall design and implementation; VPN/remote access design; vulnerability assessment services; authentication and encryption services; managed firewall services: hosted, remote managed and remote monitored services; and managed VPN services.

   INIT Services (Professional Services)

   We implement, enhance and support our hosted and application solutions with professional services provided by our own consultants. Our professional services include capabilities to create intranet, extranet and application hosting solutions for our customers, as well as provide network design and implementation, security implementation and back-end Web development projects. In addition, we provide support for our customers' enterprise networking needs. We address the complete spectrum of services, including desktop and network server support, network architecture and design, strategic technology planning and application development and implementation. We scale our professional services to meet each client's individual needs.

   Our professional services are a key part of our solution portfolio, enabling us to provide our customers with end-to-end outsourced solutions and services. In addition, we provide professional services for non-hosted solutions including third party enterprise applications from Lotus, Microsoft, Oracle and PeopleSoft.

Customers.

   We have established a diversified customer base across our service offerings. Our customer contracts generally range in duration from month-to-month to three years. Our customers include end-users representing a variety of business types, ranging from small businesses to large enterprises. We also sell our services to Web consulting firms, Internet service providers, network integration companies, system integrators and other Internet-related companies who resell them to their customers. In addition, our customers include enterprises which brand and resell our INIT Solutions Suite to their customer base through our INIT Branded Solutions program. We do not believe that the loss of any one customer would materially adversely affect us.

Strategic Relationships.

   Our strategic relationships and partnerships with leading technology companies allow us to provide a wide range of services to meet our customers' needs. The following is a description of selected companies with whom we have a strategic relationship:

      Microsoft. We are a member of Microsoft's MCP Program as a Microsoft Certified Application Provider. Under a Strategic Alliance Agreement entered into with Microsoft in early 2000, we developed an Exchange 2000 managed messaging product that we released in the second half of 2000. We are also designated as a development and deployment partner for various Microsoft products including the release of Windows 2000 and the next release of Microsoft Exchange. As such, we are responsible for providing feedback on Microsoft products in the advanced hosting and managed application markets prior to release of those products and by doing so we have been able to provide services and gain expertise on these products before the general market. In addition, Interliant and Microsoft are jointly engaged in developing efforts to increase the availability, reliability and scalability of Windows 2000-based shared Web hosting services. In addition, under a Microsoft Application Services Agreement which we entered into with Microsoft in March 2001, we may provide customers with a rental license model for Microsoft software products.

      VeriSign. We entered into a strategic alliance with VeriSign, Inc., to deliver enhanced Internet identity, security and hosting services for small and medium-sized businesses. Under the terms of this agreement, Interliant and VeriSign offer and promote our respective products and services to each other's existing and potential customers.

      IBM. We are a Premier Partner in the IBM Partnerworld Business Partner program for Service Providers, an IBM Service Provider for e-Business, and the first certified IBM Hosting Advantage partner. We work directly with IBM to create co-marketing programs to increase demand generation.

      Lotus Development. We believe we are a leading partner of IBM's Lotus software division. We are a Lotus Net Service Provider/Alliance Partner and a member of the Lotus Partnership For Growth under which Lotus assists us in the growth and development of our Lotus related business. We provide a variety of messaging and hosting services for Internet, intranet and extranet applications operating on Lotus Notes/Domino.

      Cisco Systems. We are part of the Cisco Powered Network Program, a certification awarded by Cisco in recognition of our world-class network infrastructure design based on Cisco products. We have a strategic relationship with Cisco Systems to provide comprehensive applications to our customers utilizing Cisco Systems access and switching products. We are authorized to distribute Cisco Systems products as part of our offering, both domestically and on a multinational scale, at substantial discounts to the retail prices available generally. This relationship also grants us substantial discounts on Cisco Systems products allocated for our internal use.

      Sun Microsystems. In November 2000, we joined Sun's service provider program as an Elite Plus member. Additionally, we became a member of Sun's iForce Initiatives, which includes Sun's Startup Accelerator Program, through which Sun has provided us with hardware and software, including a development environment, to support and service emerging e-businesses.

      Oracle. We are an Oracle Certified Solution Provider (CSP), Oracle Service Provider (OSP), and an Oracle iHost partner for Oracle database hosting. In addition, we are a select partner within the OSI Alliances Executive Exchange program. As a member of these partner programs, we provide applications for customers based on the Oracle e-business suite, in addition to oracle database hosting.

      Check Point. We are a Check Point Premier Value Added Solution Provider
   (VASP), an Authorized Training Center (ATC), a Certified Support Partner
   (CSP), and a Managed Service Provider (MSP). As a Premier Partner we have attained the highest level of recognition within the Check Point partner programs by demonstrating expertise and technical competency of Check Point products, as well as a significant investment in their certified engineering capability. We regularly participate with Check Point in co-marketing demand generation activities.

      Sprint. We entered into an a 30-month agreement with Sprint in July 2001 to provide Web-hosting services for Sprint's small business hosting initiative and for its DellHost.com brand. At the same time, we reached an agreement with Sprint to provide us with certain Internet protocol connectivity solutions and other communication solutions.

Sales and Distribution.

   Our sales and marketing group sells our INIT Solutions Suite to our customers through the following sales channels:

  . direct sales, which sells INIT Managed Messaging, INIT Security, INIT Managed Hosting, INIT Branded Solutions and INIT Services to large enterprises and other businesses whose Internet operations are mission-critical;

  . telesales, which acquires new customers through inbound calls generated through traditional media and outbound telesales to pre-qualified potential customers;

  . internet marketing programs which drive potential customers to our Web site or our telesales group. Customers can purchase Web hosting services on a 24x7 basis from our Web site at www.interliant.com; and

  . indirect sales marketed under our INIT Partner programs. These programs include INIT Referral (lead generation program), INIT ASP Host (designed for ISVs and pure play ASPs), and INIT Alliances (solution partners and equity partners). These distribution partners have established relationships and cost-effective marketing reach with our prospective customer base as well as sales teams capable of selling our solutions and services. These indirect sales channels extend our market reach and assist in the delivery of complete applications to meet customer needs.

  . our INIT Branded Solutions offering, through which enterprises can provide our core solutions to their customers under their own brand or co-branded with us, which enables them to establish new revenue streams.

Marketing.

   We market our INIT Solutions Suite through programs that generate lead sources and increase awareness for our corporate and product brands. The marketing techniques that provide the greatest success for us include aggressive public relations, corporate and product collateral, direct response mail and e-mail programs, and Web site marketing (www.interliant.com). All of these programs are enhanced through our channel marketing initiatives with alliance partners.

   We are also engaged in the following lead-generating activities:

  . targeted cross-selling efforts that leverage the knowledge we have about our current customers to offer them additional Interliant services;

  . database-driven direct marketing programs that use prospect profiles and specially-crafted offers to generate leads which allow us to market our services more cost-effectively by reaching the right contacts with the right messages; and

  . trade shows, customer events, newsletters, Webinars, and partner roadshows that target our product areas.

   We have created marketing and sales support systems that include an online sales and marketing database to help our sales organization manage customer and prospect information. We also continue to update and improve our Web site for use as a marketing and lead-generation tool.

Technology and Network Operations.

   We have developed a secure, reliable, high-performance and scalable hosting application that we believe provides a significant competitive advantage in the market. This application is comprised of multiple hosting platforms that incorporate automated functionality and a network infrastructure that includes multiple Internet circuits within our data centers; these are monitored on a 24x7 basis. Our strategy in developing our ASP applications focuses on utilizing internally-created technological innovations that we integrate with leading software and hardware providers.

   ASP Hosting Platform. Although industry-standard Web servers are adequate for basic Web hosting, we believe that efficiently managing large numbers of Web sites and users on a single server or managing complex, Internet-based applications require significant technological innovations. We have developed proprietary hosting platforms that permit us to integrate existing hardware and software products, such as those from Microsoft, Cisco Systems, Compaq, Dell, Network Appliance and EMC/2/, to create our secure, scalable hosting platform. We have also developed Web server applications designed to improve performance in a virtual server environment and we have implemented resource monitoring tools designed to report and alert on computer/application resource components. We continue to look at ways to improve our platform via formal programs such as the Microsoft Windows Reliability Program. Our applications allow for servers to be added while being monitored centrally, independent of where they are located.

   Facilities and Operations. We have three primary data centers located in Houston, Texas; Atlanta, Georgia; and Vienna, Virginia. In addition, we operate a data center in London, England. We have network and server monitoring infrastructures in all three of our primary data centers. In order to provide our customers with high-quality service, we have invested substantial resources in building our network infrastructure. Our customer service representatives and systems are located in or near our Atlanta and Houston data centers.

   We have designed our network to minimize the effect of any interruptions.
Our high-speed network is designed to continue operating in case of software or hardware failures. Our primary data centers feature separate fiber and power connections, primary and secondary network connections, back-up diesel generators, environmental control systems and uninterruptible power supplies designed to provide on-site power for up to four weeks. Our data centers in Atlanta and Houston also have separate redundant fiber. Systems receive full and incremental backups to dedicated servers in our Vienna and Atlanta facilities which receive full and incremental backups for the customers that subscribe to this service. We also provide remote access management and reporting tools. Quality and security are paramount concerns for our customer base.
Consequently, we employ several security measures, including firewalls, intrusion monitoring and site security monitoring, limited access electronic card key measures and the physical separation of servers from administrative workstations. We have also implemented monitoring systems to identify potential sources of failure to limit downtime and notify our staff of potential and actual problems. Although we have attempted to build redundancy into our network and hosting facilities, our data centers are subject to various single points of failure and a problem with one of our routers or switches could cause an interruption in the services we provide to some of our customers.

   Our Vienna, Virginia facility is a world-class data center located within a mile of MAE-East, the major East Coast data hub to the Internet, facilitating scalable Internet connectivity and some of the most reliable network services available in the country. This facility features the latest in equipment and design, including MGE Uninterruptible Power Systems, multi-carrier connectivity, environmental monitoring and conditioning and end-to-end physical security systems. We believe these features ensure stable, reliable operation of applications.

   Historically, our Houston data center housed our application hosting operations and our Atlanta center housed our Web hosting operations. Each of these centers, as well as our data center in Vienna, Virginia, are capable of providing a full range of ASP hosting. We anticipate that, over time, the functional distinctions between our Houston, Atlanta and Vienna data centers will diminish.

   Our Enterprise Control Center (ECC) is responsible for monitoring our entire network, server farm, security infrastructure and hosted applications on a 24x7 basis. We monitor each piece of equipment, including routers, switches, firewalls and servers. The ECC also monitors all Internet and telecommunications connections to ensure that they are functional and that traffic is properly loaded. The design of the ECC enables systems administrators and support staff to be promptly alerted to problems and we have established procedures to alert appropriate staff for rapidly resolving any technical problems that arise. The ECC is fully integrated into our customer service facilities and systems, with integrated trouble ticketing, escalation management and resolution. Our primary ECC is located in Atlanta, with backup and redundant capabilities in each of our datacenters to manage the specific location in the event of a failure or disaster with our primary site.

   Connectivity. We offer connectivity to our systems from virtually anywhere in the world, enabling customers to deploy global applications. Customers can access our data centers:

  . via the Internet over Sprint's and Level (3) Communication's worldwide networks;

  .  through X.25 connections provided by Worldcom (formerly Compuserve);

  .  through dedicated lines at a bandwidth they specify;

  .  over Frame Relay through Sprint and Worldcom; or

  . domestically via a toll-free number for either remote or Internet protocol virtual private network (IPVPN) access.

   We utilize multiple DS-3 connections to the Internet provisioned directly off a SONET ring from our Houston data center. In addition, we currently utilize multiple OC-12 sized circuits at our Atlanta facility and multiple OC-3 connections at our Vienna facility. Internally developed and commercially available management and monitoring systems provide insight into the performance of our entire network and alert us to potential problems and security threats. In addition, there is a high level of consistency of security measures across all of our current hosting platforms. Bandwidth utilization and management is done through a hardware-based monitoring and data collection system that interfaces with reporting and billing systems to provide our customers with timely utilization statistics and monthly summaries.

   By utilizing top-tier network connectivity providers and developing private peering arrangements with other bandwidth providers, we are able to offer highly available, resilient, redundant and high-speed connectivity between the Internet and each of our data center facilities.

   Agreements with certain of our connectivity providers, including Sprint and Level (3) Communications, provide us with connectivity ranging in capacity from T-1 to DS-3 to OC-3 to OC-12, which provides physical telecommunications connections or "pipes" that are used to transport data and provide access to a customer's resources. A larger pipe can carry a greater volume of data at a greater speed. For example, a T-1 can carry 1.544 megabits per second; a DS-3 can carry 44.736 megabits per second, OC-3 carries 155 megabits per second and an OC-12 can carry 622 megabits per second.

Customer Service.

   We have invested in advanced customer service software and call routing technology to streamline the customer service process. Through our customer service systems, customer service representatives can generally resolve any issue in a timely manner via e-mail or our toll-free number. We also offer many of our customers a self-service customer support alternative, which provides site statistics such as disk storage capacity and bandwidth utilization. Certain customer accounts also have access to dedicated support engineers who are familiar with each unique configuration or requirement a larger customer may have.

   A focused support team handles all the application hosting support requirements via several mechanisms including a facilitated discussion database environment available over the Internet where customers, application developers and support technicians can discuss pertinent issues and build a relevant knowledge base. Our entire customer service operations are supported by a company wide CRM and trouble ticketing system with integrated escalation management and SLA reporting and alarming. The system also includes an asset management tracking application that enables a customer service representative to view a customer's entire account, including past and recent interactions with such customer. This database categorizes all reported problems so that if a particular problem reoccurs, customer service representatives can view its prior reapplication and provide timely and accurate customer service.

Competition.

   The market we serve is highly competitive. Although barriers to entry and continued growth are increasing, and consolidation of providers is expected to increase, it is a market that is characterized by relative ease of entry. For this reason, we expect that we will face additional competition from existing competitors and new market entrants in the future.

   Our current and potential competitors include:

  .  other ASPs, such as USinternetworking and Corio;

  . other Web hosting and Internet services companies such as Interland, Exodus Communications, Digital Island, GlobalCenter, Globix, NaviSite, Digex, Data Return and local and regional hosting providers;

  . national and regional Internet service providers such as Earthlink, UUNET Technologies, and Juno Online Services, Inc.;

  .  global telecommunications companies including AT&T, British
     Telecommunications, Telecom Italia and Nippon Telegraph and Telephone;

  . other Internet professional services companies such as iXL Enterprises and Proxicom, Inc.; and

  . regional and local telecommunications companies, including the regional Bell operating companies such as Verizon, Qwest Communications and MCI/Worldcom.

   Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, certain of these competitors may be able to develop and expand their network infrastructures and service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can. In addition, these competitors have entered and will likely continue to enter into joint ventures or consortia to provide additional services competitive with those provided by us.

Intellectual Property Rights.

   We rely on a combination of copyright, trademark, service mark, trade secret laws and contractual restrictions to establish and protect certain proprietary rights in our services. We have no patented technology that would preclude or inhibit competitors from entering our market. The steps taken by us to protect our intellectual property may not prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. The laws of certain foreign countries may not protect our services or intellectual property rights to the same extent as do the laws of the United States. We also rely on certain technologies that we license from third parties. These third-party technology licenses may not continue to be available to us on commercially reasonable terms. The loss of the ability to use such technology could require us to obtain the rights to use substitute technology, which could be more expensive or offer lower quality or performance and therefore have an adverse effect on our business.

   To date, we have not been notified that our services infringe on the proprietary rights of third parties, but third parties could claim infringement by us with respect to current or future services. From time to time, we are notified that the content of one of our customer's sites infringes on a third party's trademark or copyright. In response, we take steps pursuant to the Digital Millennium Copyright Act to inform the customer of such claim and, where appropriate, terminate a customer's service. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service installation delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have an adverse effect upon our business.

Government Regulation.

   We currently are not subject to direct federal, state or local government regulation, other than regulations that apply to businesses generally. Only a relatively small body of laws and regulations currently applies specifically to hosting and e-commerce activities, or access to the Internet. Due to the increasing popularity and use of the Internet, however, it is possible that laws and regulations with respect to the Internet may be adopted at international, federal, state and local levels, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. Although sections of the Communication Decency Act of 1996 that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, similar laws may be proposed, adopted and upheld. The nature of future legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, legislation similar to the Communications Decency Act could subject us and/or our customers to potential liability, which in turn could have a material adverse effect on our business, results of operations and financial condition. The adoption of any such laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for our services, increase the cost of doing business or in some other manner have an adverse effect on our business.

   We collect sales and other taxes in the states in which we have offices and are required by law to do so. We currently do not collect sales or other taxes with respect to the sale of services or products in all states and countries in which we do not have offices and are not required by law to do so. One or more jurisdictions have sought to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more jurisdictions that we should collect sales or other taxes on our products and services, or remit payment of sales or other taxes for prior periods, could have an adverse effect on our business.

   In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Changes to such laws intended to address these issues could create uncertainty in the marketplace that could reduce demand for our services, increase the cost of doing business as a result of costs of litigation or increased service delivery costs or could in some other manner have an adverse effect on our business.

   Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have an adverse effect on our business.

Employees.

   As of September 30, 2001 we had 797 employees, of which 144 were in sales, distribution and marketing, 330 were IT professionals, including engineering, technical and professional services, 149 were in customer care and 114 were in finance and administration. As a result of our restructuring efforts, we eliminated an aggregate of approximately 247 positions company-wide from April 2001 through September 30, 2001, of which 153 were in connection with the disposition of business units. None of our employees are represented by a labor union and we believe that our employee relations are good.

   For more information about our business, see the section captioned "Business" in our 2000 Annual Report on Form 10-K, as amended, which is incorporated into this Offering Circular by reference. An additional copy of our 2000 Annual Report on Form 10-K, may be obtained by request from the exchange agent or the information agent of this exchange offer.

                              THE EXCHANGE OFFER

General.

   In February 2000, we completed the offering of $154.8 million aggregate principal amount of the subordinated notes. The offering was made pursuant to Rule 144A under the Securities Act and was not registered under the Securities Act. The subordinated notes were issued under an indenture, dated as of February 16, 2000, between Interliant and The Chase Manhattan Bank, as trustee. We sold the subordinated notes to certain institutional investors under a Purchase Agreement, dated February 16, 2000, between these investors and Interliant. When we sold the subordinated notes, we also signed a registration rights agreement in which we agreed to file with the SEC, at our own expense, a registration statement to cover resales of the subordinated notes and the shares of common stock issuable upon conversion of the subordinated notes. We filed this registration statement on May 16, 2001. The registration statement was declared effective by the SEC on June 29, 2000.

   In addition to the subordinated notes issued to institutional investors, we issued in March 2000 $10 million principal amount of 7% convertible subordinated notes to Microsoft Corporation in reliance on the exemption from registration provided in section 4(2) of the Securities Act. The subordinated notes were issued to Microsoft under a separate indenture, dated February 16, 2000, which is identical in all material respects to the indenture entered into in connection with the Rule 144A offering. We also signed a registration rights agreement with Microsoft, to cover the resales of Microsoft's subordinated notes and the shares of common stock issuable upon the conversion of Microsoft's subordinated notes. We filed this registration statement on May 16, 2001. The registration statement was declared effective by the SEC on June 29, 2000.

   Prior to this exchange offer, we signed a privately negotiated Recapitalization and Exchange Agreement, dated October 19, 2001 with eight subordinated note holders which in the aggregate hold an aggregate of approximately $126.8 million principal amount, or approximately 77%, of the outstanding subordinated notes. Under this agreement, the eight holders agreed to exchange their subordinated notes for the same consideration provided in this exchange offer. The closing of the Recapitalization and Exchange Agreement is conditioned upon the consummation of this exchange offer, although the parties may waive that condition.

   The exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. As a result, the securities we issue to you in exchange for your subordinated notes will have similar characteristics to the subordinated notes with respect to transfer to third parties. If you are not an affiliate of Interliant, and if you acquired your subordinated notes in a transaction that was registered by us under either of the registration statements on Form S-1 which became effective on June 29, 2000, or that was exempt from registration pursuant to Rule 144 promulgated under the Securities Act, then the senior notes, the warrants and the common stock issuable upon the conversion of the notes can be transferred freely. Common stock issued upon the exercise of warrants may be transferred freely by a holder not affiliated with Interliant if the issuance was or the transfer is registered under the Securities Act, or the transfer is made pursuant to an applicable exemption from registration. We currently intend to register the issuance and transfer of such securities. If, however, you acquired your subordinated notes in a transaction which was exempt from registration under the Securities Act (other than pursuant to Rule 144), you may not transfer the securities issued to you in exchange for your subordinated notes unless such transfer is made pursuant to an effective registration statement or an applicable exemption from registration and pursuant to applicable provisions of the senior notes indenture and the warrant agreement. Prior to this exchange offer, we agreed to enter into a registration rights agreement with holders of approximately $126.8 million principal amount, or approximately 77%, of the outstanding subordinated notes, to register the resale of the senior notes, the warrants and the common stock issuable upon the conversion of the notes or the exercise of the warrants under the Securities Act. Each holder of subordinated notes who exchanges them in this exchange offer will automatically become a party to this registration rights agreement. When such securities are registered for resale they may be transferred freely. For more information on the registration rights agreement, see the section of this Offering Circular captioned "Registration Rights of Holders of the Notes."

Terms of the exchange offer; period for tendering subordinated notes

   This offering circular and the enclosed letter of transmittal constitute an offer to exchange a combination of $70.00 in cash, warrants to purchase 67.50 shares of our common stock and $270.00 principal amount of senior notes for each $1,000 principal amount of outstanding subordinated notes, subject to the terms and conditions described in this Offering Circular. This exchange offer is being extended to all holders of the subordinated notes, other than certain institutional or accredited investors which hold, in the aggregate, approximately 77% of the outstanding subordinated notes, with which we privately negotiated an exchange on similar terms and signed a Recapitalization and Exchange Agreement, dated October 19, 2001, in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act.

   As of the date of this Offering Circular, $164.8 million aggregate principal amount of the subordinated notes are outstanding. This Offering Circular and the enclosed letter of transmittal are first being sent on or about November 9, 2001, to all holders of subordinated notes known to us other than to the holders that signed the Recapitalization and Exchange Agreement. Subject to the conditions listed below, and assuming we have not previously elected to terminate the exchange offer for any reason or no reason, in our sole discretion, we will accept for exchange all subordinated notes which are properly tendered on or prior to the expiration of the exchange offer and not withdrawn as permitted below. See "--Conditions to the Exchange Offer." The exchange offer will expire at 5:00 p.m., New York City time, on December 12, 2001. In our sole discretion, we may extend the period of time during which the exchange offer is open. Our obligation to accept subordinated notes for exchange in the exchange offer is subject to the conditions listed below under the caption "--Conditions to the Exchange Offer." The form and terms of the senior notes, the warrants and the underlying common stock are described in this Offering Circular in the sections captioned "Description of Senior Notes," "Description of Warrants" and "Description of Capital Stock."

   We expressly reserve the right, at any time and from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any subordinated notes. If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below. During any extension of the exchange offer, all subordinated notes previously tendered and not withdrawn will remain subject to the exchange offer and may be accepted for exchange by us. We will return to the registered holder, at our expense, any subordinated notes not accepted for exchange as promptly as practicable after the expiration or termination of the exchange offer. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the exchange offer.

   We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any subordinated notes not previously accepted for exchange, if any of the events described below under the caption "--Conditions to the Exchange Offer" should occur or for any other reason within our sole and absolute discretion. We will give you oral or written notice of any amendment, termination or non-acceptance as promptly as practicable.

   Following completion of the exchange offer, we may, in our sole discretion, seek to acquire subordinated notes not tendered in the exchange offer by means of open market purchases, privately negotiated acquisitions, redemptions or otherwise, or commence one or more additional exchange offers to those subordinated notes holders who did not exchange their subordinated notes for the combination of our warrants, senior notes and cash.

Waiver of legal claims by tendering subordinated notes holders.

   By tendering your subordinated notes in the exchange offer, you will be deemed to have waived any and all rights to receive any payments, including, without limitation, interest payments with respect to the subordinated notes, and you agree that Interliant's obligations to you under the senior note indenture, the senior notes, the registration rights agreement and the warrant agreement described in this Offering Circular supercede and replace in their entirety Interliant's obligations to you under the subordinated notes indentures, the subordinated notes and any other documents executed in connection therewith.

The exchange offer is conditioned upon the exchange of a minimum principal amount of subordinated notes.

   The exchange offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of this exchange offer at least $13,186,000 principal amount, or 8%, of the outstanding subordinated notes. We may not waive this condition without the consent of the holders of our subordinated notes who are parties to the Recapitalization and Exchange Agreement. Approximately $126.8 million principal amount, or approximately 77%, of the outstanding subordinated notes is subject to the terms and conditions of the Recapitalization and Exchange Agreement and the closing of such agreement is conditioned upon the consummation of this exchange offer, although the parties may waive that condition. Notwithstanding any other provision of the exchange offer, we will not be required to accept any subordinated notes for exchange or to issue any warrants or senior notes in exchange for subordinated notes, and we may terminate or amend the exchange offer if, at any time before the acceptance of the subordinated notes for exchange or the exchange of cash, warrants and senior notes for subordinated notes, any of the following events occurs:

  . The exchange offer is determined to violate any applicable law or any applicable interpretation of the staff of the SEC;

  . we are unable to obtain our shareholders' approval for the exchange offer as required by Nasdaq rules, or are unable to obtain a waiver from that rule from Nasdaq;

  . an action or proceeding is pending or threatened in any court or by any governmental agency or third party that might materially impair our ability to proceed with the exchange offer;

  . any material adverse development occurs in any existing legal action or proceeding involving Interliant;

  . we do not receive any governmental approval we deem necessary for the completion of the exchange offer; or

  . the indenture for the senior notes has not been qualified, or a stop order is threatened or is in effect which relates to the qualification of such indenture under the Trust Indenture Act of 1939.

   These conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to any condition. We may also waive any condition in whole or in part at any time in our sole discretion. Our failure to exercise any of the foregoing rights will not constitute a waiver of that right and each right is an ongoing right that we may assert at any time.

   Moreover, we are free to terminate the exchange offer for any reason, in our sole and absolute discretion, and not accept any tendered subordinated notes for exchange.

Procedures for tendering subordinated notes.

   Subordinated notes tendered in the exchange offer must be in denominations of $1,000 principal amount and whole-number multiples of $1,000.

   When you tender your subordinated notes, and we accept the subordinated notes for exchange, this will constitute a binding agreement between you and Interliant, subject to the terms and conditions set forth in this Offering Circular and the enclosed letter of transmittal. Unless you comply with the procedures described below under the caption "--Guaranteed Delivery Procedures," you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

  . if you hold subordinated notes in certificated form, tender your subordinated notes by sending the certificates for your subordinated notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Chase Manhattan Bank as exchange agent, at one of the addresses listed below under the caption "--Exchange Agent"; or

  . if you hold subordinated notes in "street name," tender your subordinated notes by using the book-entry procedures described below under the caption "--Book-Entry Transfer" and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the exchange agent.

   In order for a book-entry transfer to constitute a valid tender of your subordinated notes in the exchange offer, the exchange agent must receive a confirmation of book-entry transfer of your subordinated notes into its account at The Depository Trust Company prior to the expiration of the exchange offer. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received and have agreed to be bound by the letter of transmittal. If you use this procedure, we may enforce the letter of transmittal against you.

   THE METHOD OF DELIVERY OF CERTIFICATES FOR SUBORDINATED NOTES, LETTERS OF TRANSMITTAL, AGENT'S MESSAGES AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION. IF YOU DELIVER YOUR SUBORDINATED NOTES BY MAIL, WE RECOMMEND REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. PLEASE SEND ALL CERTIFICATES FOR SUBORDINATED NOTES, LETTERS OF TRANSMITTAL AND AGENT'S MESSAGES TO THE EXCHANGE AGENT FOR THE EXCHANGE OFFER, AT ONE OF THE ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFERING CIRCULAR. PLEASE DO NOT SEND THESE MATERIALS TO US.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless you are either:

  . a registered subordinated note holder and have not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

  . you are exchanging subordinated notes for the account of an eligible guarantor institution.

   An eligible guarantor institution means:

  .  Banks, as defined in Section 3(a) of the Federal Deposit Insurance Act;

  . Brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers, as defined in the Exchange Act;

  .  Credit unions, as defined in Section 19B(1)(A) of the Federal Reserve Act;

  . National securities exchanges, registered securities associations and clearing agencies, as these terms are defined in the Exchange Act; and

  . Savings associations, as defined in Section 3(b) of the Federal Deposit Insurance Act.

   If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible guarantor institution. If you plan to sign the letter of transmittal but you are not the registered holder of the subordinated notes--which term, for this purpose, includes any participant in DTC's system whose name appears on a security position listing as the owner of the subordinated notes--you must have the subordinated notes signed by the registered holder of the subordinated notes and that signature must be guaranteed by an eligible guarantor institution. You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an eligible guarantor institution, but that instrument must be in a form satisfactory to us in our sole discretion. In addition, if a person or persons other than the registered holder or holders of subordinated notes signs the letter of transmittal, certificates for the subordinated notes must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered holder or holders that appear on the certificates for subordinated notes.

   All questions as to the validity, form, eligibility--including time of receipt--and acceptance of subordinated notes tendered for exchange will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of subordinated notes improperly tendered or to not accept any subordinated notes, the acceptance of which might be unlawful as determined by us or our counsel. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any subordinated notes either before or after the expiration of the exchange offer--including the right to waive the ineligibility of any holder who seeks to tender subordinated notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular subordinated notes either before or after the expiration of the exchange offer--including the terms and conditions of the letter of transmittal and the accompanying instructions--will be final and binding. Unless waived, any defects or irregularities in connection with tenders of subordinated notes for exchange must be cured within a reasonable period of time, as determined by us. Neither we, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of subordinated notes for exchange, nor will we have any liability for failure to give this notification.

   If you are a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the letter of transmittal or any certificates for subordinated notes or bond powers, you must indicate your status when signing. If you are acting in any of these capacities, you must submit proper evidence satisfactory to us of your authority to so act unless we waive this requirement.

Acceptance of subordinated notes for exchange; delivery of cash, warrants and senior notes.

   Upon satisfaction or waiver of all of the conditions to the exchange offer, and assuming we have not previously elected to terminate the exchange offer for any reason or no reason, in our sole discretion, we will accept, promptly after the expiration of the exchange offer, all subordinated notes properly tendered and not withdrawn, will make the cash payment and will issue the warrants and senior notes promptly after acceptance of the subordinated notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered subordinated notes for exchange when, as and if we have given oral or written notice of acceptance to the exchange agent, with written confirmation of any oral notice to be given promptly after any oral notice.

   For each $1,000 principal amount of subordinated notes accepted for exchange in the exchange offer, the tendering holder will receive warrants to purchase
67.50 shares of our common stock, $270.00 principal amount of senior notes, and $70.00 in cash.

   In all cases, the payment of cash and the issuance of warrants and senior notes in exchange for subordinated notes will be made only after the exchange agent timely receives either certificates for all physically tendered subordinated notes, in proper form for transfer, or a book-entry confirmation of transfer of the subordinated notes into the exchange agent's account at DTC, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal. If for any reason we do not accept any tendered subordinated notes or if subordinated notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged subordinated notes without expense to the registered tendering holder. In the case of subordinated notes tendered by book-entry transfer into the exchange agent's account at DTC by using the book-entry procedures described below, the unaccepted or non-exchanged subordinated notes will be credited to an account maintained by the tendering holder with DTC. Any subordinated notes to be returned to the holder will be returned as promptly as practicable after the expiration or termination of the exchange offer.

   Interliant will not issue warrants to purchase fractional shares of Interliant common stock in the exchange offer. Instead of receiving a warrant to purchase a fractional share of Interliant's common stock, each subordinated note holder who would otherwise be entitled to receive a warrant to purchase a fractional share will receive a warrant to purchase whole shares determined by rounding up or down to the nearest whole number. Similarly, senior notes to be issued in the exchange offer will be issued only in denominations of $1.00 principal amount and integral multiples thereof. Any tendering subordinated note holder who otherwise would be entitled to receive a senior note with a principal amount that is less than $1.00 or that is not an integral multiple of $1.00, will instead receive cash (without interest) in an amount equal to the principal amount of such "fractional" senior note.

Book-entry transfer

   Within two business days after the date of this Offering Circular, the exchange agent will establish an account at DTC for the subordinated notes tendered in the exchange offer. Once established, any financial institution that is a participant in DTC's system may make book-entry delivery of subordinated notes by causing DTC to transfer the subordinated notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of the subordinated notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile of the letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration of the exchange offer at one of the addresses listed below under the caption "- Exchange Agent." In addition, the exchange agent must receive book-entry confirmation of transfer of the subordinated notes into the exchange agent's account of DTC prior to the expiration of the exchange offer. If you cannot comply with these procedures, you may be able to use the guaranteed delivery procedures described below.

Guaranteed delivery procedures.

   If you are a registered holder of the subordinated notes and wish to tender your subordinated notes, but

  .  the certificates for the subordinated notes are not immediately available,

  . time will not permit your certificates for the subordinated notes or other required documents to reach the exchange agent before the expiration of the exchange offer or

  . the procedure for book-entry transfer cannot be completed before the expiration of the exchange offer,

   you may effect a tender of your subordinated notes if:

  .  the tender is made through an eligible guarantor institution;

  . prior to the expiration of the exchange offer, the exchange agent receives from an eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, setting forth your name and address, and the amount of subordinated notes you are tendering and stating that the tender is being made by notice of guaranteed delivery; these documents may be sent by overnight courier, registered or certified mail or facsimile transmission;

  . you guarantee that within three Nasdaq trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered subordinated notes, in proper form for transfer, or a book-entry confirmation of transfer of the subordinated notes into the exchange agent's account at DTC, including the agent's message that forms a part of the book-entry confirmation, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

  . the exchange agent receives the certificates for all physically tendered subordinated notes, in proper form for transfer, or a book-entry confirmation of transfer of the subordinated notes into the exchange agent's account at DTC, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, in each case, within three Nasdaq trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of tenders.

   YOU MAY WITHDRAW TENDERS OF SUBORDINATED NOTES AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER AND, UNLESS YOUR TENDERED SUBORDINATED NOTES HAVE PREVIOUSLY BEEN ACCEPTED FOR EXCHANGE AND YOU HAVE RECEIVED THE SENIOR NOTES, THE WARRANTS AND THE CASH PAYMENT IN EXCHANGE THEREFOR, YOU MAY ALSO WITHDRAW PREVIOUSLY TENDERED SUBORDINATED NOTES AT ANY TIME AFTER JANUARY 8, 2002.

   For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to the expiration of the exchange offer at one of the addresses listed below under the caption "--Exchange Agent." Any notice of withdrawal must specify the name of the person who tendered the subordinated notes to be withdrawn, identify the subordinated notes to be withdrawn, including the principal amount of the subordinated notes, and, where certificates for subordinated notes have been transmitted, specify the name in which the subordinated notes are registered, if different from that of the withdrawing holder. If certificates for subordinated notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution. If subordinated notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn subordinated notes and otherwise comply with the procedures of the book-entry transfer facility. All questions as to the validity, form and eligibility--including time of receipt--of these notices will be determined by us. Our determination will be final and binding.

   Any subordinated notes properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any subordinated notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the registered holder without cost to that holder as soon as practicable after withdrawal, non-acceptance of tender or termination of the exchange offer. In the case of subordinated notes tendered by book-entry transfer into the exchange agent's account at DTC by using the book-entry transfer procedures described above, any withdrawn or unaccepted subordinated notes will be credited to the tendering holder's account at DTC. Properly withdrawn subordinated notes may be retendered at any time on or prior to the expiration of the exchange offer by following one of the procedures described above under "--Procedures for tendering subordinated notes."

Exchange agent.

   We have appointed The Chase Manhattan Bank as the exchange agent for the exchange offer. All completed letters of transmittal and agent's messages should be directed to the exchange agent at one of the addresses set forth below. All questions regarding the procedures for tendering in the exchange offer and requests for assistance in tendering your subordinated notes should also be directed to the exchange agent at one of the following telephone numbers and addresses:

   Delivery To: The Chase Manhattan Bank, Exchange Agent

By Regular or Certified Mail:             By Facsimile:              By Overnight Courier or Hand:
  The Chase Manhattan Bank    (Eligible Guarantor Institutions Only)   The Chase Manhattan Bank
   Money Market Operations                (212) 638-7380                Money Market Operations
  55 Water Street, Room 234          To Confirm by Telephone           55 Water Street, Room 234
       North Building                or for Information Call:               North Building
  New York, New York 10041                (212) 638-0459               New York, New York 10041
   Attention: Victor Matis                                              Attention: Victor Matis

   DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE.

   Requests for additional copies of this Offering Circular, the enclosed Letter of Transmittal or the enclosed Notice of Guaranteed Delivery, or for additional copies of the enclosed Interliant's Second Quarter 2001 Quarterly Report on Form 10-Q, Interliant's 2000 Annual Report on Form 10-K, as amended, and Interliant's 2001 Annual Meeting Proxy Statement, may be directed to either the Exchange Agent at one of the telephone numbers and addresses listed above or to the Information Agent at one of telephone numbers and addresses listed on the back cover page of this Offering Circular.

Expenses.

   We expect that we will have to pay about $2.0 million in expenses relating to the Recapitalization and Exchange Offer and this exchange offer. We expect to pay our expenses from our existing working capital.

Recommendation.

   INTERLIANT IS NOT MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER YOUR SUBORDINATED NOTES IN THE EXCHANGE OFFER AND, ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR SUBORDINATED NOTES FOR EXCHANGE AND ACCEPT THE SENIOR NOTES, THE WARRANTS AND THE CASH PAYMENT WE PROPOSE TO GIVE YOU.

Solicitation.

   Solicitation may be made by telephone, facsimile or in person by officers and regular employees of Interliant who will not be paid any additional compensation therefore. The distribution of this Offering Circular and the other exchange offer materials is being made by mail by the exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses. We will reimburse reasonable expenses incurred by brokers and dealers in forwarding this Offering Circular and the other exchange offer materials to the holders of the subordinated notes.

Transfer Taxes.

   You will not be obligated to pay any transfer taxes in connection with the tender of subordinated notes in the exchange offer unless you instruct us to register your senior notes in the name of, or request that subordinated notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general discussion of certain anticipated U.S. Federal income tax consequences to holders whose subordinated notes are tendered and accepted in the exchange offer. Because the law with respect to certain U.S. Federal income tax consequences of the exchange of subordinated notes for New Securities (as defined below) is uncertain and no ruling has been or will be requested from the Internal Revenue Service (the "IRS") on any tax matter concerning the exchange of subordinated notes for New Securities, no assurances can be given that the IRS or a court considering these issues would agree with the positions or conclusions discussed below.

   This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. Federal income taxation that may be relevant to a particular investor or to certain types of investors that may be subject to special tax rules (such as banks, tax-exempt entities, insurance companies, S corporations, dealers in securities or currencies, certain traders in securities, persons that will hold New Securities as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction, and persons that have a "functional currency" other than the U.S. dollar). The discussion is limited to exchanging holders who are citizens or residents of the United States or are domestic corporations or that otherwise are subject to U.S. Federal income taxation on a net income basis with respect to the subordinated notes, and who have held the subordinated notes as "capital assets" within the meaning of section 1221 of the Internal Revenue Code (the "Code").

   HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE CONSEQUENCES TO THEM OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS WHO EXCHANGE SUBORDINATED NOTES FOR SENIOR NOTES, WARRANTS AND CASH.

   General. The exchange of subordinated notes for senior notes and warrants to purchase Interliant common stock (collectively, the "New Securities") and for cash will qualify as a recapitalization under Section 368(a)(1)(E) of the Code if the subordinated notes and senior notes are considered "securities" for the federal income tax purposes. The law is unclear as to whether a debt instrument with a five-year maturity is considered a security. If the exchange qualifies as a recapitalization, (i) no gain or loss will be recognized by an exchanging holder except that gain (i.e., the excess of the fair market value of the New Securities plus the amount of cash received over the tax basis of the subordinated notes), if any, will be recognized to the extent of the amount of cash received, (ii) the New Securities will have an initial tax basis in the hands of the exchanging holder equal to the tax basis of the subordinated notes exchanged therefor less the amount of cash received (allocated between the senior notes and the warrants, in accordance with their respective fair market values), and (iii) the New Securities will have a holding period that includes the period during which the exchanging holder held the subordinated notes. If the exchange does not qualify as a recapitalization, an exchanging note holder will (iv) recognize gain or loss on the exchange, (v) have a tax basis in the New Securities equal to their fair market value at the time of the exchange, and (vi) have a holding period in the New Securities that begins on the date of the exchange.

   Original Issue Discount-Senior Notes. It is expected that the senior notes will be treated as issued with original issue discount within the meaning of the Code. For U.S. federal income tax purposes, the excess of the stated redemption price at maturity of the senior notes over their "issue price" constitutes original issue discount. Subject to the discussion below under the caption "Acquisition Premium," a holder (whether or not such holder is a cash or accrual basis taxpayer) will be required to include original issue discount in gross income as it accrues, in accordance with a constant yield to maturity method over the period the senior note is held (in addition to the inclusion of any qualified stated interest, as defined below). The stated redemption price at maturity of a senior note generally will equal the sum of the principal amount of such senior note and all payments required to be made thereunder.

   The "issue price" of a debt instrument and security issued together as a unit (an "investment unit") is first determined as if the investment unit itself was a debt instrument, and then such issue price is allocated between the debt instrument and the property rights (in this case, the senior notes and the warrants), based on their relative fair market values. Interliant will provide exchanging holders with its allocation of the issue price of the investment unit. Interliant's allocation is binding upon a holder unless such holder discloses on its tax return, for the year in which it acquired the unit, its determination of an allocation different from that of Interliant.

   If a substantial amount of the senior notes are treated as traded on an "established market" within the meaning of the Treasury regulations at any time during the 60-day period ending 30 days after the issue date of the senior notes, the issue price of the senior notes will equal the trading price of a senior note on the issue date. If the senior notes are not treated as so traded but the subordinated notes are treated as traded on an "established market" within the meaning of the Treasury regulations at any time during the 60-day period ending 30 days after the issue date of the senior notes, the issue price of the senior notes and the warrants issued in exchange for a subordinated note will equal the trading price of a subordinated note on the issue date less the cash payment in exchange for a subordinated note. A material additional amount of original issue discount may be created with respect to the senior note if the trading price of the subordinated notes or the senior notes at the time of the exchange is materially less than the principal amount of the senior notes. If neither the subordinated notes nor the senior notes are treated as so traded, the issue price of the senior notes will be their principal amount. While certain of the subordinated notes are, and certain of the senior notes may be, eligible for trading on the PORTAL system and bonds traded with sufficient volume and frequency on this system should be treated as traded on an "established market" for these purposes, it is not expected that either a substantial amount of the subordinated notes or the senior notes will be traded during the relevant period. Nevertheless, no assurance can be given that subordinated notes or senior notes will or will not be treated as so traded within the relevant period. After the exchange is consummated, Interliant will determine whether or not the subordinated notes or senior notes have been traded for these purposes and the amount, if any, of additional original issue discount created with respect to the senior notes and will inform the holders accordingly. Interliant will make the appropriate information return as required by the Treasury regulations.

   Market Discount. If the exchange qualifies as a recapitalization, market discount rules will apply to any senior notes or warrants received by an exchanging holder who acquired its subordinated notes subsequent to their original issuance at a price lower (by more than a de minimis amount) than the revised issue price of such subordinated notes. Holders exchanging market discount subordinated notes for senior notes and warrants should consult their own tax advisors with respect to the allocation of market discount between the senior notes and the warrants. A senior note that is exchanged for a subordinated note with market discount will continue to accrue market discount over its term.

   Holders exchanging market discount subordinated notes pursuant to the exchange offer will not recognize any gain or loss upon the exchange with respect to accrued market discount. Any gain recognized by the holder on the disposition of New Securities received in exchange subordinated notes having market discount will be treated as ordinary income to the extent of the market discount that accrued while held by such holder. A holder of a debt instrument acquired at market discount may elect to include market discount in gross income as such market discount accrues, either on a straight-line basis or a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired by the holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Unless the holder elects to include market discount in income on a current basis, as described above, the holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry market discount subordinated notes and senior notes. The budget proposal for fiscal year 2001 contained a provision that would have required holders that use an accrual method of accounting to include market discount in income on a constant-yield basis as it accrues. Such provision, which would have been effective for debt instruments acquired on or after the date of enactment, was not enacted.

   Acquisition Premium. To the extent that the tax basis of a holder in a senior note exceeds the issue price of such senior note but is not more than the principal amount of such senior note, the full daily portions of original issue discount will still be reported for each holder of such senior note for information reporting purposes, but the exchanging holder will reduce each daily portion of original issue discount includible in the holder's gross income by a constant fraction calculated so as to cause the full amount of such excess to be amortized over the life of such senior note.

   Sale or Exchange of Senior Notes. In general, subject to the rules discussed above under "Market Discount," the sale, exchange or redemption of the senior notes will result in capital gain or loss equal to the difference between the amount realized and the exchanging holder's tax basis in the senior notes immediately before such sale, exchange or redemption (which will reflect any original issue discount and market discount previously included in income).

   Sale or Exchange of Warrant. In general, subject to the rules discussed above under "Market Discount," the sale, exchange or redemption of the warrants will result in capital gain or loss equal to the difference between the amount realized and the exchanging holder's tax basis in the immediately before such sale, exchange or redemption.

                        TAX CONSEQUENCES TO INTERLIANT

   Discharge of Indebtedness Income. Interliant expects the amount of income that it realizes from discharge of indebtedness as a result of the exchange of the subordinated notes for cash and New Securities to be (1) less than the amount of discharge of indebtedness and (2) fully offset by Interliant's net operating loss for the current year, before taking account of that income. Interliant therefore expects not to incur any U.S. federal income tax liability as a result of the exchange; however, Interliant's net operating losses and tax basis in its assets will be reduced by the amount of the discharge of indebtedness.

   Interest Deductions. Original issue discount with respect to the senior notes should generally be deductible by Interliant in arriving at income subject to tax.

   Ownership Change. Based upon available records of stock ownership, Interliant believes that an "ownership change" for purposes of statutory provisions that would otherwise limit the use of net operating losses and net unrealized built-in losses has not occurred in the past and is not likely to occur as a result of the exchange. No assurance can be given that an ownership change that may limit the use of net operating loss carryovers and other tax attributes and net unrealized built-in losses will not occur in the future.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed consolidated financial statements were prepared to give effect to the exchange of 85% of the outstanding subordinated notes for approximately $37.8 million aggregate principal amount of senior notes, warrants to purchase an aggregate of approximately 9.5 million shares of our common stock and an aggregate cash payment of approximately $11.8 million, including our estimated $2.0 million of transaction costs. We refer to this exchange as the "Pro Forma Transaction."

   The unaudited pro forma condensed consolidated balance sheet as of September 30, 2001 gives pro forma effect to the Pro Forma Transaction as if it had occurred on September 30, 2001. The unaudited condensed consolidated statements of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 give effect to the Pro Forma Transaction as if it had occurred on January 1, 2000, the beginning of Interliant's 2000 fiscal year.

   The pro forma adjustments are based upon available information and certain assumptions that Interliant believes are reasonable under the circumstances.

   The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what our results would have been if the Pro Forma Transaction actually had occurred as of the date indicated or of what our future operating results will be.

   The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the unaudited condensed consolidated financial statements of Interliant set forth in our Second Quarter 2001 Quarterly Report on Form 10-Q, the audited consolidated financial statements of Interliant set forth in our 2000 Annual Report on Form 10-K and the sections of our Second Quarter 2001 Quarterly Report on Form 10-Q and 2000 Annual Report on Form 10-K, in each case, captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which is incorporated herein by reference. Copies of our Second Quarter 2001 Report on Form 10-Q and 2000 Annual Report on Form 10-K, as amended, are enclosed with this Offering Circular.

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                           AS OF SEPTEMBER 30, 2001

                                                         Pro Forma
                                             Historical Adjustments Pro Forma
                                             ---------- ----------- ---------
                                                      (in thousands)
  Assets
  Current assets:
     Cash and cash equivalents.............. $  19,000   $ (11,807) $   7,193
     Restricted cash........................     2,435                  2,435
     Accounts receivable, net...............    17,691                 17,691
     Prepaid and other current assets.......     6,609                  6,609
                                             ---------   ---------  ---------
       Total current assets.................    45,735     (11,807)    33,928
                                             ---------   ---------  ---------
     Fixed assets, net......................    15,266                 15,266
     Intangibles, net.......................    39,202                 39,202
     Net assets of discontinued operations..
     Other assets...........................     5,050         993      6,043
                                             ---------   ---------  ---------
       Total assets......................... $ 105,253   $ (10,814) $  94,439
                                             =========   =========  =========
  Liabilities and stockholders' (deficit)
   equity
  Current liabilities:
     Notes payable and current portion of
      long-term debt and capital lease
      arrangements.......................... $  13,162              $  13,162
     Accounts payable and accrued expenses..    33,766                 33,766
     Deferred revenue.......................     8,541                  8,541
     Net liabilities of discontinued
      operations............................       378                    378
     Restructuring reserve..................     2,216                  2,216
                                             ---------   ---------  ---------
       Total current liabilities............    58,063          --     58,063
                                             ---------   ---------  ---------
  Long-term debt and capital lease
   arrangements, less current portion.......    10,369                 10,369
  10% Senior Convertible Notes..............                61,616     61,616
  8% Convertible Subordinated Notes.........    19,000                 19,000
  7% Convertible Subordinated Notes.........   164,825    (140,101)    24,724
  Other long-term liabilities...............       357                    357
  Minority interest in subsidiary...........
  Stockholders' (deficit) equity:
     Preferred stock, $.01 par value;
      1,000,000 shares......................
     authorized; 0 shares issued and
      outstanding...........................
     Common stock...........................       517                    517
     Additional paid-in capital.............   309,434       6,071    315,505
     Deferred Compensation..................        --                     --
     Accumulated deficit....................  (455,973)     61,600   (394,373)
     Accumulated other comprehensive loss...    (1,339)                (1,339)
                                             ---------   ---------  ---------
       Total stockholders' (deficit)
         equity.............................  (147,361)     67,671    (79,690)
                                             ---------   ---------  ---------
       Total liabilities and
         stockholders' (deficit) equity..... $ 105,253   $ (10,814) $  94,439
                                             =========   =========  =========

  Pro Forma Adjustments:
  Refinancing of 85% of the 7%
   convertible subordinated notes:
     Face value of 7% notes exchanged.......             $ 140,101
                                                         ---------
     Cash payment upon exchange and
      transaction costs.....................               (11,807)
                                                         ---------
     Issuance of 10% convertible senior
      notes.................................                37,827
     Gross interest to maturity on the
      notes.................................                23,789
                                                         ---------
     Total debt and interest................                61,616
                                                         ---------
     Increase in additional
      paid-in-capital related to warrants
      and beneficial conversion feature.....                 6,071
                                                         ---------
     Value allocated to the warrants
      issued in connection with notes.......                 3,045
     Elimination of unamortized
      transaction costs related to 7%
      notes exchanged.......................                (2,052)
                                                         ---------
                                                               993
                                                         ---------
     Beneficial conversion feature
      related to the notes charged to
      interest expense......................                 3,026
     Net gain on extinguishment of 7%
      notes, less transaction costs of
      $2,000 and elimination of
      unamortized costs realted to the 7%
      notes. Also includes reduction of
      the gain pursuant to FAS 15 which
      requires the gain to be reduced by
      the gross interest to be paid to
      maturity on the 10% notes,
      amounting to $23,789..................               (64,626)
                                             -           ---------
                                                            61,600
                                             -           ---------

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                                                          Year Ended December 31, 2000    Nine Months Ended September 30, 2001
                                                        --------------------------------  ------------------------------------
                                                                    Pro Forma     Pro                 Pro Forma
                                                        Historical Adjustments   Forma    Historical Adjustments    Pro Forma
                                                        ---------- ----------- ---------  ---------- ------------ -------------
                                                                         (in thousands, except per share data)
Revenues............................................... $ 134,858              $ 134,858  $  94,628                 $  94,628
Costs and expenses:
   Cost of revenues....................................    95,259                 95,259     63,721                    63,721
   Sales and marketing.................................    38,358                 38,358     25,245                    25,245
   General and administrative (exclusive of non-cash
    compensation shown below)..........................    55,660                 55,660     49,796                    49,796
   Non-cash compensation...............................    15,106                 15,106     (4,715)                   (4,715)
   Depreciation........................................    15,759                 15,759     22,702                    22,702
   Amortization of intangibles.........................    39,450                 39,450     32,420                    32,420
   Restructuring charge................................     2,500                  2,500      4,308                     4,308
   Impairment losses...................................                                     124,174                   124,174
                                                        ---------              ---------  ---------                 ---------
                                                          262,092                262,092    317,651                   317,651
                                                        ---------              ---------  ---------                 ---------
Operating loss.........................................  (127,234)              (127,234)  (223,023)                 (223,023)
Other income, net......................................       110                    110       (664)                     (664)
Interest expense, net..................................    (5,247)    3,791       (1,456)   (14,026)       474        (13,552)
                                                        ---------    ------    ---------  ---------    -------      ---------
Loss before minority interest, discontinued operations,
 gain on extinguishment of debt and cumulative effect
 of accounting change..................................  (132,371)    3,791     (128,580)  (237,713)       474       (237,239)
Minority interest......................................     1,984                  1,984      7,012                     7,012
                                                        ---------    ------    ---------  ---------    -------      ---------
Loss before discontinued operations, gain on
 extinguishment of debt and cumulative effect of
 accounting change.....................................  (130,387)    3,791     (126,596)  (230,701)       474       (230,227)
Loss from discontinued operations......................   (19,622)               (19,622)    (9,221)                   (9,221)
Gain on extinguishment of debt.........................                                                 64,625         64,625
Cumulative effect of accounting change.................    (1,220)                (1,220)
                                                        ---------    ------    ---------  ---------    -------      ---------
Net loss............................................... $(151,229)   $3,791    $(147,438) $(239,922)   $65,099      $(174,823)
                                                        =========    ======    =========  =========    =======      =========
Basic and diluted loss per share:
Loss before discontinued operations, gain on
 extinguishment of debt, and cumulative effect of
 accounting change..................................... $   (2.74)             $   (2.66) $   (4.59)                $   (4.58)
Loss from discontinued operations......................     (0.41)                 (0.41)     (0.18)                    (0.18)
Gain on extinguishment of debt.........................                                                                  1.29
Cumulative effect of accounting change.................     (0.03)                 (0.03)        --                        --
                                                        ---------              ---------  ---------                 ---------
Net loss............................................... $   (3.18)             $   (3.10) $   (4.77)                $   (3.48)
                                                        =========              =========  =========                 =========
Weighted average shares outstanding--basic and
 diluted...............................................    47,548                 47,548     50,283                    50,283

Pro Forma Entries:
                                                                                                                   Nine Months
                                                                                                      Year Ended      Ended
                                                                                                     December 31, September 30,
                                                                                                         2000         2001
                                                                                                     ------------ -------------
Elimination of interest and transaction costs on 85% of the 7% convertible subordinated notes.......   $(9,499)     $  (8,110)
Addition of interest on 10% convertible senior notes and amortization of warrants issued in
 connection therewith...............................................................................     3,842          3,294
Beneficial conversion feature related to 10% notes..................................................     3,026          3,026
Addition of interest on 8% convertible subordinated notes and amortization of warrants issued in
 connection therewith...............................................................................     3,170          2,264
Beneficial conversion feature related to 8% notes...................................................     3,252             --
                                                                                                       -------      ---------
Total adjustments to interest expense...............................................................   $ 3,791      $     474
                                                                                                       =======      =========
Gain on extinguishment of 7% convertible subordinated notes, less transaction costs.................                   64,625

                      SELECTED HISTORICAL FINANCIAL DATA

   Our audited consolidated financial statements for the periods ended December 31, 1998, December 31, 1999 and December 31, 2000 are included in Interliant's 2000 Annual Report on Form 10-K, a copy of which is enclosed with this Offering Circular.

   The following is a summary of certain financial information relating to Interliant. This summary should be read in conjunction with the unaudited condensed consolidated financial statements of Interliant and the related notes set forth in our Second Quarter 2001 Quarterly Report on Form 10-Q and the audited consolidated financial statements of Interliant and the related notes set forth in our 2000 Annual Report on Form 10-K, each of which is incorporated herein by reference. Copies of our Second Quarter 2001 Quarterly Report on Form 10-Q and 2000 Annual Report on Form 10-K, as amended, are enclosed with this Offering Circular. All amounts in the table are expressed in thousands, except per share data.

                                                                                          Nine Months Ended
                                                            Years Ended December 31,        September 30,
                                                         -----------------------------  --------------------
                                                           1998      1999      2000       2000       2001
                                                         --------  --------  ---------  ---------  ---------
                                                                 (In thousands except per share data)
Statement of Operations Data:
Revenues................................................ $  4,905  $ 47,114  $ 134,858  $  97,324  $  94,628
Costs and expenses:
   Cost of revenues.....................................    3,236    27,514     95,259     68,507     63,721
   Sales and marketing..................................    2,555    17,236     38,358     28,304     25,245
   General and administrative (exclusive of non-cash
    compensation shown below)...........................    6,016    27,076     55,660     40,703     49,796
   Non-cash compensation................................      833     1,986     15,106     11,293     (4,715)
   Depreciation.........................................      696     6,051     15,759     10,415     22,702
   Amortization of intangibles..........................    2,439    22,069     39,450     28,970     32,420
   Restructuring charge.................................                         2,500      2,500      4,308
   Impairment losses....................................                                             124,174
                                                         --------  --------  ---------  ---------  ---------
                                                           15,775   101,932    262,092    190,692    317,651
                                                         --------  --------  ---------  ---------  ---------
Operating loss..........................................  (10,870)  (54,818)  (127,234)   (93,368)  (223,023)
Other income, net.......................................                           110       (142)      (664)
Interest income (expense), net..........................      138       886     (5,247)    (2,065)   (14,026)
                                                         --------  --------  ---------  ---------  ---------
Loss before minority interest, discontinued
 operations, gain on extinguishment of debt and
 cumulative effect of accounting change.................  (10,732)  (53,932)  (132,371)   (95,575)  (237,713)
Minority interest.......................................                         1,984      1,400      7,012
                                                         --------  --------  ---------  ---------  ---------
Loss before discontinued operations, gain on
 extinguishment of debt and cumulative effect of
 accounting change......................................  (10,732)  (53,932)  (130,387)   (94,175)  (230,701)
Loss from discontinued operations.......................                       (19,622)   (14,447)    (9,221)
Gain on extinguishment of debt..........................
Cumulative effect of accounting change..................                        (1,220)    (1,220)
                                                         --------  --------  ---------  ---------  ---------
Net loss................................................ $(10,732) $(53,932) $(151,229) $(109,842) $(239,922)
                                                         ========  ========  =========  =========  =========
Basic and diluted loss per share:
   Loss before discontinued operations and cumulative
    effect of accounting change......................... $  (1.22) $  (1.50) $   (2.74) $   (1.99) $   (4.59)
   Loss from discontinued operations....................       --        --      (0.41)      0.30      (0.18)
   Gain on extinguishment of debt.......................
   Cumulative effect of accounting change...............       --        --      (0.03)     (0.03)
                                                         --------  --------  ---------  ---------  ---------
Net loss................................................ $  (1.22) $  (1.50) $   (3.18) $   (2.32) $   (4.77)
                                                         --------  --------  ---------  ---------  ---------
Weighted average shares outstanding--basic and diluted..    8,799    35,838     47,548     47,261     50,283
                                                         ========  ========  =========  =========  =========
Other data:
   EBITDA (1)........................................... $ (6,902) $(24,712) $ (64,355) $ (40,190) $ (44,134)
Statement of cash flows data:
   Net cash used for operating activities............... $ (6,001) $(24,152) $ (80,159) $ (58,658) $ (42,640)
   Net cash used for investing activities...............  (17,919)  (46,459)  (115,703)  (132,350)    22,340
   Net cash provided by financing operating activities..   29,821    91,406    195,495    198,559     12,585
   Net capital expenditures.............................    4,322    12,084     39,406     29,195     29,446

Balance Sheet Data:                                                    December 31,         September 30,
                                                                  -------------------  --------------------
                                                                    1999      2000       2000       2001
                                                                  --------  ---------  ---------  ---------
Cash, cash equivalents and short-term investments................. $ 31,220  $  79,911  $ 113,818  $  19,000
Working capital...................................................   26,886     58,852    102,932    (12,329)
Total assets......................................................  162,875    342,352    363,505    105,253
Debt and capital lease obligations, less current portion..........    2,503    177,665    178,227    194,551
Total stockholders' equity (deficit)..............................  137,575     87,277    122,709   (147,361)

--------
(1) EBITDA represents earnings before interest, income taxes, depreciation, amortization, non-cash compensation, restructuring and asset impairment charges, losses from discontinued operations, gains on extinguishment of debt, and other income (expense). EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance and because management believes that EBITDA is an additional meaningful measure of performance and liquidity. EBITDA is not intended to present cash flows for the period, nor has it been presented as an alternative to operating income (loss) as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The items excluded from the calculation of EBITDA are significant components in understanding and assessing our financial performance. Our computation of EBITDA may not be comparable to the computation of similarly titled measures of other companies. EBITDA does not represent funds available for discretionary uses.

                          DESCRIPTION OF SENIOR NOTES

General.

   The following summary describes the material terms applicable to the 10% Convertible Senior Notes due 2006 that Interliant proposes to give you in the exchange offer, including the material provisions of the indenture under which the senior notes will be issued. The following summary does not restate the indenture. Accordingly, we urge you to read the indenture carefully in its entirety because the indenture, and not this summary, defines your rights as a holder of the senior notes. Copies of the indenture are available on request from Interliant. In this summary, the term "Interliant" or "we" refers only to Interliant, Inc. and any successor corporation which will become such pursuant to applicable provisions of the indenture and not to any of their respective subsidiaries. Certain defined terms used in this summary but not defined below have the meanings assigned to them in the indenture.

   We will issue the senior notes under an indenture between us and The Chase Manhattan Bank, as trustee, in a transaction that is not subject to the registration requirements of the Securities Act. The terms of the senior notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

   The registered holder of a senior note will be treated as the owner of the senior note for all purposes. Only registered holders have rights under the indenture.

   For a comparison of the terms applicable to the senior notes and the subordinated notes, please see the section of this Offering Circular captioned "--Comparison of Subordinated Notes and Senior Notes."

Maturity and Interest.

   The senior notes are unsecured, senior obligations of Interliant in an aggregate principal amount of up to $54.6 million plus any amount of additional senior notes issued as interest payments pursuant to the indenture, and will mature on December 15, 2006. Of this $54.6 million, approximately $34.2 million principal amount is to be issued by us to the parties to the Recapitalization and Exchange Agreement, up to approximately $10.3 million principal amount is to be issued in this exchange offer and approximately $10.1 million principal amount is reserved for issuance to settle outstanding earn-out obligations related to prior acquisitions by Interliant. The principal amount of each senior note is $1.00 and integral multiple thereof and is payable at the office of the Paying Agent, which currently is the trustee, but may in the future be an office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York.

   The senior notes bear interest at the rate of 10% per annum on the principal amount from the date of issuance of the senior notes, or from the most recent date to which interest has been paid or provided for until the senior notes are paid in full, converted or funds are made available for payment in full of the senior notes in accordance with the indenture. Interest is payable at the date of maturity (or earlier purchase, redemption or, in some circumstances, conversion) and semiannually on June 15 and December 15 of each year (each an "Interest Payment Date"), commencing on June 15, 2002, to holders of record at the close of business on the June 1 and December 1 (whether or not a business day) immediately preceding each Interest Payment Date (each a "Regular Record Date"). Each payment of interest on the senior notes will include interest accrued through the day before the applicable Interest Payment Date or the date of maturity (or earlier purchase, redemption or, in some circumstances, conversion), as the case may be. Any payment of principal and interest required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

   We may, at our option and in our sole discretion, pay any or all of the interest payable in respect of the senior notes on any Interest Payment Date (other than the Interest Payment Date occurring upon maturity of the senior notes) by means of the issuance of an additional senior note containing identical terms and conditions as the senior notes but dated the date of such Interest Payment Date, each in an authorized denomination in an aggregate principal amount equal to the amount of such interest. Absent a written notice by us to the Trustee no later than 30 days prior to any applicable Interest Payment Date by which we elect to make the interest payment due on such Interest Payment Date in cash, we are deemed to have elected to make the interest payment due on such Interest Payment Date by means of the issuance of additional senior notes. An election to make an interest payment in cash will be irrevocable and, upon the making of any such election, the applicable interest payment will be required to be paid in cash. Additional senior notes are deemed to be senior notes for all purposes of the indenture and additional senior notes and senior notes shall be treated as one and the same class.

   In the event of the maturity, conversion, purchase by us at the option of a holder or redemption of a senior note, interest will cease to accrue on that senior note under the terms and subject to the conditions of the indenture. We may not reissue a senior note that has matured or has been converted, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of that senior note.

Restrictions and Limitation.

   The senior notes indenture does not contain any financial covenants or restrictions on the payment of dividends, the issuance of securities or the repurchase of our securities by us. We may also enter into certain business combinations and effect a Change in Control of Interliant without limitation except as described below under "Change in Control Permits Purchase of Notes at the Option of the Holder" and under "Consolidation, Merger and Sale of Assets." However, under such indenture we are prohibited from creating or permitting to exist any Indebtedness other than:

  . Indebtedness evidenced by senior notes issued under the senior notes indenture;

  . Senior Indebtedness up to a maximum aggregate amount at any time of $200 million;

  . Indebtedness resulting from the restructuring of existing Earnout Obligations, which Indebtedness may be pari passu with, or subordinated to, the Indebtedness evidenced by the senior notes;

  . Indebtedness resulting from the restructuring of existing Capitalized Lease Obligations and equipment leases;

  . Indebtedness that the Holders of not less than a majority in principal amount of the outstanding senior notes shall agree may be pari passu with the Indebtedness evidenced by the senior notes; or

  . Indebtedness that is subordinated to the senior notes on substantially similar terms and conditions as the Indebtedness evidenced by the senior notes is subordinated to the Senior Indebtedness.

Seniority.

   The senior notes are unsecured obligations and are senior in right of payment, as provided in the indenture to any Indebtedness of Interliant other than:

  .  Senior Indebtedness;

  . Indebtedness resulting from the restructuring of existing Earnout Obligations, which Indebtedness may be pari passu with the Indebtedness evidenced by the senior notes;

  . Indebtedness resulting from the restructuring of existing Capitalized Lease Obligations and equipment leases; and

  . Indebtedness that the Holders of not less than a majority in principal amount of the outstanding senior notes shall agree may be pari passu with the Indebtedness evidenced by the senior notes.

   At September 30, 2001, we had $207.7 million of Indebtedness outstanding, of which $23.9 million was senior to the senior notes.

   The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and all other amounts owed in respect of all (x) Capitalized Lease Obligations of Interliant, (y) Working Capital Indebtedness of Interliant and (z) such other Indebtedness as the holders of not less than a majority in principal amount of the outstanding senior notes shall agree, in each case, whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us (including all deferrals, renewals, extensions, refinancings, replacements, restatements or refundings of, or amendments, modifications or supplements to, the foregoing), except for any such Indebtedness that is by its terms subordinated to or ranking equal with the senior notes.

   The term "Capitalized Lease Obligations" means, with respect to any Person, all obligations and liabilities (contingent or otherwise) of such Person in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities, contingent or otherwise, under any lease or related document, including, without limitation, the balance deferred and unpaid on any purchase price of any property and a purchase agreement in connection with the lease of real property that provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property.

   The Term "Earnout Obligations" means obligations or liabilities of Interliant or its subsidiaries incurred in connection with the acquisition of a particular company or business that are payable on a deferred basis and are based in whole or in part upon the performance of such company or business after the date of its acquisition by Interliant.

   The term "Indebtedness" means, with respect to any person:

  . all indebtedness, obligations and other liabilities, contingent or otherwise, of that person for borrowed money (including obligations of that person in respect of overdrafts, foreign exchange contracts, currency exchange or similar agreements, interest rate protection, hedging or similar agreements, and any loans or advances from banks, whether or not evidenced by senior notes or similar instruments) or evidenced by bonds, debentures, senior notes or similar instruments (whether or not the recourse of the holder is to the whole of the assets of that person or only to a portion thereof), other than any account payable or other accrued current liability or current obligation, in each case not constituting indebtedness, obligations or other liabilities for borrowed money and incurred in the ordinary course of business in connection with the obtaining of materials or services;

  . all reimbursement obligations and other liabilities, contingent or otherwise, of that person with respect to letters of credit, bank guarantees, bankers' acceptances, security purchase facilities or similar credit transactions;

  . all obligations and liabilities, contingent or otherwise, in respect of deferred and unpaid balances on any purchase price of any property, other than any account payable or other accrued current liability or current obligation, in each case not constituting indebtedness, obligations or other liabilities for borrowed money and incurred in the ordinary course of business in connection with the obtaining of materials or services;

  .  all Capitalized Lease Obligations;

  . all obligations of that person, contingent or otherwise, with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

  . all direct or indirect guarantees or similar agreements by that person in respect of, and obligations or liabilities, contingent or otherwise, of that person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in the above clauses;

  . recourse or repurchase obligations arising in connection with sales of assets in transactions that are in the nature of asset-based financings, whether or not such transactions are treated as sales under generally accepted accounting principles or bankruptcy, tax or other applicable laws, where such recourse or repurchase obligations arise out of the failure of such assets to provide the economic benefit to which the purchaser is entitled under the agreements relating to such transactions;

  . any indebtedness, or other obligations described in the above clauses secured by any mortgage, pledge, lien or other encumbrance existing on property that is owned or held by that person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by that person; and

  . any and all deferrals, renewals, extensions, refinancings, replacements, restatements and refundings of, or amendments, modifications or supplements to, or any indebtedness or obligation issued in exchange for, any indebtedness, obligation or liability of the kind described in the above clauses.

   Any Senior Indebtedness will continue to be Senior Indebtedness and will be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any of its terms.

   In the event of any payment or distribution of our assets to creditors upon any of our dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of Senior Indebtedness will first be entitled to receive payment in full, in cash or other payment satisfactory to the holders of Senior Indebtedness, of all amounts due or to become due on the Senior Indebtedness, or payment of those amounts must have been provided for, before the holders of the senior notes will be entitled to receive any payment or distribution with respect to any senior notes.

   In addition, we may not pay the principal amount, the Change in Control Purchase Price (defined below), any redemption amounts or interest with respect to any senior notes, and we may not acquire any senior notes for cash or property, except as provided in the indenture, if:

  . any payment default on any Senior Indebtedness has occurred and is continuing beyond any applicable grace period (including any payment default arising from acceleration of any Senior Indebtedness); or

  . any default, other than a payment default, with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity of that Senior Indebtedness and that default is either the subject of judicial proceedings or we receive a written notice of that default (a "Senior Indebtedness Default Notice").

   Notwithstanding the foregoing, payments with respect to the senior notes may resume and we may acquire senior notes for cash when:

  . the default with respect to the Senior Indebtedness is cured or waived or ceases to exist; or

  . in the case of a Senior Indebtedness Default Notice, 179 or more days pass after notice of the default is received by us, provided that the terms of the indenture otherwise permit the payment or acquisition of the senior notes at that time.

   If we receive a Senior Indebtedness Default Notice, then a similar notice received within nine months after receiving that Senior Indebtedness Default Notice relating to the same default on the same issue of Senior Indebtedness will not be effective to prevent the payment or acquisition of the senior notes as provided above. In addition, no payment may be made on the senior notes if any senior notes are declared due and payable prior to their Stated Maturity by reason of the occurrence of an Event of Default until the earlier of:

  .  75 days after the date of acceleration of the senior notes; or

  .  the payment in full of all Senior Indebtedness

but only if payment on the senior notes is then otherwise permitted under the terms of the indenture.

Conversion Rights.

   Subject to the terms of the senior notes indenture, any holder may elect to convert its senior notes or any portion thereof at any time after the issuance of such senior notes through the date of maturity. A holder may convert a portion of that holder's senior notes so long as that portion is $1.00 principal amount or an integral multiple of $1.00. The initial conversion price for the senior notes is $1.00 per share of common stock, which is equal to a Conversion Rate of 1.00 per $1.00 principal amount of senior notes. The Conversion Rate is subject to adjustment upon the occurrence of some events described below. A holder otherwise entitled to a fractional share of common stock will receive cash in an amount equal to the market value of that fractional share based on the closing sale price on the trading day immediately preceding the Conversion Date.

   To convert a senior note, a holder must:

  . complete and manually sign the conversion notice on the back of the senior note, or complete and manually sign a facsimile of the senior note, and deliver the conversion notice to the Conversion Agent, initially the Trustee, at the office maintained by the Conversion Agent for that purpose;

  .  surrender the senior note to the Conversion Agent;

  .  if required, furnish appropriate endorsements and transfer documents; and

  .  if required, pay all transfer or similar taxes.

   Under the indenture, the date on which all of these requirements have been satisfied is the Conversion Date.

   Upon conversion of a senior note, except as provided below, a holder will not receive any cash payment representing accrued interest on the senior note. Our delivery to the holder of the fixed number of shares of common stock into which the senior note is convertible, together with any cash payment to be made instead of any fractional shares, will satisfy our obligation to pay the principal amount of the senior note, and the accrued and unpaid interest to the Conversion Date. Thus, the accrued but unpaid interest to the Conversion Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued but unpaid interest will be payable upon any conversion of senior notes at the option of the holder made concurrently with or after acceleration of the senior notes following an Event of Default described under "--Events of Default" below. Notes surrendered for conversion during the period from the close of business on the record date for any Interest Payment Date to the close of business on the business day next preceding the following Interest Payment Date, except senior notes to be redeemed on a date within that period, must be accompanied by payment of an amount equal to the interest on the surrendered senior notes that the registered holder is to receive. Except where senior notes surrendered for conversion must be accompanied by payment as described above, no interest on converted senior notes will be payable by us on any Interest Payment Date subsequent to the date of conversion. The Conversion Rate will not be adjusted at any time during the term of the senior notes for accrued interest.

   A certificate for the number of full shares of common stock into which any senior note is converted, and any cash payment to be made instead of any fractional shares, will be delivered as soon as practicable, but in any event no later than the seventh business day following the Conversion Date. For a summary of the U.S. federal income tax treatment of a holder receiving common stock upon conversion, see "Certain United States Federal Income Tax Considerations--Conversion of Notes."

   The Conversion Rate is subject to adjustment in some events, including:

  . the issuance of shares of our common stock as a dividend or a distribution with respect to common stock;

  .  some subdivisions and combinations of our common stock;

  . the issuance to all holders of common stock of rights or warrants entitling them, for a period not exceeding 45 days, to subscribe for shares of our common stock at less than the current market price as defined in the indenture;

  . the distribution to holders of common stock evidences of our indebtedness, securities or capital stock, cash or assets, excluding common stock distributions covered above, those rights, warrants, dividends and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations resulting in a reclassification, conversion, exchange or cancellation of common stock covered in a Transaction adjustment described below;

  . the payment of dividends and other distributions on common stock paid exclusively in cash, if the aggregate amount of these dividends and other distributions, when taken together with:

    . other all-cash distributions made within the preceding 12 months not triggering a Conversion Rate adjustment, and

    . any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for the common stock concluded within the preceding 12 months not triggering a Conversion Rate adjustment, exceeds 10% of our aggregate market capitalization on the date of the payment of those dividends and other distributions. The aggregate market capitalization is the product of the current market price of our common stock as of the trading day immediately preceding the date of declaration of the applicable dividend multiplied by the number of shares of common stock then outstanding; and

  . a successful tender of exchange offer, other than odd lot offer, made by us or any of our subsidiaries, for all or any portion of the common stock which involves payment of an aggregate consideration to holders of common stock as of the last date tenders or exchanges may be made pursuant to a tender or exchange offer, having a fair market value that, together with:

    . any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for the common stock concluded within the preceding 12 months not triggering a Conversion Rate adjustment, and

    . the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months not triggering a Conversion Rate adjustment,

   exceeds 10% of our aggregate market capitalization.

   However, adjustment is not necessary if holders may participate in the transactions otherwise giving rise to an adjustment on a basis and with notice that our Board of Directors determines to be fair and appropriate, or in some other cases specified in the indenture. In cases where the fair market value of the portion of assets, debt securities or rights, warrants or options to purchase our securities applicable to one share of common stock distributed to stockholders exceeds the Average Sale Price (as defined in the indenture) per share of common stock, or the Average Sale Price per share of common stock exceeds the fair market value of that portion of assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate, the holder of a senior note upon conversion of the senior note will be entitled to receive, in addition to the shares of common stock into which that senior note is convertible, the kind and amounts of assets, debt securities or rights, options or warrants comprising the distribution that the holder of that senior note would have received if that holder had converted that senior note immediately prior to the record date for determining the stockholders entitled to receive the distribution. The indenture permits us to increase the Conversion Rate from time to time.

   In the event that we become a party to any transaction, including, and with some exceptions:

  .  any recapitalization or reclassification of the common stock;

  . any consolidation of us with, or merger of us into, any other Person, or any merger of another Person into us;

  .  any sale, transfer or lease of all or substantially all of our assets; or

  .  any compulsory share exchange,

pursuant to which the common stock is converted into the right to receive other securities, cash or other property, then the holders of senior notes then outstanding will have the right to convert the senior notes only into the kind and amount of securities, cash or other property receivable upon the consummation of that transaction by a holder of the number of shares of common stock issuable upon conversion of those senior notes immediately prior to that transaction.

   In the case of any transaction referred to above, each senior note will become convertible into the securities, cash or property receivable by a holder of the number of shares of the common stock into which the senior note was convertible immediately prior to that transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the senior notes in the future. For example, if we were acquired in a cash merger each senior note would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

   In the event of a taxable distribution to holders of common stock that results in an adjustment of the Conversion Rate, or in which holders otherwise participate, or in the event the Conversion Rate is increased at our discretion, the holders of the senior notes may, in some circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. Moreover, in some other circumstances, the absence of an adjustment to the Conversion Rate may result in a taxable dividend to holders of common stock.

Redemption of Senior Notes At Our Option.

   There is no sinking fund for the senior notes. At any time on or after either December 15, 2002 or a Change in Control, we will be entitled to redeem the senior notes for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60-days' notice of redemption given by mail to holders of senior notes, unless a shorter notice is satisfactory to the Trustee, at a redemption prices equal to the aggregate principal amount thereof plus accrued cash interest to the redemption date. Any redemption of the senior notes must be in integral multiples of $1.00 principal amount.

   If fewer than all of the senior notes are to be redeemed, the Trustee will select the senior notes to be redeemed in principal amounts of $1.00 or integral multiples of $1.00 by lot, pro rata or by another method that complies with the requirements of any exchange on which the senior notes are listed or quoted and that the Trustee shall deem fair and appropriate. If a portion of a holder's senior notes is selected for partial redemption and that holder converts a portion of those senior notes prior to the redemption, the converted portion will be deemed, solely for purposes of determining the aggregate principal amount of the senior notes to be redeemed by us, to be of the portion selected for redemption.

Change In Control Permits Purchase of Notes at the Option of the Holder.

   In the event of any Change in Control (as defined below) of Interliant, each holder of senior notes will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require us to purchase all or any part of the holder's senior notes, provided that the principal amount must be $1.00 or an integral multiple of $1.00. Each holder of senior notes will have the right to require us to make that purchase on the date that is 45 business days after the occurrence of the Change in Control (the "Change in Control Purchase Date") at a price equal to 100% of the principal amount of that holder's senior notes plus accrued interest to the Change in Control Purchase Date (the "Change in Control Purchase Price").

   We may, at our option, instead of paying the Change in Control Purchase Price in cash, pay the Change in Control Purchase Price in our common stock valued at 95% of the average of the closing sales prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the Change in Control Date. We cannot pay the Change in Control Purchase Price in common stock unless the common stock are listed for trading on a national securities exchange or approved for listing in the Nasdaq National Market, are validly issued, fully paid and nonassessable, and are free of any preemptive rights.

   Within 30 business days after the Change in Control, we will mail to the Trustee, each holder, and beneficial owners as required by applicable law, a notice regarding the Change in Control, which will state, among other things:

  . the date of the Change in Control and, briefly, the events causing the Change in Control;

  . the date by which the Change in Control Purchase Notice (as defined below) must be given;

  .  the Change in Control Purchase Date;

  .  the Change in Control Purchase Price;

  .  the name and address of the Paying Agent and the Conversion Agent;

  .  the Conversion Rate and any adjustments to the Conversion Rate;

  .  the procedures that holders must follow to exercise these rights;

  .  the procedures for withdrawing a Change in Control Purchase Notice;

  . that holders who want to convert senior notes must satisfy the requirements provided in the senior notes; and

  .  briefly, the conversion rights of holders of senior notes.

   If we do not mail the notice within 30 business days after the Change in Control, an Event of Default will occur under the indenture without the lapse of additional time.

   We will cause a copy of the notice regarding the Change in Control to be published in The Wall Street Journal or another daily newspaper of national circulation.

   To exercise the purchase right, the holder must deliver written notice of the exercise of the purchase right (a "Change in Control Purchase Notice") to the Paying Agent or an office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York, prior to the close of business, on the Change in Control Purchase Date. Any Change in Control Purchase Notice must state:

  .  the name of the holder;

  . the certificate numbers of the senior notes to be delivered by the holder of those senior notes for purchase by us;

  . the portion of the principal amount of senior notes to be purchased, which portion must be $1.00 or an integral multiple of $1.00; and

  . that the senior notes are to be purchased by us pursuant to the applicable provisions of the senior notes.

   A holder may withdraw any Change in Control Purchase Notice by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Change in Control Purchase Date. The notice of withdrawal must state the principal amount and the certificate numbers of the senior notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a Change in Control Purchase Notice.

   Payment of the Change in Control Purchase Price for a senior note for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of the senior note, together with necessary endorsements, to the Paying Agent or an office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York, at any time, whether prior to, on or after the Change in Control Purchase Date, after the delivery of the Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for the senior note will be made promptly following the later of the business day following the Change in Control Purchase Date and the time of delivery of the senior note. If (i) we elect to pay the Repurchase Price by delivery of shares of our common stock and satisfy the conditions to this election set forth in the indenture or (ii) the Paying Agent holds, in accordance with the terms of the indenture, money sufficient to pay the Change in Control Purchase Price of that senior note on the business day following the Change in Control Purchase Date, then, immediately after the Change in Control Purchase Date, that senior note will cease to be outstanding and interest on that senior note will cease to accrue and will be deemed paid, whether or not that senior note is delivered to the Paying Agent, and all other rights of the holder will terminate, other than the right to receive the Change in Control Purchase Price upon delivery of that senior note.

   If any Senior Indebtedness is outstanding at the time of the occurrence of a Change in Control, and such Senior Indebtedness prohibits our purchase of the senior notes upon the occurrence of a Change in Control, we must, before mailing the notice regarding the Change in Control, either repay in full all obligations and terminate all commitments under or in respect of all such Senior Indebtedness or offer to repay in full all obligations and terminate all commitments under or in respect of all such Senior Indebtedness and repay such Senior Indebtedness owed to each holder who has accepted such offer or obtain the requisite consents under all such Senior Indebtedness to permit the repurchase of the senior notes as described above. We must first comply with this covenant before we will be required to purchase senior notes in the event of a Change in Control. However, our failure to comply with this covenant within 30 business days after the occurrence of a Change in Control would constitute an Event of Default. As a result of the foregoing, a holder of the senior notes may not be able to compel us to purchase the senior notes unless we are able at the time to refinance all of the obligations under or in respect of all Senior Indebtedness or obtain requisite consents under all Senior Indebtedness.

   Under the indenture, "Change in Control" of Interliant is deemed to have occurred upon the occurrence of any of the following events:

  . any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power of our total outstanding voting stock other than an acquisition by us, any of our subsidiaries, any of our employee benefit plans or one or more Permitted Holders;

  . we consolidate with, or merge with or into, another Person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any Person, or any Person consolidates with or merges with or into us, in any such event pursuant to a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than where:

    . our voting stock is not converted or exchanged at all, except to the extent necessary to reflect a change in our jurisdiction of incorporation, or is converted into or exchanged for voting stock, other than Redeemable Capital Stock, of the surviving or transferee corporation; and

    . immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or one or more Persons who were the "beneficial owner" (as described below), directly or indirectly, of more than 50% of the total voting power of all of our voting stock immediately before such transaction, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding voting stock of the surviving or transferee corporation;

  . during any consecutive two-year period beginning after the date of the indenture, individuals who at the beginning of that two-year period constituted our Board of Directors (together with (i) any new directors whose election to such Board of Directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved and (ii) any representatives of a Permitted Holder) cease for any reason to constitute a majority of our Board of Directors then in office; or

  . our stockholders pass a special resolution approving a plan of liquidation or dissolution and no additional approvals of our stockholders are required under applicable law to cause a liquidation or dissolution.

   The term "Permitted Holders" means Web Hosting Organization LLC, Charterhouse Group International, Inc., SOFTBANK Technology Ventures IV, L.P., WHO Management LLC and SOFTBANK Technology Advisors Fund, L.P., SOFTBANK Technology Ventures VI, L.P. and their respective Affiliates (other than their other portfolio companies), including any Person (other than their other portfolio companies) in which any of the foregoing, individually or collectively, owns beneficially more than 50% of the total voting power of the shares, interests, participations or other equivalents of corporate stock, partnership or limited liability company interests or any other participation, right or other interest in the nature of an equity interest of such Person.

   The term "Redeemable Capital Stock" means any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final stated maturity of the senior notes or is redeemable at the option of the holder of the senior notes at any time prior to such final stated maturity, or is convertible into or exchangeable for debt securities at any time prior to such final stated maturity. Redeemable Capital Stock will not include any common stock the holder of which has a right to put to us upon some terminations of employment.

   The definition of Change in Control includes a phrase relating to the lease, transfer, conveyance or other disposition of "all or substantially all" of our assets. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of senior notes to require us to repurchase such senior notes as a result of a lease, transfer, conveyance or other disposition of less than all of our assets may be uncertain.

   The indenture does not permit our Board of Directors to waive our obligation to purchase senior notes at the option of the holder in the event of a Change in Control of Interliant.

   We will not be required to make an offer to purchase the senior notes upon a Change in Control if a third party makes an offer to purchase the senior notes in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture for the offer to purchase we would otherwise be required to make and that third party purchases all senior notes validly tendered to it and not withdrawn.

   We will comply with the provisions of any tender offer rules under the Exchange Act which may then be applicable, and will file any schedule required under the Exchange Act in connection with any offer by us to purchase senior notes at the option of the holders of senior notes upon a Change in Control. In some circumstances, the Change in Control purchase feature of the senior notes may make more difficult or discourage a takeover of us and thus the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is similar to that provided for in the subordinated notes, which was the result of negotiations between us and the initial holders of the subordinated notes.

   If a Change in Control were to occur, we cannot assure holders of the senior notes that we would have funds sufficient to pay the Change in Control Purchase Price for all of the senior notes that might be delivered by holders seeking to exercise the purchase right, because we or our subsidiaries might also be required to prepay some indebtedness or obligations having financial covenants with change of control provisions in favor of the holders of that indebtedness or those obligations. In addition, our other indebtedness or obligations may have cross- default provisions that could be triggered by a default under the Change in Control provisions thereby possibly resulting in acceleration of the maturity of that other indebtedness or those obligations. In any of these circumstances, the holders of the senior notes would be subordinated to the prior claims of the holders of other indebtedness or obligations. In addition, our ability to purchase the senior notes with cash may be limited by the terms of our then-existing borrowing agreements. No senior notes may be purchased pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under "--Events of Default" below (other than a default in the payment of the Change in Control Purchase Price with respect to those senior notes).

Consolidation, Merger And Sale Of Assets.

   We, without the consent of any holders of outstanding senior notes, are entitled to consolidate with or merge into, or transfer or lease our assets substantially as an entirety to, any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof (each a "Person"), and any Person is entitled to consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, us, provided that:

  . the Person, if other than us, formed by a consolidation or into which we are merged, or the Person, if other than one of our subsidiaries, which receives the transfer of our assets substantially as an entirety, is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and expressly assumes our obligations on the senior notes and under the indenture;

  . immediately after giving effect to the consolidation, merger, transfer or lease, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

  . an officer's certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease complies with the provisions of the indenture, have been delivered by us to the Trustee.

Events Of Default.

   The indenture provides that, if an Event of Default specified in the indenture occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the senior notes then outstanding may declare the principal amount of, and accrued interest to the date of that declaration on, all the senior notes to be immediately due and payable. In the case of some events of bankruptcy or insolvency, the principal of, and accrued interest on, all the senior notes to the date of the occurrence of that event, will automatically become and be immediately due and payable. Upon any acceleration of the payment of principal and accrued interest with respect to the senior notes, the subordination provisions of the indenture will preclude any payment being made to holders of senior notes until the earlier of:

  .  75 days or more after the date of that acceleration; and

  .  the payment in full of all Senior Indebtedness,

but only if such payment is then otherwise permitted under the terms of the indenture.

   Under some circumstances, the holders of a majority in aggregate principal amount of the senior notes may rescind any acceleration with respect to the senior notes and its consequences.

   Interest will continue to accrue and be payable on demand upon a default in:

  .  the payment of:

    .  principal and interest when due,

    .  redemption amounts, or

    .  Change in Control Purchase Price;

  . the delivery of shares of common stock to be delivered on conversion of senior notes; or

  . the payment of cash in lieu of fractional shares to be paid on conversion of senior notes. In each case to the extent that the payment of interest that is due is legally enforceable.

   Under the indenture, Events of Default include:

  . default in payment of the principal amount, interest when due (if that default in payment of interest continues for 30 days), any redemption amounts or the Change in Control Purchase Price with respect to any senior note, when that principal amount, interest, redemption amount or Change in Control Purchase Price becomes due and payable (whether or not that payment is prohibited by the provisions of the indenture);

  . failure by us to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock, or cash instead of fractional shares, are required to be delivered following conversion of a senior note, and that default continues for 10 days;

  . failure by us to give the notice regarding a Change in Control or to perform the covenant requiring us to repay, or obtain certain consents from the holders of, certain Senior Indebtedness upon the occurrence of a Change in Control, in either case within 30 business days of the occurrence of the Change in Control;

  . failure by us to comply with any of our other agreements in the senior notes or the indenture, the receipt by us of notice of that default from the Trustee or from holders of not less than 25% in aggregate principal amount of the senior notes then outstanding and our failure to cure that default within 60 days after our receipt of that notice;

  . default under any bond, senior note or other evidence of indebtedness for money borrowed by us having an aggregate outstanding principal amount in excess of $10 million, which default shall have resulted in that indebtedness being accelerated, without that indebtedness being discharged or that acceleration having been rescinded or annulled within 60 days after our receipt of the notice of default from the Trustee or receipt by us and the Trustee of the notice of default from the holders of not less than 25% in aggregate principal amount of the senior notes then outstanding, unless that default has been cured or waived, provided, however, that none of our subordinated notes which are held by any holder or any Affiliate of any holder of the senior notes will be counted in determining whether the threshold of $10 million principal amount of outstanding indebtedness mentioned above has been exceeded; or

  .  some events of bankruptcy or insolvency.

   The Trustee will, within 90 days after the occurrence of any default, mail to all holders of the senior notes notice of all defaults of which the Trustee is aware, unless those defaults have been cured or waived before the giving of that notice. The Trustee may withhold notice as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders. The term default for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to the senior notes.

   The holders of a majority in aggregate principal amount of the outstanding senior notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that the direction must not be in conflict with any law or the indenture and the direction is subject to some other limitations. The Trustee may refuse to perform any duty or exercise any right or power or extend or risk its own funds or otherwise incur any financial liability unless it receives indemnity satisfactory to it against any loss, liability or expense. No holder of any senior note will have any right to pursue any remedy with respect to the indenture or the senior notes, unless:

  . that holder has previously given the Trustee written notice of a continuing Event of Default;

  . the holders of at least 25% in aggregate principal amount of the outstanding senior notes have made a written request to the Trustee to pursue the relevant remedy;

  . the holder giving that written notice has, or the holders making that written request have, offered to the Trustee reasonable security or indemnity against any loss, liability or expense satisfactory to it;

  . or the Trustee has failed to comply with the request within 60 days after receipt of that notice, request and offer of security or indemnity; and the holders of a majority in aggregate principal amount of the outstanding senior notes have not given the Trustee a direction inconsistent with that request within 60 days after receipt of that request.

   The holders of a majority in aggregate principal amount of senior notes at the time outstanding may waive any existing default and its consequences except:

  .  any default in any payment on the senior notes;

  .  any default with respect to the conversion rights of the senior notes; or

  . any default in respect of the covenants or provisions in the indenture that may not be modified without the consent of the holder of each senior note as described in "--Modification, Waiver and Meetings" below.

   When a default is waived, it is deemed cured and will cease to exist, but that waiver does not extend to any subsequent or other default or impair any consequent right.

   We will be required to furnish to the Trustee annually a statement as to any default by us in the performance and observance of our obligations under the indenture. In addition, we will be required to file with the Trustee written notice of the occurrence of any default or Event of Default within five business days of our becoming aware of the occurrence of any default or Event of Default.

Modification, Waiver And Meetings.

   The indenture or the senior notes may be modified or amended by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the senior notes then outstanding. The indenture or the senior notes may not be modified or amended by us without the consent of each holder affected thereby, to, among other things:

  . reduce the principal amount, Change in Control Purchase Price or any redemption amounts with respect to any senior note, or extend the stated maturity of any senior note or alter the manner of payment or rate of interest on any senior note or make any senior note payable in money or securities other than that stated in the senior note;

  . make any reduction in the principal amount of senior notes whose holders must consent to an amendment or any waiver under the indenture or modify the indenture provisions relating to those amendments or waivers;

  . make any change that adversely affects the right of a holder to convert any senior note;

  . modify the provisions of the indenture relating to the ranking of the senior notes in a manner adverse to the holders of the senior notes; or

  . impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the senior notes.

   Without the consent of any holder of senior notes, we and the Trustee may amend the indenture to:

  . cure any ambiguity, defect or inconsistency, provided, however, that the amendment to cure any ambiguity, defect or inconsistency does not materially adversely affect the rights of any holder of senior notes;

  . provide for the assumption by a successor of our obligations under the indenture;

  . provide for uncertificated senior notes in addition to certificated senior notes, as long as those uncertificated senior notes are in registered form for United States federal income tax purposes;

  . make any change that does not adversely affect the rights of any holder of senior notes;

  . make any change to comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  . add to our covenants or our obligations under the indenture for the protection of holders of the senior notes; or

  .  surrender any right, power or option conferred by the indenture on us.

Form, Denomination, Exchange, Registration, Transfer and Payment.

   The senior notes will be issued in the form of one or more global senior notes as well as in individual certificates, in the same manner the subordinated notes that are exchanged are held. The global senior notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), and registered in the name of DTC or its nominee. The senior notes will be issued in denominations of $1.00 and $1.00 multiples.

   The principal, any premium and any interest on the senior notes will be payable, without coupons, and the exchange of and the transfer of the senior notes will be registrable, at the office of the Trustee or agency maintained for that purpose in the Borough of Manhattan, The City of New York.

   The exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. As a result, the securities we issue to you in exchange for your subordinated notes, including the senior notes and the shares of common stock issuable upon conversion of the notes, will have similar characteristics to the subordinated notes with respect to transfer to third parties. If you are not an affiliate of Interliant, and if you acquired your subordinated notes in a transaction that was registered by us under either of the registration statements on Form S-1 which became effective on June 29, 2000, or that was exempt from registration pursuant to Rule 144 promulgated under the Securities Act, then the senior notes and the common stock issuable upon the conversion of the notes can be transferred freely. If, however, you acquired your subordinated notes in a transaction which was exempt from registration under the Securities Act (other than pursuant to Rule 144), you may not transfer the senior notes and the shares of common stock issuable upon the conversion of the notes unless such transfer is made pursuant to an effective registration statement or an applicable exemption from registration and pursuant to applicable provisions of the senior notes indenture and the warrant agreement. Prior to this exchange offer, we agreed to enter into a registration rights agreement with holders of approximately $126.8 million principal amount, or approximately 77%, of the outstanding subordinated notes, to register the resale of the senior notes and the common stock issuable upon the conversion of the senior notes under the Securities Act. Each holder of subordinated notes who exchanges them in exchange offer will automatically become a party to this registration rights agreement. When such securities are registered for resale they may be transferred freely. For more information on the registration rights agreement, see the section of this Offering Circular captioned "Registration Rights of Holders of the Notes".

   Prior to any transfer without registration, the holder of the senior notes must furnish to The Chase Manhattan Bank, as transfer agent, such certifications, legal opinions or other information as may be reasonably required by the transfer agent to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

   In addition, each holder of senior notes must deliver to each transferee a notice specifying the restrictions on transfer of the senior notes and the common stock issuable upon the conversion thereof.

   Holders may present the senior notes for exchange, and for registration of transfer, with the form of transfer endorsed on those senior notes, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for that purpose, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. We will appoint the Trustee of the senior notes as securities registrar under the indenture. We may at any time rescind designation of any transfer agent or approve a change in the location through which any transfer agent acts, provided that we maintain a transfer agent in each place of payment for the senior notes. We may at any time designate additional transfer agents for the senior notes.

   All monies paid by us to a Paying Agent for the payment of principal, any premium or any interest, on any senior note which remains unclaimed for two years after the principal, premium or interest has become due and payable may be repaid to us, and after the two-year period, the holder of that senior note may look only to us for payment.

   In the event of any redemption, we will not be required to:

  . issue, register the transfer of or exchange senior notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of senior notes to be redeemed and ending at the close of business on the day of that mailing; or

  . register the transfer of or exchange any senior note called for redemption, except, in the case of any senior notes being redeemed in part, any portion not being redeemed.

Book-Entry System.

   Upon the issuance of a global senior note, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the senior notes represented by that global senior note to the accounts of institutions or persons, commonly known as participants, that have accounts with DTC or its nominee. Ownership of beneficial interests in a global senior note will be limited to participants or persons that may hold interests through participants. Ownership of interests in a global senior note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and the participants (with respect to the owners of beneficial interests in that global senior note). The laws of some jurisdictions may require that some holders take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global senior note.

   So long as DTC, or its nominee, is the registered holder and owner of the global senior note, DTC or its nominee, as the case may be, will be considered the sole owner and holder for all purposes of the senior notes represented by the global senior note and for all purposes under the indenture. Except as described below, owners of beneficial interests in a global senior note will not be entitled to have the senior notes represented by that global senior note registered in their names, will not receive or be entitled to receive physical delivery of senior notes in definitive form and will not be considered to be the owners or holders of any senior notes under the indenture or that global senior note. Accordingly, each person owning a beneficial interest in a global senior note must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of senior notes under the indenture of that global senior note. We understand that under existing industry practice, in the event we request any action of holders of senior notes or if an owner of a beneficial interest in a global senior note desires to take any action that DTC, as the holder of that global senior note, is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through them to take those actions or would otherwise act upon the instructions of beneficial owners owning through them.

   Payments of principal of and any premium and any interest on the senior notes represented by a global senior note will be made to DTC or its nominee, as the case may be, as the registered owner and holder of that global senior note, against surrender of the senior notes at the principal corporate trust office of the Trustee. Interest payments will be made at the principal corporate trust office of the Trustee or by a check mailed to the holder at its registered address.

   We expect that DTC, upon receipt of any payment of principal, and any premium and any interest, in respect of a global senior note, will immediately credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global senior note as shown on the records of DTC. We expect that payments by participants to owners of beneficial interests in a global senior note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of those participants. We, our agent, the Trustee and its agent will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global senior note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in that global senior note owning through those participants.

   Unless and until it is exchanged in whole or in part for senior notes in definitive form, a global senior note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or a successor to DTC selected or approved by us or to a nominee of that successor to DTC.

   The senior notes represented by a global senior note will be exchangeable for senior notes in definitive form of like tenor as that global senior note in denominations of $1.00 and in any greater amount that is an integral multiple of $1.00 if:

  . DTC notifies us and the Trustee that it is unwilling or unable to continue as DTC for that global senior note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

  . we, in our sole discretion, determine not to have all of the senior notes represented by a global senior note and notify the Trustee of that determination; or

  . there is, or continues to be, an Event of Default or there is an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the senior notes.

   Any senior note that is exchangeable pursuant to the preceding sentence is exchangeable for senior notes registered in the names which DTC will instruct the Trustee. It is expected that DTC's instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global senior note. Subject to the foregoing, a global senior note is not exchangeable except for a global senior note or global senior notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

   When a holder of a beneficial interest in a global book-entry senior note would like to sell their senior notes, they must contact the DTC participant who holds their beneficial interest on their behalf. The DTC participant will then notify the Trustee of the proposed transaction. The Trustee will notify Interliant who will then be required to confirm in an officer's certificate to the Trustee that the senior note holder is a security holder of Interliant and that such transfer is authorized. The Trustee will then notify DTC, which will affect the transfer from one participant account to another.

Notices.

   Except as otherwise provided in the indenture, notices to holders of senior notes will be given by mail to the addresses of holders of the senior notes as they appear in the Security Register.

Replacement Of Notes.

   Any mutilated senior note will be replaced by us at the expense of the holder upon surrender of that senior note to the Trustee. Notes that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the Trustee of senior notes of evidence of the destruction, loss or theft of the senior notes satisfactory to us and the Trustee. In the case of a destroyed, lost or stolen senior note, an indemnity satisfactory to the Trustee and us may be required at the expense of the holder of that senior note before a replacement senior note will be issued.

Governing Law.

   The indenture and the senior notes will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflict of laws principles.

Information Regarding The Trustee.

   The Chase Manhattan Bank is the Trustee, Securities Registrar, Paying Agent and Conversion Agent under the indenture.

Registration Rights of Holders of the Notes

   We and the holders of the senior notes will be parties to a registration rights agreement to be dated as of December 15, 2001. All holders of subordinated notes who exchange for cash, senior notes and warrants will be bound by the terms of the registration rights agreement.

   Under the registration rights agreement, we generally agreed, for the benefit of the holders of the senior notes and the shares of common stock issuable upon conversion of the senior notes and exercise of the warrants to:

  . file, within 90 days after the date the senior notes and warrants are originally issued, a shelf registration statement covering the senior notes, the warrants and the common stock issuable upon conversion of the senior notes and exercise of the warrants;

  . use commercially reasonable efforts to cause the shelf registration to become effective as promptly as practicable; and

  . use commercially reasonable efforts to keep the shelf registration statement effective until the earlier of the sale of all the transfer restricted securities or two years after the latest date of original issuance.

   When we use the term "transfer restricted securities" in this section, we mean the senior notes (including the additional notes issuable as interest payments under the senior notes indenture), the warrants and the common stock issued upon conversion of the senior notes and the exercise of the warrants, upon their original issuance, until the earlier of the following events:

  . the date the senior notes, the warrants or the shares of common stock issued upon conversion of the senior notes and the exercise of the warrants have been effectively registered under the Securities Act and sold or transferred pursuant to the shelf registration statement;

  . the date on which the senior notes, the warrants or the shares of common stock issued upon conversion of the senior notes and the exercise of the warrants are distributed to the public pursuant to Rule 144 under the Securities Act or are available for sale pursuant to Rule 144(k) under the Securities Act; or

  . the date the senior notes, the warrants or the shares of common stock issued upon conversion of the senior notes and the exercise of the warrants cease to be outstanding.

   We may suspend the use of the shelf registration statement in certain circumstances described in the registration rights agreement upon notice to the holders of the transfer restricted securities. We will provide copies of the prospectus and notify holders of senior notes, warrants and the shares of common stock issued upon conversion of the senior notes or exercise of the warrants when the shelf registration statement is filed and when it becomes effective.

   We will give notice to all holders of the filing and effectiveness of the shelf registration statement. We refer to this form of notice and questionnaire as the "questionnaire." Holders of the senior notes and the warrants are required to complete and deliver the questionnaire prior to the effectiveness of the shelf registration statement so that they can be named as selling stockholders in the prospectus. Upon receipt of a completed questionnaire from a holder of the senior notes or warrants after the effectiveness of the shelf registration statement, we will, as promptly as practicable but in any event within five business days of receipt, file any amendments or supplements to the shelf registration statement so that such a holder may use the prospectus, subject to our right to suspend as set forth above. Under the registration rights agreement, a holder of the senior notes is required to deliver a prospectus to purchasers and will be bound by the provisions of the agreement.

               COMPARISON OF SUBORDINATED NOTES AND SENIOR NOTES

   Set forth below is a comparison of the terms of the existing subordinated notes and the senior notes that will be issued and outstanding following completion of the exchange offer.

                       The Subordinated Notes                    The Senior Notes
                       ----------------------                    ----------------
ISSUE................. 7% convertible subordinated notes.        10% convertible senior notes.
ISSUER................ Interliant, Inc.                          Interliant, Inc.
SECURITY.............. Unsecured                                 Unsecured
ISSUE DATE............ February 16, 2000                         Upon completion of the exchange
                                                                 offer.
CONVERSION............ Convertible until maturity at a rate of   Convertible until maturity at a rate of
                       18.8324 shares of common stock per        1.00 share of Common Stock per $1.00
                       $1,000 principal amount, subject to       principal amount, subject to
                       adjustment.                               adjustment.
PRINCIPAL AMOUNT
  OUTSTANDING......... $164.8 million                            $44.5 million (approximately
                                                                 $34.2 million is to be issued under the
                                                                 Recapitalization and Exchange
                                                                 Agreement and up to approximately
                                                                 10.3 million is to be issued in this
                                                                 exchange offer) (1).
COUPON................ 7%                                        10%
MATURITY.............. February 16, 2005.                        December 15, 2006.
INTEREST PAYMENTS..... In cash, semi-annually on each            At our option, in cash or additional
                       February 16 and August 16.                senior notes, semi-annually on each
                                                                 June 15 and December 15.
RANKING; SUBORDINATION The subordinated notes rank pari passu    The senior notes will rank senior to the
                       with all of Interliant's intercompany     subordinated notes. The senior notes
                       debt and junior to all of Interliant's    will be subordinated to all of
                       senior indebtedness, including the        Interliant's existing and future senior
                       senior notes.                             indebtedness, working capital
                                                                 obligations and capital lease
                                                                 obligations.
OPTIONAL REDEMPTION... At any time on or after February 16,      At any time on or after the earlier of
                       2003, we will be entitled to redeem the   December 15, 2002 or a Change in
                       subordinated notes for cash as a whole    Control, we will be entitled to redeem
                       at any time, or from time to time in      the senior notes for cash as a whole at
                       part, upon not less than 30 days' nor     any time, or from time to time in part,
                       more than 60-days' notice of              upon not less than 30 days' nor more
                       redemption given by mail to holders of    than 60-days' notice of redemption
                       subordinated notes, unless a shorter      given by mail to holders of senior
                       notice is satisfactory to the Trustee, at notes, unless a shorter notice is
                       a redemption prices equal to the          satisfactory to the Trustee, at a
                       aggregate principal amount thereof        redemption prices equal to the
                       plus accrued cash interest to the         aggregate principal amount thereof
                       redemption date. Any redemption of        plus accrued cash interest to the
                       the subordinated notes must be in         redemption date. Any redemption of
                       integral multiples of $1,000 principal    the senior notes must be in integral
                       amount.                                   multiples of $1.00 principal amount.

                        The Subordinated Notes                  The Senior Notes
                        ----------------------                  ----------------
REPURCHASE AT OPTION OF
  HOLDER............... Holders can cause Interliant to         Holders can cause Interliant to
                        repurchase the subordinated notes at    repurchase the senior notes at par
                        par (subject to certain adjustments)    (subject to certain adjustments)
                        following a "Change in Control"         following a "Change in Control"
                        affecting Interliant (as defined in the affecting Interliant (as defined in the indenture for the subordinated notes).  indenture for the senior notes).
COVENANTS.............. Interliant is not restricted from       Interliant is restricted from incurring
                        incurring additional indebtedness       additional indebtedness without the
                        senior to the indebtedness evidenced    consent of the senior notes holders,
                        by the subordinated notes.              other than certain exceptions as set
                                                                forth in the senior notes indenture.

--------
(1)Additional $10.1 million principal amount that may be issued to settle existing earn-out obligations in connection with prior acquisitions by Interliant plus any amount of additional senior notes that may be issued as interest payments under the senior notes indenture, are reserved for issuance under the senior notes indenture.

                            DESCRIPTION OF WARRANTS

General.

   Each holder of subordinated notes will receive, as part of this exchange offer, warrants to purchase 67.50 shares of our common stock, par value $.01 per share, for each $1,000 in principal amount exchanged by such subordinated note holder. The issuance of the warrants will be in accordance with, and subject to the Warrant Agreement, to be dated as of December 15, 2001, between Interliant and The Chase Manhattan Bank, a New York corporation, as warrant agent. The following is a summary of the terms and conditions of the warrants.

Exercise of the Warrants.

   Each warrant will entitle the holder thereof to purchase from Interliant one share of common stock of Interliant at a purchase, or exercise, price per share equal to $0.60 payable in full at the time of exercise. The exercise price and the number of shares of Interliant's common stock issuable upon the exercise of the warrants, are subject to common anti-dilution adjustments, such as adjustments due to an increase or decrease in the total number of shares of common stock outstanding, adjustment due to a payment of certain stock dividends and other distributions of our property to our shareholders and adjustment due to reclassification or exchange of our common stock into another class of securities. We will notify each holder in writing within a reasonable time and in reasonable detail of any event which resulted in an adjustment to either the exercise price or the number of shares of common stock issuable upon such exercise. The warrants may be exercised, in whole or in part, at any time or from time to time during the five-year period ending at 5:00 p.m., New York City time, on December 15, 2006 or, in the event such date is a Saturday or Sunday, or a legal holiday on which the New York Stock Exchange is closed, then the warrants may be exercised until 5:00 p.m. New York City time on the next succeeding business day. The warrants will expire and will no longer be exercisable at 5:00 p.m., New York time, on December 15, 2006.

   In addition, upon the occurrence of a Change in Control (as such term is defined in the senior notes indenture) of Interliant, but not later than 45 days thereafter, you may elect to receive, without the payment by you of the exercise price or any additional consideration, shares of Common Stock equal to the value of the Warrants held by you, or any portion thereof, determined by us in accordance with the formula set forth in the Warrant Agreement. We refer to such method of exercise as "net issue election".

   Warrants may be exercised by the surrender of the warrant certificates representing such warrants to Interliant at the offices of the warrant agent, with the notice of exercise or the net issue election notice provided for in the warrant certificate, as the case may be, duly completed and executed, accompanied by payment of the aggregate exercise price, if any, for the shares of common stock issuable upon the exercise of the warrants. Payment for the exercised shares of common stock must be made by a certified or bank cashier's check payable to our order or by wire transfer to an account designated by us. If the warrant certificate is surrendered for exercise within any period during which the transfer books for shares of our common stock or other securities purchasable upon the exercise of the warrants represented by such warrant certificate are closed for any purpose, we will not be required to make delivery of certificates for the securities purchasable upon such exercise until the date of the reopening of those transfer books.

Warrant Certificates.

   Each warrant will be evidenced by a warrant certificate. The warrant certificates will be executed on behalf of Interliant by the manual or facsimile signature of our present or any future Chairman or Chief Executive Officer or Chief Financial Officer or President or any Senior Vice President, attested to by the manual or facsimile signature of our present or any future Treasurer or Secretary or Assistant Secretary.

   Warrant certificates will be dated as of the date of countersignature by the warrant agent upon transfer or exchange. The warrant agent will countersign and deliver warrant certificates to each subordinated note holder whose subordinated notes are accepted for purchase in the exchange offer in the appropriate number. The warrant certificates will be countersigned manually or by facsimile by the warrant agent and will not be valid for any purpose unless so countersigned.

   Upon receipt by the warrant agent of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of a warrant certificate, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of a warrant certificate, if mutilated, the warrant agent will make and deliver a new warrant certificate of like tenor and dated as of such cancellation.

Notice of Certain Events.

   We will give notice by certified mail to each warrant holder, of any of the following events:

  . the issuance to all holders of any class of our capital stock, rights or warrants to subscribe for or purchase shares of our capital stock, or any other subscription rights or warrants;

  . the distribution to all holders of any class of our capital stock, evidences of indebtedness or assets;

  . any capital reorganization or reclassification of our shares of common stock, other than a subdivision or combination of the outstanding common stock and other than a change in par value of the common stock;

  . any liquidation or merger to which we are a party and for which approval of our stockholders is required, other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or change of the shares of common stock issuable upon the exercise of a warrant;

  . the conveyance or transfer of all, or substantially all of our properties and assets; or

  .  our voluntary or involuntary dissolution, liquidation or winding-up.

   We will give you this notice at least 10 days prior to the applicable record or effective date for any of the corporate actions or events listed above. The notice will state the dates as of which the holders of capital stock of record will be entitled to receive any rights, warrants or distributions or will be entitled to vote on any matter specified in the notice and the time any of these actions or events are expected to become effective.

Merger, Consolidation, or Liquidation.

   In the event we consolidate with or merge into another entity and we are not the survivor entity, or in the event we sell or convey substantially all of our property, and, in connection with such merger, consolidation or sale, shares of stock, other securities, property, or cash are issuable or deliverable in consideration or exchange for our capital stock, we will give each warrant holder at least 10 days prior written notice of the consummation of such transaction and we will be obligated to make proper provision in any merger or consolidation agreement to ensure that the holder of each warrant, upon the exercise of any warrants owned by such holder at any time after the consummation of any of the transactions described in this paragraph, will be entitled to receive, at the exercise price then in effect, the shares of stock, other securities or property received as consideration in that transaction instead of shares of our common stock or other securities issuable to the warrant holder upon the exercise of the warrants immediately prior to such transaction.

   In addition, we will notify you if we receive notice that a purchase, tender or exchange offer has been made to the holders of more than 50% of our outstanding common stock (on an as converted basis).

Registration and Transfer.

   The warrant agent will maintain a register for the warrants at its address identified in the Warrant Agreement, for the registration of the transfer and exchange of warrants. The warrant agent will register the warrants initially in the names of the holders accepting this exchange offer. We and the warrant agent each will be entitled to treat the registered holder of any warrant as the owner in fact thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such warrant on the part of any other person.

   The exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. As a result, the securities we issue to you in exchange for your subordinated notes, including the warrants, will have similar characteristics to the subordinated notes with respect to transfer to third parties. If you are not an affiliate of Interliant, and if you acquired your subordinated notes in a transaction that was registered by us under either of the registration statements on Form S-1 which became effective on June 29, 2000, or that was exempt from registration pursuant to Rule 144 promulgated under the Securities Act, then the warrants can be transferred freely. If, however, you acquired your subordinated notes in a transaction which was exempt from registration under the Securities Act (other than pursuant to Rule 144), you may not transfer the warrants issued to you in exchange for your subordinated notes unless such transfer is made pursuant to an effective registration statement or an applicable exemption from registration and pursuant to applicable provisions of the warrant agreement. Common Stock issued upon the exercise of warrants may be transferred freely by a holder not affiliated with Interliant if the issuance was or the transfer is registered under the Securities Act, or the transfer is made pursuant to an applicable exemption from registration. Prior to this exchange offer, we agreed to enter into a registration rights agreement with holders of approximately $126.8 million principal amount, or approximately 77%, of the outstanding subordinated notes, to register the resale of the warrants and the common stock issuable upon the exercise of the warrants under the Securities Act. Each holder of subordinated notes who exchanges them in this exchange offer will automatically become a party to this registration rights agreement. When such securities are registered for resale they may be transferred freely. For more information on the registration rights agreement, see the section of this Offering Circular captioned "Registration Rights of Holders of the Notes".

   Each warrant holder is required to give notice to Interliant of any proposed transfer without registration under the Securities Act. The notice must describe in reasonable details the manner and circumstances of the proposed transfer and must be accompanied by an assignment form provided in the warrant certificate and by an opinion of counsel reasonably satisfactory to Interliant, that the proposed transfer may be effected without registration. In addition, as a condition to the consummation of a proposed transfer, the transferee of the warrants will be obligated to be subject to the provisions of any agreement concerning the warrants.

   Any warrant shall be transferable only upon the surrender of the warrant certificate representing such warrant at the address of the warrant agent provided in the Warrant Agreement duly endorsed by the warrant holder or by the holder's duly authorized attorney or representative, or accompanied by an assignment form provided in the Warrant Certificate, together with payment of any taxes which may be payable in connection with such transfer.

   Upon transfer of any warrant, we will, at the request of a warrant holder and upon surrender of the warrant certificate representing such warrant to the warrant agent with a duly executed assignment form, promptly issue new warrants in the names and amounts requested by the warrant holder to replace the surrendered warrant, and the surrendered warrant will be cancelled.

Stock Certificates.

   Promptly after the exercise of any warrants and the payment of the exercise price, or after a net issue election, as the case may be, we will issue a certificate or certificates for the number of full shares of common stock to which the warrant holder thereof is entitled, together with a cash payment in respect of fractional shares and (if applicable) a new warrant certificate representing all remaining unexercised warrants. The certificates representing the shares of common stock issuable upon the exercise of the warrants or the new warrant (in the event of a partial exercise) will be delivered to the warrant holder by the warrant agent at our expense (including the payment by Interliant of any applicable issue taxes or governmental charges imposed in connection with the issuance or delivery of the common stock) within a reasonable time, which will in no event be later than ten (10) days after the exercise of the warrants.

Fractional Shares.

   No fractional shares of common stock will be issued in connection with any exercise of warrants. In lieu of such fractional shares we will make a cash payment based upon the fair market value of the common stock on the date of exercise. "Fair market value" of a share of common stock as of a particular date means: (a) if traded on an exchange or the over-the-counter market, quoted on the Nasdaq National Market or reported by the National Quotation Bureau, then the most recently reported closing or bid price, (b) if conversion or exercise is simultaneous with an underwritten public offering registered under the Act, the public offering price (before deducting commissions, discounts or expenses) per share sold in such offer, and (c) otherwise, the price, not less than book value, determined in good faith and in such reasonable manner as prescribed by a majority of our outside directors (directors who are not company officers or employees); provided, however that (i) we will notify the warrant holder of such price within ten days; (ii) the holder will have ten days after receipt of such notice to dispute such price by written notice to Interliant; (iii) we and the warrant holder will mutually agree upon an appraiser to determine a fair market value binding upon the parties; and (iv) Interliant and the warrant holder will split equally the costs of the appraisal, unless the fair market value determined by the appraisal is 110% or more of that determined by the outside directors, in which case we will bear the full costs of the appraisal.

No Rights of Stockholders.

   The warrant certificate will not entitle the warrant holder to any voting rights as a stockholder of Interliant prior to the exercise of the warrant and issuance of shares of common stock upon such exercise.

Governing Law.

   The warrant agreement to which the warrants are subject is governed by and construed in all respects in accordance with the laws of the State of New York, without regard to conflict of laws principles.

                         DESCRIPTION OF CAPITAL STOCK

Authorized Stock; Issued and Outstanding Shares.

   Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of undesignated preferred stock, par value $0.01 per share. We intend to increase the authorized number of shares common stock to 250,000,000.

Common Stock.

   As of September 30, 2001, 51,728,705 shares of common stock were issued and outstanding. All of the issued and outstanding shares of common stock are fully paid and nonassessable.

   The following summarizes the rights of holders of our common stock:

  . each holder of shares of common stock is entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors;

  .  there are no cumulative voting rights;

  . the holders of our common stock are entitled to dividends which may be paid in cash, property or shares of our capital stock and other distributions as may be declared from time to time by our Board of Directors out of funds legally available for that purpose, if any;

  . upon our liquidation, dissolution or winding up, the holders of shares of common stock will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our debts and liabilities and the payment of the liquidation preference of any outstanding preferred stock; and

  . the holders of common stock have no preemptive or other subscription rights to purchase shares of our stock, nor will holders be entitled to the benefits of any redemption or sinking fund provisions.

                 AGREEMENTS RELATING TO INTERLIANT SECURITIES

   Recapitalization and Exchange Agreement. Prior to this exchange offer, we signed a privately negotiated Recapitalization and Exchange Agreement, dated October 19, 2001, with eight subordinated note holders which hold in the aggregate approximately $126.8 million principal amount, or approximately 77%, of the outstanding subordinated notes. Under this agreement, the eight holders agreed to exchange their subordinated notes for the same consideration provided in this exchange offer. The closing of the Recapitalization and Exchange Agreement is conditioned upon the consummation of this exchange offer, although the parties can waive that condition.

   Registration Rights Agreement related to the senior notes and the warrants. We and the holders of the senior notes and the warrants will be parties to a registration rights agreement to be dated as of December 15, 2001. All holders of subordinated notes who exchange for cash, senior notes and warrants will be bound by the terms of the registration rights agreement.

   Under the registration rights agreement, we generally agreed, for the benefit of the holders of the senior notes, the warrants and the shares of common stock issuable upon conversion of the senior notes and exercise of the warrants to file, within 90 days after the date the senior notes and warrants are originally issued, a shelf registration statement covering the senior notes, the warrants and the common stock issuable upon conversion of the senior notes and exercise of the warrants. For more information regarding this registration rights agreement see the section captioned "Description of Senior Notes--Registration Rights of Holders of the Notes" in this Offering Circular.

   Subordinated Notes Indenture and Registration Rights Agreement, dated February 16, 2000. In February 2000, we completed the offering of approximately $154.8 million aggregate principal amount of the subordinated notes. The offering was made pursuant to Rule 144A under the Securities Act and was not registered under the Securities Act. The subordinated notes were issued under an indenture, dated as of February 16, 2000, between Interliant and The Chase Manhattan Bank, as trustee. We sold the subordinated notes to certain underwriters under a Purchase Agreement, dated February 16, 2000, between these investors and Interliant. The Rule 144A indenture is substantially similar to the senior notes indenture described in the section captioned "Description of Senior Notes". The notable differences between the Rule 144A indenture and the senior notes indenture are:

  . Under the Rule 144A indenture, interest payments are payable only in cash while interest on the senior notes may be payable, at the election of Interliant, in cash or in-kind, by issuing additional senior notes;

  . Our right under the Rule 144A indenture to redeem the subordinated notes if the price of our common stock has exceeded 150% of the conversion price of the subordinated notes and upon payment of additional premium has been eliminated. Under the senior notes indenture we have an unconditional right to redeem the senior notes at any time on or after December 15, 2002 or a Change in Control (as defined

  . in the senior notes indenture) and prior to the maturity date for a redemption price equal to the aggregate principal amount of the securities redeemed; and

  . Under the Rule 144A indenture, we are not restricted from incurring additional indebtedness, including indebtedness that will be senior to the subordinated notes, while under the senior notes indenture we can not incur additional indebtedness other than senior indebtedness in a maximum aggregate principal amount of $200 million, indebtedness that is subordinated to the senior notes and certain other indebtedness as set forth in section 9.09 of the senior notes indenture. Senior indebtedness includes, under the senior notes indenture, capitalized lease obligations, indebtedness related to working capital financing and other indebtedness that holders of not less of a majority in principal amount of the senior notes have agreed will be senior to the indebtedness evidenced by the senior notes.

   For comparison between the senior notes and the subordinated notes, see also the section captioned "Comparison Between Subordinated Notes and Senior Notes" in this Offering Circular.

   On February 16, 2000, we also signed a registration rights agreement with the underwriters of such 144A offering, in which we agreed to file with the SEC, at our own expense, a shelf registration statement to cover resales of the subordinated notes and the shares of common stock issuable upon conversion of the subordinated notes. We filed this registration statement on May 16, 2000. The registration statement was declared effective by the SEC on June 29, 2000.

   The Microsoft Indenture and Registration Rights Agreement, dated March 10, 2000. On March 10, 2000, we entered into a purchase agreement with Microsoft Corporation under which Microsoft purchased an aggregate of $10 million principal amount of our 7% Convertible Subordinated Notes due 2005. In connection with this transaction we entered into an indenture with The Chase Manhattan Bank, as trustee. The terms of this indenture are substantially similar to the terms of the Rule 144A indenture. On March 10, 2000, we also signed a registration rights agreement with Microsoft, in which we agreed to file, at our own expense, a shelf registration statement to cover the resales of Microsoft's subordinated notes and the shares of common stock issuable upon the conversion of Microsoft's subordinated notes. We filed this registration statement on May 16, 2000. The registration statement was declared effective by the SEC on June 29, 2000.

   8% Convertible Subordinated Notes and Registration Rights Agreement, each dated April 16, 2001. On April 16, 2001, we entered into a definitive agreement with Charterhouse Equity Partners III, L.P. and one of its affiliates (the "Charterhouse Entities"), SOFTBANK Technology Ventures VI, L.P. and certain of its affiliates (the "Softbank VI Entities") under which they purchased, in the aggregate, 190 units ("Units"), each Unit consisting of $100,000 principal amount of 8% Convertible Subordinated Notes due 2003 and 27,273 warrants to purchase shares of common stock for a total sale price of $19.0 million. The 8% notes are convertible at the option of the holder, at any time prior to maturity, into common stock at a conversion price of $1.10 per share, subject to adjustment, which is equal 90,909.09 share of common stock, per $100,000 principal amount of the 8% notes. Interest payments will be payable on the last day of each calendar quarter by the issuance of additional 8% notes. The 8% notes mature on June 30, 2003. In connection with this exchange offer, the conversion price of the $19 million aggregate principal amount of the 8% notes will be reduced from $1.10 per share to $1.00 per share and the exercise price of the related warrants will be reduced from $1.25 per share to $0.60 per share.

   In connection with the sale of our 8% Convertible Subordinated Notes due 2003 to the Charterhouse Entities and the Softbank VI Entities, we entered into a registration rights agreement with respect to the registration of the 8% convertible subordinated notes, the warrants and the shares of Interliant's common stock issuable to these entities upon conversion of the notes or the exercise of the warrants. Under this agreement, each of the Charterhouse Entities and the Softbank VI Entities has a right to require us to file up to four registration statements to register any registrable securities held by them or to join in any registration statement filed by us on our behalf or on behalf of any other security holder of Interliant. If the managing underwriter advises that the amount of registrable securities requested to be included in a registration statement exceeds the number of securities that can be sold without a material adverse effect on such offering, then (i) in the event of an underwritten registration statement initiated by the request of either the Charterhouse Entities or the Softbank VI Entities, registrable securities held by either of them will be first included in such underwritten offering, (ii) in the event of an underwritten registration statement initiated by us on our behalf or on behalf of any other security holder of Interliant, registrable securities held by either by the Charterhouse Entities or the Softbank VI Entities will be included in such offering, if at all, only after securities issued by us or securities of any other security holder on whose behalf the registration statement has been initiated, as the case may be, have been included in such registration statement. Under this registration rights agreement, we agreed not to enter into any merger, consolidation or reorganization in which Interliant is not the surviving company unless the proposed surviving corporation assumes our obligations under such registration rights agreement. The registration rights agreement contains additional covenants of Interliant of the type customary in registration rights agreement with respect to registration procedures, payment of registration expenses and indemnification.

   The WEB Hosting Organization LLC investment. WEB owns 25,200,000 shares of our common stock, which represents approximately 48.7% of our outstanding common stock. The shares were acquired for an aggregate purchase price of $42.0 million in a series of 6 transactions in December 1997, May 1998, June 1998,

September 1998, December 1998 and February 1999, in each case at a price, giving effect to the 3-for-1 stock split effective in July 1998, of $1.67 per share. The terms of the sale and purchase of these shares are set forth in a subscription agreement, dated December 8, 1997, between WEB and us. The principal members of WEB are (1) Charterhouse and (2) WHO Management LLC (collectively with Charterhouse, the "WEB Members"), of which our co-founders, Leonard J. Fassler and Bradley A. Feld, are the member managers. The WEB Members have agreed that WEB shall be under the exclusive direction of a management committee comprised of seven members and will vote such member's interest in WEB so that a majority of the members of such management committee will be designees of Charterhouse. WEB has certain demand and incidental registration rights under the terms of an Investors Agreement, dated as of January 28, 1999, and a Registration Rights Agreement, dated as of December 8, 1997. See below under "Registration rights of certain holders."

   The Softbank investment. On January 28, 1999, Softbank Technology Ventures IV L.P. and Softbank Technology Advisors Fund L.P. (the "Softbank IV Entities") purchased from us an aggregate of 2,647,658 shares of our Redeemable Convertible Preferred Stock and warrants to purchase 749,625 shares of our common stock for an aggregate purchase price of $13.0 million. On April 19, 1999, the Softbank IV Entities exercised their warrants at an aggregate exercise price of $5.0 million and all of the outstanding shares of Redeemable Convertible Preferred Stock were automatically converted into an equal number of shares of our common stock upon the consummation of our initial public offering in July 1999. As of September 30, 2001, the Softbank IV Entities owned approximately 6.6% of our outstanding common stock. Bradley A. Feld, our Co-Chairman and director, is a general partner of the Softbank IV Entities. The Softbank IV Entities have certain demand and incidental registration rights under the terms of the Investors Agreement, dated January 28, 1999, between us and the parties listed therein. See below under "Registration rights of certain holders."

   The Interliant acquisition. On March 10, 1999, pursuant to an Asset Purchase Agreement with Interliant Texas and the shareholders of Interliant Texas, we, partly through a wholly-owned subsidiary, acquired substantially all of the assets and assumed specified liabilities of Interliant Texas for $100,000 in cash, 4,091,642 shares of our common stock and the assumption of promissory notes in favor of Mathew Wolf and Erving Wolf in the aggregate amount of $15.9 million. Upon the closing of the acquisition, the $7.9 million note in favor of Erving Wolf was paid in full and the $8.0 million note issued by Interliant Texas in favor of Mathew Wolf was canceled and replaced by an 8% promissory note of Interliant which was paid in full on or about July 1999 upon the closing of our initial public offering.

   In addition, under such Asset Purchase Agreement, we issued options to purchase 1,523,461 shares of our common stock at an exercise price of $0.13 per share. All or a portion of such Interliant options are fully vested and exercisable and substantially all have been exercised. The shareholders of Interliant Texas have certain incidental registration rights under the terms of the Piggyback Registration Rights Agreement, dated January 27, 2000, between us and the parties listed therein. See below under "Registration rights of certain holders."

   Other issuances of securities. During the last quarter of fiscal year 1999 and fiscal year 2000, in connection with (i) our acquisitions of Soft Link, Inc., reSource Partners, Inc., Knowledge Systems, Inc., Interactive Software, Inc. Milestone Services, Inc., and (ii) our mergers with and into Triumph Technologies, Inc. and The Jacobson Group, Inc., we issued an aggregate of approximately 2.5 million shares of our common stock to shareholders of these acquired entities as partial consideration. In the first quarter of 2000, in connection with an investment in Interliant by six strategic partners, we issued an aggregate of 787,881 shares of our common stock and warrants to purchase 157,575 shares of our common stock to these strategic partners. Such warrants have expired. In addition, in August 2000, we issued warrants to purchase 180,000 shares of our common stock at an exercise price of $13.06 per share to The Feld Group, Inc. These warrants will expire on July 31, 2003. For more information regarding acquisitions by Interliant in which any portion of the consideration was paid in Interliant's securities, see note #5 to our audited financial statements in our 2000 Annual Report on Form 10-K, a copy of which is enclosed with this Offering Circular. The shareholders of the acquired entities and the six strategic partners mentioned above have certain incidental registration rights under the terms of the Piggyback Registration Rights Agreement, dated January 27, 2000, between us and the parties listed therein. See below under "Registration rights of certain holders."

   In July 2000, we purchased all of the outstanding stock of Interactive Software, Inc., or ISI, and Milestone Services, Inc., or MSI. The acquisition agreements provided for contingent purchase consideration or "earnouts" if certain operating performance and product development targets are achieved. In November 2001, we entered into an agreement with the shareholders of ISI and MSI to settle a portion of our earnout obligations. As part of that settlement, the company issued promissory notes to each of the shareholders of ISI and MSI with an aggregate principal amount of $1.38 million which is repayable at the rate of $100,000 per month commencing November 1, 2001 and continuing through and including December 1, 2002 with interest thereon from September 14, 2001 at the rate of 7% per annum. In connection with that settlement, we also agreed to issue in or about January 2002, additional notes to those shareholders in an aggregate principal amount not to exceed $2.7 million once certain earnout calculations have been determined ("2002 Notes"). The principal amount of the 2002 Notes will be repaid at the rate of $100,000 per month commencing January 1, 2003 and continuing through and including July 1, 2005 with interest thereon from September 14, 2001 at the rate of 7% per annum. Upon our filing and having declared effective a registration statement registering the resale of the senior notes, the shareholders of ISI and MSI will exchange their respective 2002 Notes for senior notes having a principal amount equal to the outstanding principal amount of the 2002 Notes at the time of exchange. Upon such exchange, we shall be forever discharged and released from all obligations under the 2002 Notes including all accrued interest.

   Registration rights of certain holders. We have granted the holders of an aggregate of 35,741,265 shares of common stock certain demand and incidental registration rights. The Softbank IV Entities have such registration rights under the Investors Agreement with respect to 2,647,658 shares of common stock which were received upon the consummation of our initial public offering from the conversion of an equal number of shares of Redeemable Convertible Preferred Stock and 749,625 shares of common stock received on April 19, 1999, upon the exercise of warrants. WEB has such registration rights under the terms of each of the Investors Agreement, dated January 28, 1999, and the Registration Rights Agreement, dated December 8, 1997, with respect to 25,200,000 shares of common stock purchased. A Piggyback Registration Rights Agreement, dated January 27, 2000, grants piggyback registration rights to the selling shareholders of Interliant Texas, the strategic partners and the selling shareholders of the entities mentioned under the paragraph captioned "Other issuances of securities" above, and any other future persons who acquire equity securities of Interliant in connection with any acquisition by Interliant, who are granted piggyback registration rights with respect to the shares of common stock held by them, and who become signatories to such agreement.

   If we propose to file a registration statement under the Securities Act covering our common stock or any securities exercisable or exchangeable for or convertible into our common stock holders of piggyback registration rights may require us to include a requested amount of their common stock in our registered offering on the same terms and conditions applicable to the other equity securities included in such registration statement. We may reduce the number of shares to be registered if the managing underwriter determines that the inclusion of such shares would materially and adversely affect the success of this offering.

   Demand registration rights entitle the holder to require us to include a requested amount of their common stock in a registration statement on Form S-1, Form S-2 or Form S-3 and to use our best efforts to register such shares under the Securities Act of 1933, as amended based on the advice of the managing underwriter. A majority of the Softbank IV Entities may exercise two demand registration rights with respect to the registration of shares of common stock on Form S-1, and twenty percent of the Softbank IV Entities may exercise two demand registration rights with respect to the registration of shares of common stock on Form S-3 at any time we become eligible to use Form S-3. WEB may exercise three demand registration rights with respect to the shares of common stock that it owns.

   Each stockholder with the foregoing piggyback registration rights and demand registration rights whose shares of common stock are included in a registration statement must agree not to offer for public sale any shares of common stock or securities exercisable or exchangeable for or convertible into common stock, or effect any sale of securities pursuant to Rule 144 under the Securities Act of 1933, as amended, during the ten days prior to and the 180 days after the closing date of any underwritten offering unless such shares are covered by such registration statement or a shorter period is agreed to by the managing underwriter. We are required to bear all related registration expenses (excluding any underwriting discounts or commissions, if any), disbursements and fees in connection with the exercise of Piggyback Registration Rights and Demand Registration Rights.

   In addition, in connection with the issuance to Mr. Steven C. Dabbs of 150,000 shares of common stock in April 1998, in connection with the acquisition of substantially all of the assets of Clever Computers, Inc., we have agreed that in the event we grant registration rights with respect to shares of common stock to any other employee of Interliant or its affiliates employed in a position comparable or junior to Mr. Dabbs, identical registration rights shall be given to Mr. Dabbs.

   Related party transactions; employee compensation arrangements. Interliant sponsors certain equity-based compensation plans, including stock option and restricted stock plans, and is party to employment agreements and stock option agreements with certain of its employees. These plans and agreements provide for the grant of options to purchase shares of Interliant common stock and the issuance of restricted shares of Interliant common stock, among other things. For further information regarding the terms of these plans and agreements, see Interliant's Amended Annual Report on Form 10-K/A filed on April 30, 2001 and the sections in Interliant's 2001 Annual Meeting Proxy Statement captioned "Executive Compensation," "Option Grants," and "Proposal 2--Approval of the Amendment to Interliant's Stock Option Plan." Each of these documents is enclosed with this Offering Circular. Proposal 2 was approved by Interliant's stockholders at our July 17, 2001 annual meeting of stockholders.

   Except as described in this Offering Circular and the materials being distributed with it, there are no contracts, arrangements, understandings or relationships in connection with the exchange offer between Interliant or any of its directors or executive officers and any person with respect to the subordinated notes or the senior notes and shares of our common stock to be issued in the exchange offer.

   Description of other indebtedness. For additional information concerning Interliant's outstanding indebtedness, see the unaudited consolidated financial statements of Interliant and related notes set forth in Interliant's Second Quarter 2001 Quarterly Report on Form 10-Q and the audited consolidated financial statements of Interliant and related notes set forth in Interliant's 2000 Annual Report on Form 10-K. Copies of Interliant's Second Quarter 2001 Quarterly Report on Form 10-Q and 2000 Annual Report on Form 10-K, as amended, are enclosed with this Offering Circular.

                               LEGAL PROCEEDINGS

   Interliant Consulting and Professional Services, Inc., a wholly-owned subsidiary of the Company, is in default under a real property lease agreement it has with Cummings Properties LLC. The property is located at 12 Gill Street, Woburn, Massachusetts, and is used as an office space for the subsidiary's operations. The rent under this agreement is approximately $189,000 per month. The landlord has commenced summary proceedings for possession and acceleration of rent payments for the balance of the term of the agreement, totaling approximately $10 million.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   Copies of the following documents previously filed with the SEC are being provided herewith:

      1. Interliant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001;

      2. Interliant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended;

      3. Interliant's Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000;

      4. Interliant's Proxy Statement on Schedule 14A relating to the 2001 annual meeting of stockholders of Interliant; and

      5. Interliant's 2001 Current Reports on Form 8-K filed as of the date of this Offering Circular.

   Any statement contained in these documents shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular.

                             CAUTIONARY STATEMENTS

   Certain statements in this Offering Circular may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act"), and in releases made by the SEC. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Interliant to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the word "estimate," "project," "intend," "expect," "believe," "may," "well," "should," "seeks," "plans," "scheduled to," "anticipates," or "intends," or the negative of these terms or other variations of these terms or comparable language, or by discussions of strategy or intentions, when used in connection with Interliant, including its management. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. These cautionary statements are being made pursuant to the Act, with the intention of obtaining the benefits of the "safe harbor" provisions of the Act. Interliant cautions investors that any forward-looking statements made by Interliant are not guarantees of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements with respect to Interliant include, but are not limited to, the risks and uncertainties affecting our business described in the section of this Offering Circular captioned "Risk Factors," as well as elsewhere in this Offering Circular.

                      WHERE YOU CAN FIND MORE INFORMATION

   Interliant is subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, Interliant files annual, quarterly and current reports, proxy statements and other information with the SEC. Interliant also furnishes to its stockholders annual reports, which include financial statements audited by its independent certified public accountants, and other reports which the law requires us to send to its stockholders. The public may read and copy any reports, proxy statements, or other information that Interliant files at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Interliant's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

   Interliant's common stock is listed on the Nasdaq National Market. You can inspect and copy reports, proxy statements and other information about Interliant at Nasdaq's offices at Nasdaq Issuer Services, 1735 K Street, N.W., Washington D.C. 20006.

   We have appointed Mellon Investor Services LLC as the Information Agent for the exchange offer. All inquiries relating to this Offering Circular and the transactions contemplated hereby should be directed to the information agent at the telephone numbers and address set forth below.

                    The Information Agent for the Offer is:
                         Mellon Investor Services LLC
                          44 Wall Street, 7/th/ Floor
                           New York, New York 10005
                            Toll Free: 888-253-1393

   We have appointed The Chase Manhattan Bank as the exchange agent for the exchange offer. All completed letters of transmittal and agent's messages should be directed to the exchange agent at one of the addresses set forth below. All questions regarding the procedures for tendering in the exchange offer and requests for assistance in tendering your subordinated notes should also be directed to the exchange agent at one of the following telephone numbers and addresses:

             Delivery To: The Chase Manhattan Bank, Exchange Agent

By Regular or Certified Mail:             By Facsimile:              By Overnight Courier or Hand:
  The Chase Manhattan Bank    (Eligible Guarantor Institutions Only)   The Chase Manhattan Bank
   Money Market Operations                (212) 638-7380                Money Market Operations
  55 Water Street, Room 234         To Confirm by Telephone or         55 Water Street, Room 234
       North Building                 for Information Call:                 North Building
  New York, New York 10041                (212) 638-0459               New York, New York 10041
   Attention: Victor Matis                                              Attention: Victor Matis

   DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE.

   Requests for additional copies of this Offering Circular, the enclosed Letter of Transmittal, the enclosed Notice of Guaranteed Delivery, or for additional copies of the enclosed Interliant's Second Quarter 2001 Quarterly Report on Form 10-Q, Interliant's 2000 Annual Report on Form 10-K, as amended, Interliant's 2001 Current Reports on Form 8-K and Interliant's 2001 Annual Meeting Proxy Statement, may be directed to either the Exchange Agent or the Information Agent at the respective telephone numbers and addresses listed above.